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As filed with the Securities and Exchange Commission on May 19, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LEVEL 3 COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1221, 4813, 7372 (Primary Standard Industrial Classification Code Number)	47-0210602 (I.R.S. Employer Identification Number)
1025 Eldorado Boulevard, Broomfield, Colorado 80021 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Thomas C. Stortz, Esq.
Executive Vice President and Chief Legal Officer
1025 Eldorado Boulevard
Broomfield, Colorado 80021
(720) 888-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:
John S. D'Alimonte David K. Boston Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000	Russell W. Parks, Jr. Akin Gump Strauss Hauer & Feld LLP Robert S. Strauss Building 1333 New Hampshire Avenue, N.W. Washington, DC 20036 (202) 887-4000

        Approximate date of commencement of proposed sale of the securities to the public:    With respect to the common stock of Level 3 Communications, Inc. to be issued in the merger as described herein, as soon as practicable following the effectiveness of this Registration Statement and the consummation of the merger. With respect to the common stock of Level 3 Communications, Inc. to be offered for resale by the affiliates of TelCove, Inc. named as selling stockholders herein, from time to time following the effectiveness of this Registration Statement and the consummation of the merger.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.01 per share	N/A(1)	N/A	$0(2)	$0

Common Stock, par value $.01 per share	125,760,399(3)	N/A	N/A	N/A(4)

(1)
Omitted in reliance on Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. Since there is no market for TelCove's securities, the proposed maximum aggregate offering price is based upon (i) $346,992,000, the book value of the TelCove securities as of March 31, 2006 to be cancelled in the merger, less (ii) $445,000,000, the cash consideration payable by Level 3 to holders of TelCove securities, pursuant to Rule 457(f)(3) under the Securities Act of 1933, as amended.

(3)
Represents the proposed maximum number of shares of Level 3 common stock being registered for resale by affiliates of TelCove named as selling stockholders herein, all of which are issuable in exchange for their TelCove securities in connection with the merger.

(4)
No filing fee is required with respect to the resale of these shares pursuant to Rule 457(f)(5)under the Securities Act of 1933, as amended.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this information statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This information statement/prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated May 19, 2006

INFORMATION STATEMENT/PROSPECTUS

        The board of directors of TelCove, Inc. has approved a merger agreement that would result in TelCove merging into a wholly-owned subsidiary of Level 3 Communications, Inc. The aggregate consideration payable by Level 3 is $1.082 billion, consisting of $445 million in cash and $637 million in shares of Level 3 common stock, as adjusted. Such consideration includes the consideration payable to holders of TelCove warrants outstanding at the effective time of the merger. TelCove warrant holders will receive consideration equal to the amount such holders would have received if they had effected a cashless exercise of their warrants immediately prior to the effective time of the merger. In addition, by acquiring TelCove, Level 3 will in effect assume approximately $155.5 million of TelCove's debt obligations. The number of shares of Level 3 common stock issuable in the merger will be increased to the extent that holders of TelCove warrants exercise for cash their warrants to purchase TelCove common stock prior to the effective time of the merger. All warrants outstanding at the effective time will be cancelled.

        The number of shares of Level 3 common stock to be delivered to the securityholders of TelCove in the merger will be determined by dividing $637 million by the average of the volume weighted sales prices per share of Level 3 common stock as reported by the Nasdaq Stock Market for the ten trading-day period ending on the trading day immediately preceding the third trading day prior to the closing of the transaction. However, the number of shares of Level 3 common stock to be issued will in no event be more than approximately 165,885,000 shares nor less than approximately 110,590,000 shares, subject to adjustment as set forth below.

        In addition, the number of shares of Level 3 common stock issuable in the merger will be increased to the extent that holders of TelCove warrants exercise for cash their rights to purchase TelCove common stock prior to the effective time of the merger. In such event, the number of shares of Level 3 common stock issuable in the merger will be increased by the quotient of the aggregate amount of cash received by TelCove with respect to the exercise of TelCove warrants prior to the effective time divided by the average of the volume weighted sales prices per share of Level 3 common stock as reported by the Nasdaq Stock Market for the ten trading-day period ending on the trading day immediately preceding the third trading day prior to the closing of the transaction.

        The exact amount of shares of Level 3 common stock to be delivered in the merger is not determinable at this time, since the price used to calculate the number of shares of Level 3 common stock to be delivered pursuant to the merger agreement is not yet known.

        Since stockholders of TelCove owning a majority of the outstanding TelCove common stock have signed a written stockholders' consent adopting and approving the merger agreement and the proposed merger, no vote is required on the part of TelCove stockholders.

        We are not asking you for a proxy and you are requested not to send us a proxy.

        Please see "Risk Factors" beginning on page 17 for a discussion of matters relating to holding Level 3 common stock.

        Level 3 common stock is quoted on the Nasdaq National Market under the symbol "LVLT". On [            ], 2006, the last trading date prior to the printing of this information statement/prospectus, the last reported sale price per share of Level 3 common stock on the Nasdaq National Market was $[            ].

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock to be issued by Level 3 under this information statement/prospectus or passed on the adequacy or accuracy of this information statement/prospectus. Any representation to the contrary is a criminal offense.

        The date of this information statement/prospectus is [            ], 2006 and it is being first mailed to TelCove securityholders on or about [            ], 2006.

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
Information About the Parties
What TelCove Stockholders Will Receive in the Merger
Opinion of the Financial Advisor to the TelCove Board of Directors
Treatment of TelCove Warrants
Comparative Market Price Information
Regulatory Approvals
Interests of Directors and Executive Officers
Material United States Federal Income Tax Consequences
Accounting Treatment of the Merger
Selected Historical Financial Information of Level 3
Pro Forma Information of Level 3
Summary Historical Financial Information of TelCove
Certain Historical Per Share Data
Comparative Market Values of TelCove and Level 3 Securities
RISK FACTORS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
THE MERGER
Structure of the Merger
Total Merger Consideration
Cancellation of Certain TelCove Capital Stock; Treatment of Level 3 Sub Membership Interests
Fractional Shares
Adjustment of Merger Shares
TelCove Warrants
Exchange of Certificates
Background to the Merger
TelCove's Reasons for the Merger
Opinion of the Financial Advisor to the TelCove Board of Directors
Level 3's Reasons for the Merger
Material United States Federal Income Tax Consequences
Appraisal Rights That May be Available in Connection with the Merger
Regulatory Approvals Required for the Merger
Accounting Treatment of the Merger
Resale of Level 3 Common Stock
RELATIONSHIPS WITH TELCOVE
INTERESTS OF CERTAIN PERSONS IN THE MERGER
Executive Officer Employment Arrangements
Indemnification; Directors' and Officers' Insurance
Ownership of TelCove Capital Stock by Directors and Executive Officers of TelCove
Ownership of TelCove Warrants by Directors and Executive Officers of TelCove
THE MERGER AGREEMENT
General Terms of the Merger Agreement
Treatment of Securities in the Merger
Exchange of Certificates
Representations and Warranties

Covenants
Indemnification of TelCove Officers and Directors
Conditions to Closing the Merger
Termination of the Merger Agreement
Amendments and Waivers
Fees and Expenses
DESCRIPTION OF LEVEL 3 CAPITAL STOCK
Common Stock
Preferred Stock
Anti-Takeover Effects
Transfer Agent
Listing
COMPARISON OF STOCKHOLDER RIGHTS
INFORMATION CONCERNING LEVEL 3
INFORMATION CONCERNING TELCOVE
Business
TelCove's Management's Discussion and Analysis of Financial Condition and Results of Operations
Market Price of and Dividends on TelCove's Common Equity and Related Stockholder Matters
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
MISCELLANEOUS
Annex A—Agreement and Plan of Merger
Annex B—Delaware Appraisal Rights Statute
Annex C—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

IMPORTANT

        This document, which is sometimes referred to as the information statement/prospectus, constitutes an information statement of TelCove and a prospectus of Level 3 for the shares of Level 3 common stock that Level 3 will issue to TelCove securityholders in the merger. As permitted under the rules of the U.S. Securities and Exchange Commission, or the SEC, this information statement/prospectus incorporates important business and financial information about Level 3 that is contained in documents filed with the SEC and that is not included in or delivered with this information statement/prospectus. You may obtain copies of these documents, without charge, from the Internet website maintained by the SEC at www.sec.gov, as well as other sources. See "Where You Can Find More Information" beginning on page 83. You may also obtain copies of these documents, without charge, from Level 3 by writing or calling:

Senior Vice President, Investor Relations
Level 3 Communications, Inc.
1025 Eldorado Boulevard
Broomfield, CO 80021
720-888-1000

        In order to obtain delivery of these documents prior to completion of the merger, you should request such documents no later than [    ], 2006.

        Except as otherwise specifically noted, references to "us," "we" or "our" refer to both Level 3 and TelCove.

        In "Questions and Answers About the Merger" below and in the "Summary" beginning on page 4, we highlight selected information from this information statement/prospectus but we have not included all of the information that may be important to you. To better understand the merger agreement and the merger, and for a complete description of their legal terms, you should carefully read this entire information statement/prospectus, including the annexes, as well as the documents that Level 3 has incorporated by reference into this document. See "Where You Can Find More Information" on page 83.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
WHAT IS THE PROPOSED TRANSACTION?

A:
TelCove has reached an agreement with Level 3 pursuant to which Level 3 would acquire TelCove by merging TelCove with and into Eldorado Acquisition Three, LLC, a wholly owned subsidiary of Level 3, with Eldorado Acquisition Three, LLC continuing as the surviving entity. Securityholders of TelCove will receive an aggregate consideration of $1.082 billion, consisting of $445 million in cash and $637 million in shares of Level 3 common stock, as adjusted. Such consideration includes the consideration payable to holders of TelCove warrants outstanding at the effective time of the merger. TelCove warrant holders will receive consideration equal to the amount such holders would have received if they had effected a cashless exercise of their warrants immediately prior to the effective time of the merger. The number of shares of Level 3 common stock issuable in the merger will be increased to the extent that holders of TelCove warrants exercise for cash their warrants to purchase TelCove common stock prior to the effective time of the merger. All shares of TelCove common stock and warrants outstanding at the effective time will be cancelled. The merger agreement is included as Annex A to this information statement/prospectus. It is the legal document that governs the merger.

Q:
WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A:
Since its emergence from bankruptcy protection in April 2004, TelCove management and certain members of its board of directors had been approached about TelCove's interest in either selling or otherwise merging in a strategic transaction with various other telecommunications service providers. Conceptually, TelCove believed that it had a unique asset, which when combined with certain other telecommunications organizations, could accelerate its growth and stockholder value. In evaluating the proposed merger with Level 3, TelCove's board of directors considered a variety of factors, including financial and operating information relating to TelCove and Level 3. To review TelCove's reasons for the merger, please see "The Merger—TelCove's Reasons for the Merger" beginning on page 24.

  Level 3's acquisition of TelCove will further enhance and complement the implementation of Level 3's network strategy to provide end-to-end bandwidth services to its customers by interconnecting facilities within a given market with its national and international backbone network. The acquisition of TelCove will improve Level 3's metropolitan network position. Level 3 will gain both extensive metropolitan and regional network coverage which, when combined with Level 3's existing metropolitan and regional network facilities, positions Level 3 as one of the largest Competitive Local Exchange Carriers in the United States. In addition, Level 3 believes that the merger will provide Level 3 with the opportunity to market and sell its products and services to a new group of customers as well as the opportunity to provide its current customers with a range of new products and services. To review Level 3's reasons for the merger, please see "The Merger—Level 3's Reasons for the Merger" beginning on page 33.

Q:
DO I NEED TO APPROVE THE MERGER?

A:
No. Delaware law allows stockholders to act by written consent instead of holding a meeting. Stockholders of TelCove owning a majority of the outstanding TelCove common stock have signed a written consent adopting and approving the merger agreement and the proposed merger. Therefore, no vote is required on your part. We are not asking for a proxy, and you are requested not to send us a proxy.

Q:
DO I HAVE DISSENTER'S RIGHTS OR APPRAISAL RIGHTS?

A:
Generally, a holder of shares of a Delaware corporation's capital stock who does not vote for or consent to a merger and does not wish to accept the consideration provided for in the merger, is entitled under Delaware law to have its shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of those shares as determined by the court. However, TelCove's amended and restated certificate of incorporation provides that if holders of at least 50% of the issued and outstanding shares of TelCove common stock agree to sell, for cash or freely traded securities (or both), all shares of TelCove common stock then owned by such holders, then such Initiating Stockholders have the right to require all other holders of TelCove securities to sell all such securities owned by them upon the same terms and conditions as the Initiating Stockholders. Such a sale is referred to as the Drag-Along Sale. In a Drag-Along Sale structured as a merger, securityholders of TelCove are required to waive their appraisal rights. The Initiating Stockholders have elected to cause such a Drag-Along Sale and notice of such election has been provided to all securityholders of TelCove. Therefore all appraisal rights are required to be waived by all TelCove stockholders, consistent with the provisions of TelCove's amended and restated certificate of incorporation.

  To the extent that a TelCove stockholder wishes to attempt to exercise appraisal rights, despite the provisions contained in TelCove's amended and restated certificate of incorporation, the stockholder must, among other things: (1) notify TelCove of his or her intent to exercise appraisal rights and demand the appraisal of his or her shares in a timely manner and (2) not change his or her ownership of shares in TelCove through the time of the closing of the merger. TelCove stockholders should carefully read the detailed discussion of appraisal rights of holders of shares of TelCove capital stock under "The Merger—Appraisal Rights That May be Available in Connection with the Merger" beginning on page 38, as well as the full text of the requirements of Delaware law to exercise appraisal rights, which is attached as Annex B. If a TelCove stockholder attempts to assert appraisal rights in connection with the merger, TelCove will oppose that stockholder's right to exercise appraisal rights based upon the provisions in TelCove's amended and restated certificate of incorporation providing for such stockholder's waiver of appraisal rights.

Q:
WILL TELCOVE STOCKHOLDERS BE ABLE TO TRADE LEVEL 3 COMMON STOCK THAT THEY RECEIVE PURSUANT TO THE MERGER?

A:
Yes. The Level 3 common stock issued pursuant to the merger will be registered under the Securities Act and will be quoted on the Nasdaq National Market under the symbol "LVLT". All shares of Level 3 common stock that you receive in the merger will be freely transferable unless you are deemed an affiliate of TelCove prior to the merger or of Level 3 following the merger for purposes of the federal securities laws. Affiliates of TelCove may, however, be able to freely sell the shares they receive in the merger, subject to certain volume limitations under Rule 145 under the Securities Act, or pursuant to the registration statement on Form S-4 of which this information statement/prospectus is a part. Level 3 will make copies of this information statement/prospectus available to the affiliates who intend to resell the shares of Level 3 common stock received by them in the merger and has informed the selling stockholders of the need for delivery of a copy of this information statement/prospectus to each purchaser of the resale shares prior to or at the time of any sale of the resale shares offered hereby. The stock certificates for shares of Level 3 common stock issued to affiliates will bear appropriate affiliate stock legends referencing those restrictions on transfer. The stock legend on the affiliates' certificates will be removed by Level 3's stock transfer agent in connection with a resale of those shares made in accordance with the procedures described in "The Merger—Resale of Level 3 Common Stock" on page 40. For more information on TelCove stockholders' ability to trade Level 3 common stock received in the merger see "The Merger—Resale of Level 3 Common Stock" on page 41 and "Selling Stockholders" on page 77.

Q:
SHOULD I SEND MY STOCK CERTIFICATE TO TELCOVE NOW?

A:
No. After the merger is completed, you will receive written instructions and a letter of transmittal for exchanging your TelCove securities for shares of Level 3 common stock and cash. For more information see "The Merger Agreement—Exchange of Certificates" on page 21.

Q:
WHAT WILL HAPPEN TO MY TELCOVE WARRANTS IN THE MERGER?

A:
Warrants that are not exercised prior to the effective time of the merger will be terminated at such time and such warrants will be of no further force or effect. TelCove warrant holders will receive consideration equal to the amount such holders would have received if they had effected a cashless exercise of their warrants immediately prior to the effective time of the merger. See "The Merger—TelCove Warrants," on page 21.

Q:
WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

A:
The merger is expected to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. Under U.S. federal income tax laws, a holder of TelCove common stock generally will not recognize any gain or loss under U.S. federal income tax laws on the exchange of TelCove common stock for Level 3 common stock. A TelCove stockholder generally will recognize gain, but not loss, on the cash received in exchange for the holder's TelCove common stock. For a more detailed description of the tax consequences of the exchange of TelCove common stock in the merger, see "The Merger—Material United States Federal Income Tax Consequences" beginning on page 34.

Q:
WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:
Subject to the satisfaction of a number of conditions, we will complete the merger on the third business day following the later of (i) the day on which the conditions to closing set forth in the merger agreement are fulfilled or waived and (ii) the 20th business day from the date this document is first mailed to TelCove securityholders. We currently anticipate closing of the merger in Level 3's third fiscal quarter of 2006, which ends September 30, 2006.

Q:
WHERE CAN I FIND MORE INFORMATION ABOUT LEVEL 3 AND TELCOVE?

A:
More information about Level 3 is available from various sources described under "Where You Can Find More Information" on page 83 of this information statement/prospectus. Additional information about Level 3 may be obtained from its Internet website at www.level3.com, and additional information about TelCove may be obtained from its Internet website at www.telcove.com. Information on the Level 3 website and the TelCove website are not part of this information statement/prospectus.

Q:
WHOM SHOULD I CONTACT IF I HAVE ADDITIONAL QUESTIONS?

A:
If you have additional questions, please contact the Investor Relations Department at Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, CO 80021, telephone number (720) 888-1000.

Q:
ARE THERE RISKS ASSOCIATED WITH THE MERGER?

A:
Yes. You should read the section entitled "Risk Factors" beginning on page 17.

SUMMARY

        The following summary highlights selected information from this information statement/prospectus and may not contain all of the information that is important to you. To better understand the merger, you should carefully read this entire document and the other documents to which this document refers you. See "Where You Can Find More Information" on page 83.

Information About the Parties

  Level 3 Communications, Inc.
  Eldorado Acquisition Three, LLC
  1025 Eldorado Boulevard
  Broomfield, CO 80021
  (720) 888-1000

        Level 3 Communications, Inc., through its operating subsidiaries, engages primarily in the communications and information services businesses. Level 3 is a facilities based provider (that is, a provider that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services) of a broad range of integrated communications services. Level 3 has created, generally by constructing its own assets, but also through a combination of purchasing and leasing other companies and facilities, its communications network. Level 3's network is an advanced, international, facilities based communications network. Level 3 designed its network to provide communications services, which employ and take advantage of rapidly improving underlying optical and Internet Protocol technologies. In connection with its belief that communications services are direct substitutes for existing modes of information distribution, and for other strategic and tactical reasons, during 2002, Level 3 entered the businesses of direct marketing of computer software and computer software license management. Today, this business is conducted by its subsidiary Software Spectrum.

        Level 3 is seeking to capitalize on the opportunities presented by significant and rapid advancements in optical and Internet Protocol technologies. Key elements of its strategy include:

  •
  Offer a Comprehensive Range of Communications Services to Bandwidth Intensive Users. Level 3 provides a comprehensive range of communications services designed to meet the needs of the top global bandwidth customers, that is, customers that are of higher credit quality and have existing demand for the services that Level 3 sells.

  •
  Target Top Global Bandwidth Customers. Level 3's primary communications services distribution strategy is to utilize a direct sales force focused on high bandwidth usage businesses.

  •
  Provide Low Cost Backbone Services Through An Upgradeable Backbone Network. Level 3's intercity and metropolitan networks have been designed to provide high quality communications services at a lower cost.

  •
  Pursue Acquisition Opportunities. Level 3 from time to time evaluates possible acquisition opportunities, primarily opportunities in the communications industry.

  •
  Develop Advanced Operational Processes and Business Support Systems. Level 3 has developed and continues to develop substantial and scalable operational processes and business support systems specifically designed to enable it to offer services efficiently to its targeted customers.

  •
  Attract and Motivate High Quality Employees. Level 3 has developed programs designed to attract and retain employees with the technical and business skills necessary for its business.

        Level 3's principal executive offices are located at 1025 Eldorado Boulevard, Broomfield, Colorado 80021 and its telephone number is (720) 888-1000. Level 3 files annual, quarterly and current reports, proxy statements and other information with the SEC. Level 3's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov or Level 3's website at

http://www.level3.com. You may also read and copy any document Level 3 files at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

        Eldorado Acquisition Three, LLC, a Delaware limited liability company, is a wholly-owned subsidiary of Level 3 and was formed for the sole purpose of effecting the merger with TelCove. In the merger, TelCove will merge with and into Eldorado Acquisition Three, LLC. The separate legal existence of TelCove will terminate upon the effectiveness of the merger and Eldorado Acquisition Three, LLC will continue as the surviving entity. We refer to this wholly-owned subsidiary of Level 3 in this information statement/prospectus as Level 3 Sub.

  TelCove, Inc.
  121 Champion Way
  Canonsburg, PA 15317
  (724) 743-9407

        TelCove is a provider of business critical telecommunications services that offers enterprise companies and carriers Internet, Data, and Voice solutions via its metropolitan and intercity fiber optic network to 70 markets throughout the eastern half of the United States. TelCove's interconnected and fully redundant SONET-based network consists of approximately 22,000 route miles of local and long haul fiber, providing its approximately 14,000 customers with the infrastructure to transport their vital communications. TelCove's design model is to connect customers directly "on net," building a resilient fiber ring from its metropolitan fiber network to each customer premises. TelCove builds, operates, and owns its fiber optic network, rather than being a provider who leases network facilities and re-sells services. TelCove has direct connectivity to approximately 3,700 on-net buildings.

        TelCove, Inc. is a privately-held Delaware corporation with its principal executive offices located at 121 Champion Way, Canonsburg, PA 15317 and its telephone number is (724) 743-9407. TelCove's Internet website address is www.telcove.com. Information on the TelCove website is not part of this information statement/prospectus. TelCove was founded in October 1991 as Hyperion Telecommunications, Inc. and changed its name to Adelphia Business Solutions, Inc. in October 1999. A former subsidiary of Adelphia Communications, Inc., Adelphia Business Solutions and certain of its subsidiaries filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in March and June 2002. Adelphia Business Solutions successfully confirmed its plan of reorganization in December 2003, which resulted in the company emerging from bankruptcy privately-held in April 2004. Upon emergence, the company officially changed its name to TelCove, Inc.

What TelCove Stockholders Will Receive in the Merger (see page 20)

        The aggregate consideration payable by Level 3 is $1.082 billion, consisting of $445 million in cash and $637 million in shares of Level 3 common stock, as adjusted. Such consideration includes the consideration payable to holders of TelCove warrants outstanding at the effective time of the merger.

        The number of shares of Level 3 common stock to be delivered to the securityholders of TelCove in the merger will be determined by dividing $637 million by the average of the volume weighted sales prices per share of Level 3 common stock as reported by the Nasdaq Stock Market for the ten trading-day period ending on the trading day immediately preceding the third trading day prior to the closing of the transaction. However, in no event will the Level 3 stock price used in determining the number of shares of Level 3 common stock issuable in the merger be less than $3.84 or more than $5.76.

        All shares of TelCove common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled at the effective time and each share of TelCove common stock will be converted into the right to receive (a) that number of Level 3 common stock equal to the quotient of the aggregate number of Level 3 shares to be issued in the merger (as set forth in the immediately preceding paragraph) divided by the number of fully-diluted shares of TelCove common stock outstanding immediately prior to the effective time and (b) an amount in cash equal to the quotient of $445 million divided by the number of fully-diluted shares of TelCove common stock outstanding immediately prior to the effective time of the merger.

        The number of fully-diluted shares of TelCove common stock outstanding immediately prior to the effective time of the merger assumes the cashless exercise immediately prior to the effective time of the merger of all then outstanding TelCove warrants.

        In addition, the number of shares of Level 3 common stock issuable in the merger will be increased to the extent that holders of TelCove warrants exercise for cash their rights to purchase TelCove common stock prior to the effective time of the merger. In such event, the number of shares of Level 3 common stock issuable in the merger will be increased by the quotient of the aggregate amount of cash received by TelCove with respect to the exercise of TelCove warrants prior to the effective time divided by the average of the volume weighted sales prices per share of Level 3 common stock as reported by the Nasdaq Stock Market for the ten trading-day period ending on the trading day immediately preceding the third trading day prior to the closing of the transaction.

        The exact amount of shares of Level 3 common stock to be delivered in the merger is not determinable at this time, since the price used to calculate the number of shares of Level 3 common stock to be delivered pursuant to the merger agreement is not yet known.

        Assuming that no TelCove warrants are exercised for TelCove common stock during the period from the date of this information statement/prospectus to the effective time of the merger, the following table sets forth the amount of cash and Level 3 common stock that will be payable with respect to each share of TelCove common stock, as determined on a fully diluted basis, at various volume weighted sales prices per share of Level 3 common stock for the ten trading-day period ending on the trading day immediately preceding the third trading day prior to the closing of the merger from $3.84 to $5.76:

	Level 3 Common Stock Price
	At or below $3.84	$4.00	$4.50	$5.00	$5.50	At or above $5.76
Cash	$44.59	$44.59	$44.59	$44.59	$44.59	$44.59
Shares of Level 3 Common Stock	16.62	15.96	14.18	12.77	11.60	11.08

Opinion of the Financial Advisor to the TelCove Board of Directors (see page 26)

        TelCove's board of directors has received a written opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc., or Houlihan Lokey Financial Advisors, that, as of the date of the opinion, and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the aggregate merger consideration to be received by the holders of TelCove capital stock and TelCove warrants, other than affiliated holders of TelCove capital stock and TelCove warrants, in the merger is fair, from a financial point of view, to such holders. The full text of Houlihan Lokey Financial Advisors' written opinion dated April 30, 2006 is attached to this information statement/prospectus as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The opinion is directed to TelCove's board of directors and does not constitute a recommendation by Houlihan Lokey Financial Advisors to any holder of TelCove securities as to any matter relating to the merger.

Treatment of TelCove Warrants (see page 21)

        Holders of TelCove warrants may elect to exercise their warrants until [            ] New York City Time on the date the merger is consummated in accordance with the terms of the applicable warrant agreement governing such warrants.

        At the effective time of the merger, each outstanding TelCove warrant by virtue of the merger will be cancelled and each holder of TelCove warrants will receive consideration equal to the amount such holder would have received if such holder had effected a cashless exercise of its warrants immediately prior to the effective time of the merger and the shares of TelCove common stock issued upon such cashless exercise were converted in the merger as described above under "What TelCove Stockholders Will Receive in the Merger" on page 5.

Comparative Market Price Information (page 16)

        Shares of Level 3 common stock are quoted on the Nasdaq National Market under the symbol "LVLT". On April 28, 2006, the last trading day prior to the announcement of the merger, the last reported sale price of Level 3 common stock on the Nasdaq National Market was $5.40. On [            ], 2006, the most recent practicable date prior to the printing of this information statement/prospectus, the last reported sale price of Level 3 common stock on the Nasdaq National Market was $[    ]. We urge you to obtain current quotations.

        There is no established public trading market for TelCove's common stock.

Regulatory Approvals (see page 40)

        Consummation of the merger is contingent upon the receipt of approvals from the Federal Communications Commission, or FCC, as well as notification to and/or approval by various state Public Utility Commissions or PUCs. In addition, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, and the rules promulgated thereunder by the U.S. Federal Trade Commission, or FTC, the merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice or the Antitrust Division and specified waiting period requirements have been satisfied. Level 3 and TelCove filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on May 17, 2006. Level 3 intends to make all required filings under the Securities Act of 1933, as amended, the Securities Act, and the Securities Exchange Act of 1934, as amended, the Exchange Act, relating to the merger.

Interests of Directors and Executive Officers (see page 42)

        As of March 20, 2006, directors and executive officers of Level 3 beneficially owned in the aggregate 55,415,546 shares of Level 3 common stock, which represented approximately 6.5% of the aggregate shares of Level 3 common stock outstanding at such time. As of April 30, 2006, directors and executive officers of TelCove beneficially owned in the aggregate 4,188,259 shares of TelCove common stock, which represented approximately 48.95% of the aggregate shares of TelCove common stock outstanding at such time.

        The affirmative vote of holders of a majority of the issued and outstanding TelCove common stock is required to consummate the merger. On April 30, 2006, holders of 5,115,534 shares of TelCove common stock, which constituted a majority of the issued and outstanding common stock of TelCove, approved the merger. The vote of holders of Level 3 capital stock is not required to consummate the merger.

Material United States Federal Income Tax Consequences (see page 34)

        The consummation of the merger is conditioned upon the receipt by TelCove and Level 3 of opinions from their respective counsel that the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the U.S. Internal Revenue Code. These opinions will be subject to certain assumptions, limitations and qualifications, and will be based upon the accuracy of certain factual representations of TelCove and Level 3. Furthermore, these opinions will be based upon currently existing provisions of the U.S. Internal Revenue Code, existing Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. In the event tax counsel were unable to deliver the tax opinions, the merger would not be consummated unless the conditions requiring the delivery of the tax opinions were waived.

        Assuming the merger qualifies as a "reorganization" under U.S. federal income tax laws, a holder of TelCove common stock generally will not recognize any gain or loss under U.S. federal income tax laws on the exchange of TelCove common shares for Level 3 shares. A TelCove stockholder generally will recognize gain, but not loss, on the cash received in exchange for the holder's TelCove common stock.

        Tax matters are very complicated. The tax consequences of the merger to you will depend on your own situation. We urge you to consult your own tax advisor for a full understanding of the U.S. federal, state, local and foreign tax consequences of the merger to you.

Accounting Treatment of the Merger (see page 41)

        The merger will be accounted for under the purchase method of accounting in accordance with United States generally accepted accounting principles.

Selected Historical Financial Information of Level 3

        The Selected Financial Data of Level 3 Communications, Inc. and its subsidiaries appears below. The selected financial data should be read in conjunction with Level 3's consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in its annual report on Form 10-K for the year ended December 31, 2005 and its quarterly report on Form 10-Q for the period ended March 31, 2006.

	Three Months Ended March 31,		Year Ended(1)
	2006	2005	2005	2004	2003	2002	2001
	(dollars in millions, except per share amounts)
Results of Operations:
Revenue	$1,267	$993	$3,613	$3,637	$3,947	$3,015	$1,410
Net loss from continuing operations(2)	(168)	(77)	(687)	(458)	(704)	(854)	(4,351)
Net loss(3)	(168)	(77)	(638)	(458)	(711)	(858)	(4,978)
Per Common Share:
Net loss from continuing operations(2)	(0.20)	(0.11)	(0.98)	(0.67)	(1.25)	(2.10)	(11.64)
Net loss(3)	(0.20)	(0.11)	(0.91)	(0.67)	(1.26)	(2.11)	(13.32)
Dividends(4)	—	—	—	—	—	—	—
Financial Position:
Total assets	8,284	7,099	8,277	7,544	8,302	8,972	9,325
Current portion of long-term debt(5)	1	118	—	143	124	4	5
Long-term debt, less current portion(5)	6,357	5,073	6,023	5,067	5,249	6,102	6,209
Stockholders' equity (deficit)(6)	(546)	(237)	(476)	(157)	181	(240)	(65)

(1)
The operating results of Level 3's (i)Structure, LLC computer outsourcing services business sold in 2005, the Midwest Fiber Optic Network business acquired from Genuity, Inc. in 2003 and sold in

  2003, Level 3's Asian communications operations, which Level 3 agreed to sell in 2001, as well as Software Spectrum's contact service business obtained in the Software Spectrum acquisition in 2002 and sold in 2003 are included in discontinued operations for all periods presented for which Level 3 owned each business.

  Level 3 purchased software resellers CorpSoft, Inc. and Software Spectrum, Inc. in March and June of 2002, respectively. Level 3 recorded approximately $1.8 billion of revenue attributable to these two businesses in 2002.

  Level 3 purchased substantially all of the assets and operations of Genuity, Inc. in February 2003. Level 3 also purchased Telverse Communications, Inc. in July 2003.

  Level 3 acquired the managed modem businesses of ICG and Sprint on April 1, 2004 and October 1, 2004, respectively.

  Level 3 purchased WilTel Communications Group, LLC on December 23, 2005, and recorded approximately $38 million of revenue attributable to this business in 2005.

(2)
In 2001, Level 3 recorded a $3.2 billion impairment charge to reflect the reduction in the carrying amount of certain of its communications assets in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". Also in 2001, Level 3 recognized a gain of $1.1 billion as a result of the early extinguishment of long-term debt.

  In 2002, Level 3 recognized approximately $181 million of impairment and restructuring charges, a gain of approximately $191 million from the sale of Commonwealth Telephone Enterprises, Inc. common stock, $88 million of induced conversion expenses attributable to the exchange of Level 3's convertible debt securities, $120 million of federal tax benefits due to legislation enacted in 2002 and a gain of $255 million as a result of the early extinguishment of long-term debt.

  In 2003, Level 3 recognized approximately $346 million of termination and settlement revenue, $45 million of impairment and restructuring charges, a gain of approximately $70 million from the sale of "91 Express Lanes" toll road assets and $200 million of induced conversion expenses attributable to the exchange of Level 3's convertible debt securities, and recognized a gain of $41 million as a result of the early extinguishment of long-term debt.

  In 2004, Level 3 recognized a gain of $197 million as a result of the early extinguishments of certain long-term debt and $113 million of termination revenue.

  In 2005, Level 3 recognized $133 million of termination revenue and approximately $23 million of impairment and restructuring charges.

(3)
In 2001, Level 3 agreed to sell its Asian telecommunications business to Reach Ltd. and recorded an impairment charge of $516 million related to its discontinued Asian operations. Losses attributable to the Asian operations were $89 million for fiscal 2001.

  In 2005, Level 3 sold (i)Structure, LLC and recognized a gain on the sale of $49 million. For fiscal years 2005 and 2004, (i)Structure revenues approximated costs. Losses attributable to the operations of (i)Structure for fiscal years 2003, 2002 and 2001 were $17 million, $6 million and $22 million, respectively.

(4)
Level 3's current dividend policy, in effect since April 1998, is to retain future earnings for use in Level 3's business. As a result, management does not anticipate paying any cash dividends on shares of common stock for the foreseeable future. In addition, Level 3 is effectively restricted under certain covenants from paying cash dividends on shares of its common stock.

(5)
In 2001, Level 3 negotiated an increase in the total amount available under its senior secured credit facility to $1.775 billion and borrowed $650 million under the facility. Also in 2001, a subsidiary of Level 3 repurchased, using cash and common stock, approximately $1.9 billion face amount of Level 3's long-term debt and recognized a gain of approximately $1.1 billion as a result of the early extinguishment of debt.

  In 2002, Level 3 received net proceeds of $488 million from the issuance of $500 million of 9% Junior Convertible Subordinated Notes due 2012. Also in 2002, Level 3 repurchased, using cash and common stock, approximately $705 million face amount of its long-term debt and recognized a gain of approximately $255 million as a result of the early extinguishment of debt.

  In 2003, Level 3 received net proceeds of $848 million from the issuance of $374 million of 2.875% Convertible Senior Notes due 2010 and the issuance of $500 million of 10.75% Senior Notes due 2011. Level 3 completed a debt exchange whereby Level 3 issued $295 million (face amount) of 9% Convertible Senior Discount Notes due 2013 and common stock in exchange for $352 million (book value) of long-term debt. In addition, Level 3 using cash on hand, restricted cash and the proceeds from the issuance of the 10.75% Senior Notes due 2011, repaid in full, the $1.125 billion purchase money indebtedness outstanding under its senior secured credit facility. Also in 2003, Level 3 repurchased, using common stock, approximately $1.007 billion face amount of its long-term debt and recognized a gain of approximately $41 million as a result of the early extinguishment of debt.

  In 2004, Level 3 received net proceeds of $987 million from the issuance of a $730 million senior secured term loan due 2011 and the issuance of $345 million of 5.25% Senior Convertible Notes due 2011. Level 3 used the net proceeds to repay portions of its 9.125% Senior Notes due 2008, 11% Senior Notes due 2008, 10.5% Senior Discount Notes due 2008 and 10.75% Senior Euro Notes due 2008. Level 3 repurchased portions of the outstanding notes at prices ranging from 83 percent to 89 percent of the repurchased face amount. The net gain on the early extinguishment of the debt, including transaction costs, realized foreign currency losses and unamortized debt issuance costs, was $50 million for these transactions. Also in 2004, Level 3 paid approximately $54 million and assumed obligations to extinguish a capital lease obligation and recognized a gain of $147 million on the transaction.

  In 2005, Level 3 received net proceeds of $877 million from the issuance of $880 million of 10% Convertible Senior Notes due 2011. Also in 2005, a wholly owned subsidiary of Level 3 received net proceeds of $66 million from the completion of a refinancing of the mortgage of Level 3's corporate headquarters. The subsidiary entered into a new mortgage loan of $70 million at an initial fixed rate of 6.86% through 2010.

  In March 2006, a wholly owned subsidiary of Level 3 received net proceeds of $379 million from the issuance of $150 million of Floating Rate Senior Notes due 2011 and $250 million of 12.25% Senior Notes due 2013. The wholly owned subsidiary also received $300 million in net proceeds from the issuance of an additional $300 million of 12.25% Senior Notes due 2013 in April 2006.

(6)
In 2001, Level 3 issued approximately 16 million shares of common stock, valued at approximately $72 million, in exchange for long-term-debt.

  In 2002, Level 3 issued approximately 47 million shares of common stock, valued at approximately $466 million, in exchange for long-term debt. Included in the value of common stock issued are induced conversion premiums of $88 million for convertible debt securities.

  In 2003, Level 3 issued approximately 216 million shares of common stock, valued at approximately $953 million, in exchange for long-term debt. Included in the value of common stock issued are induced conversion premiums of $200 million for convertible debt securities.

  In 2004, Level 3 realized $95 million of foreign currency losses on the repurchase of its Euro denominated debt. The unrealized foreign currency losses had been recorded in other comprehensive income within Stockholders' equity (deficit).

  In 2005, Level 3 issued 115 million shares of common stock, valued at approximately $313 million, as the stock portion of the purchase price paid to acquire WilTel.

Pro Forma Information of Level 3

        On December 23, 2005, Level 3 completed the acquisition of WilTel, pursuant to the purchase agreement, dated October 30, 2005, among Level 3 and its subsidiaries and Leucadia National Corporation and its subsidiary, Baldwin Enterprises, Inc. The following unaudited pro forma condensed statement of operations for the year ending December 31, 2005 supplements the pro forma financial information that was included in Level 3's Current Report of Form 8-K/A, which was filed with the SEC on March 3, 2006.

        On April 6, 2006, Level 3 completed the offering of $300 million of 12.25% Senior Notes due 2013. The following unaudited pro forma financial statements as of and for the three months ending March 31, 2006, reflect this transaction, as well as an adjustment to reflect a full quarter of interest expense attributable to the $150 million of Floating Rate Senior Notes due 2011 and $250 million of 12.25% Senior Notes due 2013 which were issued on March 14, 2006.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the year ended December 31, 2005
(dollars in millions, except per share data)

	Historical Level 3(a)	Historical WilTel(b)	Inter company Adjustments(c)	WilTel Adjustments		Debt Offerings		Pro Forma Level 3
Revenue	$3,613	$1,959	$(5)	$(243	)(d)			$5,324
Cost of revenue	2,233	1,204	(5)					3,432
Depreciation and amortization	657	159		(159 107	)(c) (f)			764
Selling, general and administrative	912	278		(17	)(g)			1,177
				4	(h)
Restructuring and impairment charges	23	42		(42	)(i)			23

Total costs and expenses	3,825	1,683	(5)	(107)		—		5,396

Operating income (loss)	(212)	276	—	(136)		—		(72)
Other income (expense):
Interest income	35	9		(7	)(j)			37
Interest expense	(530)	(34)		34	(k)	(51 (37	)(l) )(m)	(618)
Other net	28	1						29

Total other income (expense)	(467)	(24)		27		(88)		(552)

Income (loss) from continuing operations before income tax	(679)	252	—	(109)		(88)		(624)
Income tax expense	(8)							(8)

Net income (loss) from continuing operations	$(687)	$252	$—	$(109)		$(88)		$(632)

Weighted average shares outstanding (in 000's)	699,589			112,133				811,722
EPS: Net loss from continuing operations	$(0.98)							$(0.78)

Adjustments:

(a)
Represents the historical 2005 statement of operations of Level 3 Communications, Inc. and consolidated subsidiaries.

(b)
Represents 2005 results of operations of WilTel Communications Group, LLC and consolidated subsidiaries through the acquisition date of December 23, 2005. Certain reclassifications have been made relative to WilTel's historical financial statements in order to present them on a basis consistent with Level 3.

(c)
Eliminates the historical intercompany transactions between Level 3 and WilTel.

(d)
Removes income attributable to the June 2005 Termination, Mutual Release and Settlement Agreement among Leucadia, WilTel and SBC. This income was retained by Leucadia in the transaction.

(e)
This entry removes the historical depreciation and amortization expense attributable to WilTel.

(f)
This entry records depreciation and amortization expense for tangible and intangible assets obtained in the transaction based on preliminary purchase price allocation.

(g)
This entry removes the historical selling, general and administrative expenses attributable to the assets and liabilities not included in the transaction.

(h)
Records rent expense attributable to the leased Tulsa corporate facility. Level 3 is leasing space in the Tulsa corporate facility from Leucadia subsequent to the closing of the transaction.

(i)
Removes impairment charge attributable to the Tulsa corporate facility. This facility was retained by Leucadia in the transaction.

(j)
Removes interest income attributable to the cash, cash equivalents and marketable securities retained by Leucadia.

(k)
Removes interest expense on the historical debt not assumed in the transaction.

(l)
Records interest expense attributable to the $150 million of Floating Rate Senior Notes due 2011 and $250 million of outstanding 12.25% Senior Notes due 2013 issued on March 14, 2006.

(m)
Records interest expense attributable to the $300 million of outstanding 12.25% Senior Notes due 2013 issued on April 6, 2006.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Statement of Operations
For the three months ended March 31, 2006
(dollars in millions, except per share data)

	Historical Level 3(a)	Debt Offerings		Pro Forma Level 3
Revenue	$1,267			$1,267
Cost of revenue	817			817
Depreciation and amortization	190			190
Selling, general and administrative	313			313
Restructuring and impairment charges	5	—		5

Total costs and expenses	1,325	—		1,325

Operating income (loss)	(58)	—		(58)
Other income (expense):
Interest income	9			9
Interest expense	(150)	(11 (9	)(b) )(c)	(170)
Other, net	31			31

Total other income (expense)	(110)	(20)		(130)

Loss from continuing operations before income tax	(168)	(20)		(188)
Income tax expense	—			—

Net loss from continuing operations	$(168)	$(20)		$(188)

Weighted average shares outstanding (in 000's)	821,918			821,918

EPS: Net loss from continuing operations	$(0.20)			$(0.23)

Adjustments:

(a)
Represents the historical statements of operations of Level 3 Communications, Inc. and consolidated subsidiaries.

(b)
Record incremental interest expense in order to reflect one full quarter of interest expense attributable to the offering of $150 million of Floating Rate Senior Notes and $250 million of 12.25% Senior Notes issued on March 14, 2006.

(c)
Record interest expense attributable to the offering of $300 million of 12.25% Senior Notes issued on April 6, 2006.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Balance Sheet at March 31, 2006
(dollars in millions)

	Historical Level 3(a)	Debt Offering	Pro Forma Level 3
Assets
Current assets:
Cash and cash equivalents	$580	$300	$880
Marketable securities	412		412
Restricted cash and securities	35		35
Receivables, net	717		717
Other	157	1	158

Total current assets	1,901	301	2,202
Property, plant and equipment, net	5,588		5,588
Restricted cash and securities	87		87
Goodwill and other intangibles, net	567		567
Other assets, net	141	5	146

Total assets	$8,284	$306	$8,590

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$622	$—	622
Current portion of long-term debt	1		1
Accrued payroll and employee benefits	67		67
Accrued interest	120		120
Deferred revenue	233		233
Other	145		145

Total current liabilities	1,188	—	1,188
Long-term debt, less current portion	6,357	306	6,663
Deferred revenue	734		734
Other liabilities	551		551
Stockholders' deficit:
Common stock	8		8
Additional paid-in-capital	7,851		7,851
Accumulated other comprehensive loss	(42)		(42)
Accumulated deficit	(8,363)		(8,363)

Total stockholders' deficit	(546)	—	(546)

Total liabilities and stockholders' deficit	$8,284	$306	$8,590

Balance Sheet Adjustments:

(a)
This column reflects the historical balance sheet of Level 3 Communications, Inc. and subsidiaries.

(b)
Reflects the offering of $300 million of 12.25% Senior Notes, the resulting net proceeds, and the current and noncurrent portions of the debt issuance costs. The offering premium of $6 million is reflected as an increase in long-term debt.

Summary Historical Financial Information of TelCove

        Summary Financial Data of TelCove, Inc. and its subsidiaries appears below. The financial data set forth below for the years ended December 31, 2005 and December 31, 2004 is drawn from audited financial statements of TelCove. The financial data set forth below for the period ended March 31, 2006 is drawn from unaudited financial statements of TelCove. These financial statements are not incorporated into this information statement/prospectus and should not be relied upon for purposes of this information statement/prospectus.

	Fiscal Period Ended
	March 31, 2006(3)	December 31, 2005(2)	December 31, 2004(1)
	(dollars in thousands, except per share amounts)
Results of Operations:
Revenue	$92,033	$312,396	$193,710
Net loss from continuing operations	(4,070)	(23,376)	(26,293)
Net loss	(4,070)	(23,376)	(26,293)
Per Common Share:
Net loss from continuing operations	(0.48)	(2.73)	(3.08)
Net loss	(0.48)	(2.73)	(3.08)
Dividends	—	—	—
Financial Position:
Total assets	540,825	547,654	459,216
Current portion of long-term debt	3,050	3,155	4,210
Long-term debt, less current portion	129,001	128,280	29,613
Stockholders' equity	300,292	303,843	325,342

(1)
December 31, 2004 represents financial information as of December 31, 2004 and for the nine months then ended. TelCove, f/k/a Adelphia Business Solutions, or ABS, emerged from Chapter 11 on April 7, 2004 and adopted fresh start accounting in accordance with the provisions of SOP 90-7 as of March 31, 2004. Accordingly, the predecessor ABS entity financial results have not been included in this Selected Financial Data table.

(2)
December 31, 2005 represents financial information as of December 31, 2005 and for the year then ended.

(3)
March 31, 2006 represents financial information as of March 31, 2006 and for the three month period then ended.

Certain Historical Per Share Data

        The following table presents the historical per share data of Level 3 and TelCove as of and for the year ended December 31, 2005 and as of and for the three months ended March 31, 2006, respectively.

	March 31, 2006	December 31, 2005
Earnings Per Share from Continuing Operations
Level 3 historical	$(0.20)	$(0.98)
TelCove historical	$(0.48)	$(2.73)
Book Value Per Share
Level 3 historical	$(0.65)	$(0.58)
TelCove historical	$35.10	$35.53

Comparative Market Values of TelCove and Level 3 Securities

        Level 3's common stock is quoted on the Nasdaq National Market under the symbol "LVLT". As of April 28, 2006, there were approximately 7,778 holders of record of Level 3's common stock. The table below sets forth, for the calendar quarters indicated, the high and low per share closing sale prices of Level 3 common stock as reported by the Nasdaq National Market.

Year Ended December 31, 2004	High	Low
First Quarter	$6.82	$3.75
Second Quarter	$4.23	$2.83
Third Quarter	$3.34	$2.50
Fourth Quarter	$3.93	$2.61
Year Ended December 31, 2005	High	Low
First Quarter	$3.34	$1.90
Second Quarter	$2.44	$1.62
Third Quarter	$2.35	$1.90
Fourth Quarter	$3.90	$2.06
Year Ending December 31, 2006	High		Low
First Quarter		$5.60		$2.73
Second Quarter (through [ ], 2006)	$		$

        On April 28, 2006, the last trading day prior to the announcement of the merger, the last reported sale price of Level 3 common stock on the Nasdaq National Market was $5.40. On [            ], 2006, the most recent practicable date prior to the printing of this information statement/prospectus, the last reported sale price of Level 3 common stock on the Nasdaq National Market was $[    ]. We urge you to obtain current stock price quotations for Level 3 common stock from a newspaper, the Internet or your broker.

        There is no established public trading market for TelCove's common stock.

RISK FACTORS

        As a result of the merger, TelCove's business will be subject to the following new or increased risks related to Level 3's other businesses and/or the structure of the merger. In addition to the risks described below, the combined companies will continue to be subject to the risks described in the documents that Level 3 has filed with the SEC that are incorporated by reference into this information statement/prospectus. If any of the risks described below or in the documents incorporated by reference into this information statement/prospectus actually occur, the business, financial condition, results of operations or cash flows of the combined companies could be materially adversely affected. The risks below should be considered along with the other information included or incorporated by reference into this information statement/prospectus.

The combined companies may not realize any benefits from the merger.

        Level 3 and TelCove entered into the merger agreement with the expectation that the merger will result in benefits to each company, as described in "The Merger" beginning on page 20. Achieving the benefits of the merger will depend in part on the successful integration of Level 3's and TelCove's operations and personnel in a timely and efficient manner. Integrating Level 3 and TelCove will be a complex and time-consuming process. Employees and management of Level 3 and TelCove have played a key role in creating and operating each company. The successful integration of these two companies will alter prior relationships and may affect productivity. In addition, the merger is likely to require significant time and attention of management of each company that would otherwise be focused on ongoing operations and could negatively affect the combined companies' ability to operate and to retain key employees after the merger. Level 3 cannot assure its stockholders that the operations of the combined companies can be successfully integrated or that any of the anticipated benefits of the merger will be realized, and the failure to do so could have a material adverse effect on Level 3's business and stock price.

If Level 3 and TelCove cannot quickly and efficiently make their technology, products and services operate together, many of the potential benefits of the merger may be either delayed or not be realized.

        Level 3 intends to make TelCove's technology, products and services operate together with its own technology, products and services. Level 3 cannot assure you that it will be able to do so quickly and effectively. In order to obtain the benefits of the merger, Level 3 must make TelCove's technology, products and services operate together with Level 3's technology, products and services. Level 3 may be required to spend additional time and money on operating compatibility, which would otherwise be spent on developing and selling its own products and services. If Level 3 does not integrate operations effectively or uses too many resources on integration issues, it could harm the combined companies' business, financial condition and results of operations.

The market price of Level 3 common stock may decline as a result of the merger.

        The market price of Level 3 common stock may decline as a result of the merger if the integration of Level 3 and TelCove is unsuccessful or takes longer than expected, the perceived benefits of the merger are not achieved as rapidly or to the extent anticipated by financial analysts or investors, or the effect of the merger on Level 3's financial results is not consistent with the expectations of financial analysts or investors.

The number of shares of Level 3 common stock that holders of TelCove capital stock will receive in the merger is subject to change and there is a cap on the number of shares of Level 3 common stock issuable in the merger.

        Assuming that no TelCove warrants are exercised for TelCove common stock during the period from the date of this information statement/prospectus to the effective time of the merger, the total number of shares of Level 3 common stock that Level 3 will issue in the merger will be determined by dividing $637 million (the portion of the purchase price payable in shares of Level 3 common stock) by the average of the volume weighted sales prices per share of Level 3 common stock as reported by the Nasdaq Stock Market for the ten trading-day period ending on the trading day immediately preceding the third trading day prior to the closing of the transaction. However, in no event will the Level 3 stock price used in determining the number of shares of Level 3 common stock issuable in the merger be less than $3.84 or more than $5.76. (see "The Merger—Summary of Calculation of Total Merger Consideration"). Within this range, the number of shares of Level 3 common stock to be issued in the merger is subject to fluctuation, in that as the average closing price of Level 3 common stock during the 10-trading-day period decreases, more shares of Level 3 common stock will be issued in the merger, and as the average closing price increases, fewer shares will be issued. Changes in the market price of Level 3 common stock during the three trading days prior to, and the day of, the closing will not affect the number of shares to be issued in the merger.

        If, at the effective time of the merger, the average closing price per share of the Level 3 common stock for the ten trading-day period ending on the trading day immediately preceding the third trading day prior to the closing of the transaction is less than $3.84, the total number of Level 3 shares to be issued in the merger will be capped at 165,885,000 shares. Thus, shares received may have a market value less than $637 million. Level 3 and TelCove encourage you to obtain current stock price quotations for Level 3 common stock from a newspaper, the Internet or your broker.

The merger may result in a loss of Level 3 or TelCove employees.

        Despite Level 3's efforts to retain quality employees, Level 3 might lose some of TelCove's or its own employees following the merger. TelCove employees may not want to work for a larger, publicly-traded company instead of a smaller, privately-held company or may not want to assume different duties, positions and compensation that Level 3 offers to the TelCove employees. TelCove's contribution to the combined company's future performance will depend in part on the continued service of key members of TelCove's personnel. Competitors may recruit employees prior to the merger and during integration, as is common in mergers of communications companies. As a result, employees of TelCove or Level 3 could leave with little or no prior notice. Level 3 cannot assure you that the combined companies will be able to attract, retain and integrate employees following the merger.

TelCove stockholders will have substantively different rights with respect to their stockholdings following the merger.

        Upon consummation of the merger, the TelCove stockholders, who presently hold stock in a private Delaware corporation, will become stockholders of Level 3, a public Delaware corporation. There are material differences between the rights of stockholders of private corporations and the rights of stockholders of public corporations. In addition, all holders of TelCove warrants will become holders of Level 3 common stock, and will lose many contractual rights that they had bargained for in connection with their investment in TelCove. See "Comparison of Stockholder Rights" beginning on page 58.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This information statement/prospectus contains or incorporates by reference forward-looking statements. Generally, these statements can be identified by the use of terms such as "estimate," "project," "plan," "intend," "expect," "believe," "anticipate," "should," "may," "will" and similar expressions. Forward-looking statements may include statements about:

  •
  Level 3's ability to integrate TelCove's local telecommunications operations into Level 3's local and nationwide telecommunications operations;

  •
  Level 3's ability to successfully implement the expansion of its metropolitan network strategy;

  •
  the expected completion date of the merger;

  •
  the merger's ability to provide TelCove stockholders with liquidity through the receipt of registered Level 3 common stock; and

  •
  our expectations with regards to business, operations and financial effects on the combined company.

        These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements, therefore, should be considered in light of all of the information included or referred to in this information statement/prospectus, including the cautionary information set forth under the heading "Risk Factors" beginning on page 17.

        We caution you not to place significant reliance on these forward-looking statements, which speak only as of the date of this information statement/prospectus or the date of the incorporated documents, as applicable, and we undertake no obligation to update or revise these statements.

THE MERGER

        The following discussion of the merger and the principal terms of the merger agreement is subject to, and qualified in its entirety by reference to the merger agreement, which is included as Annex A to this information statement/prospectus.

Structure of the Merger

        Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, TelCove will merge with and into Level 3 Sub. The separate legal existence of TelCove will terminate upon the effectiveness of the merger and Level 3 Sub will continue as the surviving entity. The name under which Level 3 Sub will conduct its business will be determined prior to the closing of the merger.

Total Merger Consideration

        The aggregate consideration payable by Level 3 is $1.082 billion, consisting of $445 million in cash and $637 million in shares of Level 3 common stock, as adjusted. Such consideration includes the consideration payable to holders of TelCove warrants outstanding at the effective time of the merger. In addition, by acquiring TelCove, Level 3 will in effect assume approximately $155.5 million of TelCove's debt obligations.

        The number of shares of Level 3 common stock to be delivered to the securityholders of TelCove in the merger will be determined by dividing $637 million by the average of the volume weighted sales prices per share of Level 3 common stock as reported by the Nasdaq Stock Market for the ten trading-day period ending on the trading day immediately preceding the third trading day prior to the closing of the transaction. However, in no event will the Level 3 stock price used in determining the number of shares of Level 3 common stock issuable in the merger be less than $3.84 or more than $5.76.

        All shares of TelCove common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled at the effective time and each share of TelCove common stock will be converted into the right to receive (a) that number of Level 3 common stock equal to the quotient of the aggregate number of Level 3 shares to be issued in the merger (as set forth in the immediately preceding paragraph) divided by the number of fully-diluted shares of TelCove common stock outstanding immediately prior to the effective time and (b) an amount in cash equal to the quotient of $445 million divided by the number of fully-diluted shares of TelCove common stock outstanding immediately prior to the effective time of the merger.

        The number of fully-diluted shares of TelCove common stock outstanding immediately prior to the effective time of the merger assumes the cashless exercise immediately prior to the effective time of the merger of all then outstanding TelCove warrants.

        In addition, the number of shares of Level 3 common stock issuable in the merger will be increased to the extent that holders of TelCove warrants exercise for cash their rights to purchase TelCove common stock prior to the effective time of the merger. In such event, the number of shares of Level 3 common stock issuable in the merger will be increased by the quotient of the aggregate amount of cash received by TelCove with respect to the exercise of TelCove warrants prior to the effective time divided by the average of the volume weighted sales prices per share of Level 3 common stock as reported by the Nasdaq Stock Market for the ten trading-day period ending on the trading day immediately preceding the third trading day prior to the closing of the transaction.

        The exact amount of shares of Level 3 common stock to be delivered in the merger is not determinable at this time, since the price used to calculate the number of shares of Level 3 common stock to be delivered pursuant to the merger agreement is not yet known.

        Assuming that no TelCove warrants are exercised for TelCove common stock during the period from the date of this information statement/prospectus to the effective time of the merger, the following table sets forth the amount of cash and Level 3 common stock that will be payable with respect to each share of TelCove common stock, as determined on a fully diluted basis, at various volume weighted sales prices per share of Level 3 common stock for the ten trading-day period ending on the trading day immediately preceding the third trading day prior to the closing of the merger from $3.84 to $5.76:

	Level 3 Common Stock Price
	At or below $3.84	$4.00	$4.50	$5.00	$5.50	At or above $5.76
Cash	$44.59	$44.59	$44.59	$44.59	$44.59	$44.59
Shares of Level 3 Common Stock	16.62	15.96	14.18	12.77	11.60	11.08

Cancellation of Certain TelCove Capital Stock; Treatment of Level 3 Sub Membership Interests

        Each share of TelCove common stock directly owned by TelCove or any of its subsidiaries or Level 3 and any of its subsidiaries, will automatically be cancelled and cease to exist at the effective time of the merger without any consideration. Each outstanding membership interest of Level 3 Sub will continue as one membership interest of the surviving corporation.

Fractional Shares

        No fractional shares of Level 3 common stock will be issued in the merger. Any fractional shares that would otherwise be issuable in the merger to a holder of TelCove securities will be rounded up to the nearest whole number.

Adjustment of Merger Shares

        In the event that, prior to the effective time of the merger, Level 3 changes or establishes a record date for changing the number of the Level 3 shares of common stock issued and outstanding as a result of the stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction and the record date for that change is prior to the effective time of the merger, the number of Level 3 shares issuable in the merger, and any other calculations based on or relating to that number of shares, will be appropriately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction.

TelCove Warrants

        Holders of TelCove warrants may elect to exercise their warrants until [            ] New York City Time on the date the merger is consummated in accordance with the terms of the applicable warrant agreement governing such warrants.

        At the effective time of the merger, each outstanding TelCove warrant by virtue of the merger will be cancelled and each holder of TelCove warrants will receive consideration equal to the amount such holder would have received if such holder had effected a cashless exercise of its warrants immediately prior to the effective time of the merger and the shares of TelCove common stock issued upon such cashless exercise were converted in the merger.

Exchange of Certificates

        At the effective time, Level 3 will deposit in an exchange fund with Wells Fargo Bank Minnesota, N.A., or another financial institution appointed by Level 3, as exchange agent in the merger, cash and certificates representing Level 3 common stock payable to holders of TelCove stock and warrants plus consideration sufficient to permit payment of any dividends or distributions, if any, with a record date on or after the effective date of the merger, as provided for in the merger agreement.

        Any portion of the exchange fund (including the proceeds of any investments thereof and any merger consideration) that remains undistributed to the holders of TelCove securities on the first anniversary of the effective date of the merger, will be delivered to Level 3 and no merger consideration will be due to holders of TelCove securities thereafter with respect to any TelCove securities not surrendered for exchange in accordance with the merger agreement and the instructions set forth in the letter of transmittal mailed to such holder.

        TelCove stockholders and holders of TelCove warrants who are not affiliates of TelCove and who wish to have their shares of Level 3 common stock transferred to a brokerage account must provide their brokerage information on the letter of transmittal and have their broker initiate the transfer of their shares of Level 3 common stock following closing.

Background to the Merger

        From approximately August 2005 to April 2006, the management of TelCove was engaged in ongoing negotiations with several parties regarding a possible sale or other business combination involving the business and/or assets of TelCove.

        In January 2006, Merrill Lynch, Pierce, Fenner & Smith, financial advisor to TelCove, approached Thomas Boasberg, Senior Vice President of Level 3, regarding a potential business transaction involving Level 3 and TelCove.

        In January 2006, Doug P. Teitelbaum, managing partner of Bay Harbour Management, L.C., a principal securityholder of TelCove, Robert Guth, President and Chief Executive Officer of TelCove, and representatives of Merrill Lynch met with Mr. Boasberg, Charles C. Miller, III, Vice Chairman of Level 3, and Donald H. Gips, Group Vice President of Level 3, at Level 3's headquarters in Broomfield, Colorado to generally discuss the business and operations of TelCove and to set up the framework for additional discussions among the senior management of TelCove and the senior management of Level 3.

        On January 23, 2006, TelCove and Level 3 executed a confidentiality agreement.

        On January 25, 2006, senior management of Level 3, including James Q. Crowe, Chief Executive Officer of Level 3, Mr. Miller, Mr. Gips and Mr. Boasberg met with senior management of TelCove, including Mr. Guth and Edward Babcock, Chief Financial Officer of TelCove, at TelCove's offices in Canonsburg, Pennsylvania to discuss the business and operations of TelCove.

        On January 27, 2006, Mr. Boasberg, Jeffrey Pinkerman, Senior Vice President of Level 3, and David Suppes, Senior Vice President of Level 3, participated on a conference call with Mr. Babcock regarding the financial statements, the financial performance and certain financial measures of TelCove.

        Between January 31, 2006 and February 7, 2006, senior management of Level 3 and senior management of TelCove were in regular communications as Level 3 engaged in a review of the business and operations of TelCove, including the review of business and legal documents Level 3 had previously requested from TelCove.

        On February 1, 2006, Glenn Russo, Group Vice President of Level 3, met with Ed Gallagher and Joe McCourt, each a Regional Vice President of TelCove, at TelCove's offices in Philadelphia to discuss the organizational structure of TelCove.

        On February 7, 2006, the senior management of Level 3, including Mr. Crowe, Mr. Miller, Kevin J. O'Hara, President and Chief Operating Officer of Level 3, and Sunit S. Patel, Group Vice President and Chief Financial Officer of Level 3, met at Level 3's headquarters in Broomfield, Colorado to discuss a potential transaction with TelCove. The senior management of Level 3 concluded that since the parties could not reach agreement on key terms of any potential transaction, Level 3 would not continue with further negotiations with TelCove at such time.

        On February 7, 2006, Mr. Boasberg and Mr. Gips relayed the decision of the senior management of Level 3 not to proceed at such time with a transaction with TelCove to Merrill Lynch.

        On February 8, 2006, Mr. Crowe spoke to Mr. Guth by telephone regarding the decision of the senior management of Level 3 not to proceed at such time with a transaction with TelCove.

        During the period from February 8, 2006 to March 20, 2006, the senior management of Level 3 continued to discuss and explore internally a possible transaction with TelCove. During this period, general discussions were also held between Mr. Boasberg and representatives of Merrill Lynch regarding re-commencing discussions.

        On March 28, 2006, Mr. Boasberg, Mr. O'Hara and Neil Hobbs, Group Vice President of Level 3, met with Mr. Guth, Mr. Babcock and Jeff Donahue, Senior Vice President of TelCove in Pittsburgh to discuss the general business and operations of TelCove.

        During the week of April 6, 2006, the senior management of Level 3, including Mr. Crowe and Mr. O'Hara, decided to discuss the possible transaction with the Board of Directors of Level 3 at its regularly scheduled meeting on April 13, 2006 before re-engaging in discussions with TelCove.

        On April 13, 2006, the Board of Directors of Level 3 was informed by Mr. Crowe of the preliminary discussions involving a transaction with TelCove. No action was taken by the Board of Directors of Level 3 at such time.

        On April 18, 2006, Mr. Crowe, Mr. Miller and Mr. Boasberg met with Mr. Teitelbaum and Mr. Guth, as well as Kurt Cellar, a Bay Harbour partner, in Las Vegas and presented TelCove with a preliminary non-binding term sheet regarding a potential business combination between Level 3 and TelCove. After negotiations on the terms of the transaction, the amount and value of the consideration, senior management of Level 3, senior management of TelCove and Mr. Teitelbaum agreed to expeditiously proceed with the drafting and negotiation of a definitive merger agreement. TelCove's financial advisors were also present at the meeting.

        On April 20, 2006, TelCove and Level 3 executed an exclusivity agreement, dated as of April 18, 2006, pursuant to which TelCove agreed not to pursue discussions or enter into any agreement with respect to any transaction or business combination involving TelCove with any third party until May 8, 2006.

        On April 20, 2006, Level 3 and Bay Harbour executed an exclusivity agreement, dated as of April 18, 2006, pursuant to which Bay Harbour agreed not to pursue discussions or enter into any agreement regarding any transaction or business combination with respect to its interest in TelCove until May 8, 2006.

        On April 20, 2006 and April 21, 2006, management of Level 3 conducted further financial and legal due diligence at TelCove's offices in Canonsburg and Coudersport, Pennsylvania.

        In April 2006, TelCove retained Houlihan Lokey Financial Advisors, and its affiliate Houlihan Lokey Howard & Zukin Capital, as its financial advisor.

        On April 21, 2006 and during the week of April 24, 2006 a representative of TelCove and a member of TelCove's Board of Directors received unsolicited inquiries and a summary written non-binding offer to be acquired by a different third party (the "Third Party Offeror") who had previously conducted due diligence on TelCove and had held merger discussions with TelCove representatives, at an aggregate implied stated consideration, based on certain assumptions, approximately equivalent to the proposed Level 3 offer. Under the terms of the Level 3 exclusivity agreement, TelCove was not permitted to negotiate with the Third Party Offeror, who then contacted one or more significant stockholders of TelCove and held merger discussions with them. During this period of time the TelCove Board of Directors determined to have its representatives proceed with negotiations with Level 3.

        On April 25, 2006, Willkie Farr & Gallagher LLP, counsel to Level 3, distributed the initial draft of the merger agreement to TelCove and Akin Gump Strauss Hauer & Feld LLP, counsel to TelCove.

        On April 27, 2006, Akin Gump distributed to Level 3 TelCove's comments to the initial draft of the merger agreement.

        On April 27, 2006, Level 3 retained Morgan Stanley & Co. Incorporated as its financial advisor.

        On April 28, 2006 an unsolicited revised offer letter was received by TelCove from the Third Party Offeror increasing its offer to acquire TelCove to an aggregate implied stated consideration, based on certain assumptions, in excess of the proposed Level 3 merger consideration, and on April 29, 2006 the Third Party Offeror delivered to TelCove a draft merger agreement with respect to such revised offer.

        During the period from April 28, 2006 to April 30, 2006, senior management of Level 3 and its legal and financial representatives and senior management of TelCove and its legal and financial representatives met at the offices of Willkie Farr in New York to negotiate the terms of the definitive merger agreement, including the amount and form of consideration payable by Level 3, representations and warranties of TelCove with respect to the business and operations of TelCove and conditions to the closing of the merger.

        On the afternoon of April 30, 2006, the merger agreement was finalized by the parties.

        On the afternoon of April 30, 2006, the Board of Directors of Level 3 and the managers of Level 3 Sub approved the merger agreement and the transactions contemplated thereby, including the merger of TelCove with and into a wholly owned subsidiary of Level 3.

        On the afternoon of April 30, 2006, the Board of Directors of TelCove approved the merger agreement and the transactions contemplated thereby, including the merger of TelCove with and into a wholly owned subsidiary of Level 3.

        On the evening of April 30, 2006, Level 3 and TelCove executed the definitive merger agreement.

        On the evening of April 30, 2006, affiliates of Bay Harbour and York Capital Management LP, stockholders of TelCove holding in the aggregate in excess of 50% of TelCove's common stock, approved the merger of Level 3 and TelCove.

        On the evening of April 30, 2006, Level 3 entered into agreements with affiliates of each of Bay Harbour and York pursuant to which Bay Harbour and York agreed to deliver to the other securityholders of TelCove a "drag-along" notice in accordance with the terms of TelCove's certificate of incorporation.

        On the morning of May 1, 2006, Level 3 issued a press release announcing the execution of the definitive merger agreement.

        On May 19, 2006, stockholders of TelCove holding in the aggregate in excess of 50% of TelCove's common stock, delivered a notice to the other securityholders of TelCove indicating their election to cause a Drag-Along Sale in accordance with the certificate of incorporation of TelCove.

TelCove's Reasons for the Merger

        Since its emergence from bankruptcy protection in April 2004, TelCove management and certain members of its board of directors had been approached about TelCove's interest in either selling or otherwise merging in a strategic transaction with various other telecommunications service providers. Conceptually, TelCove believed that it had a unique asset, which when combined with certain other telecommunications organizations, could accelerate its growth and stockholder value.

        During this period, TelCove was experiencing growth both organically as well as through acquisition. The capital required to support this growth began to increase significantly in mid-2005, which caused TelCove's board of directors to more formally evaluate the strategic options available to maximize stockholder value. The primary options evaluated included continued stand-alone growth as a private company, liquidity to existing stockholders and capital for additional growth through either an IPO or some form of leveraged recapitalization, sale of TelCove to private equity firms or a sale or merger of TelCove into a larger telecommunications organization to capitalize on the scale benefits in the telecommunications industry.

        At approximately the same time, several significant strategic consolidations in the industry occurred, which caused emerging facilities-based telecommunications provider enterprise values to increase in value quite significantly. These events also provided a catalyst to the strategic sale option. As a result, TelCove's board of directors authorized management to engage in certain strategic discussions, and the related due diligence efforts, to more formally evaluate the enterprise value of TelCove in light of these recent developments. As the associated due diligence efforts developed formal offers to purchase TelCove, the board determined that a sale would maximize value to stockholders by capitalizing on the scale opportunities inherent in a combination with a larger telecommunications organization and provide liquidity to the equity holders. TelCove's board of directors had previously concluded that a sale of TelCove to an enterprise with a significantly larger scale and higher market capitalization outweighed the inherent market timing risks associated with an IPO or market recapitalization and also offered TelCove stockholders greater liquidity.

        In evaluating the proposed merger with Level 3, TelCove's board of directors considered a variety of factors, including financial and operating information relating to TelCove and Level 3. The following material factors were considered by TelCove's board of directors:

  •
  the opportunity for TelCove's securityholders to gain liquidity and participate in the future performance of a larger telecommunications service provider;

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  the relative financial conditions, results of operations and prospects of TelCove and Level 3;

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  the view of TelCove's board of directors that Level 3's results of operations and prospects remain positive;

  •
  the board's belief that the merger would allow TelCove and Level 3 to achieve synergies in the form of cost savings and other efficiencies;

  •
  general market conditions and changes in the outlook for the industries in which Level 3 and TelCove's businesses operate;

  •
  the improved prospects for revenue generation and growth resulting from the combination of the two companies;

  •
  the relative terms and conditions of the offers from the Third Party Offeror received during the sale process, the execution risk and financeability of those proposals, the potential illiquidity of the stock of the Third Party Offeror to be received as part of the consideration due to the inability of all TelCove stockholders to have immediate liquidity in the Third Party Offeror stock and the resulting liquidity adjusted relative equity values as well as concerns about the Third Party Offeror's control stockholder selling program, and structural aspects of those proposals;

  •
  that the terms of the merger agreement were determined through negotiations between TelCove, with the advice of its advisors, on the one hand, and representatives of Level 3, with the advice of its advisors, on the other;

  •
  the historical prices of Level 3 common stock;

  •
  the consideration to be paid in the merger and the conclusion that the exchange ratio contained in the merger agreement represented the best economic terms that could be obtained from Level 3;

  •
  the material federal income tax consequences of the merger; and

  •
  the oral financial presentation of Houlihan Lokey Financial Advisors on April 30, 2006, and the oral opinion (subsequently confirmed in writing) rendered to TelCove's board of directors on that date to the effect that, based upon and subject to the assumptions, limitations and qualifications set forth in that opinion, the aggregate merger consideration to be received in the merger by the stockholders and warrantholders, other than affiliated stockholders and warrantholders, is fair to them from a financial point of view.

        TelCove's board of directors concluded, in light of these factors, that the merger is advisable and in the best interest of TelCove and its securityholders. The board did not attempt to assign weights to the factors considered and the directors did not express a view as to which of the factors they deemed most important in arriving at their ultimate conclusion. Different members of the board may have assigned different weights to different factors. In reaching its conclusions, the TelCove board took the various factors into account collectively and did not necessarily perform a factor-by-factor analysis.

Opinion of the Financial Advisor to the TelCove Board of Directors

        TelCove retained Houlihan Lokey Financial Advisors, Inc. to provide an opinion (the "Opinion") to the board of directors of TelCove as to whether, as of April 30, 2006, the aggregate merger consideration to be received in the merger by the stockholders and warrantholders of TelCove, other than the affiliated stockholders and affiliated warrantholders, is fair to them from a financial point of view. The affiliated stockholders and affiliated warrantholders are Bay Harbour Management L.C., together with its affiliates. The fairness opinion was prepared at the request of TelCove's board of directors so that it could evaluate the terms of the merger. The Opinion was one of a number of factors considered by the TelCove board of directors in deciding to approve the merger.

        Houlihan Lokey Financial Advisors is an affiliate of Houlihan Lokey Howard & Zukin Capital ("Houlihan Lokey"), which is currently providing certain other financial advisory and investment banking services for TelCove in connection with the merger. In the ordinary course of business, certain of Houlihan Lokey Financial Advisors' affiliates may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity and other securities and financial instruments (including bank loans and other obligations) of Level 3 and any other party that may be involved in the merger.

        As a part of its investment banking business, Houlihan Lokey and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, recapitalizations, private placements of debt and equity securities, financial restructurings, and valuations for estate, corporate and other purposes. Houlihan Lokey was selected to advise TelCove with respect to the merger and its affiliate, Houlihan Lokey Financial Advisors, was selected to deliver an opinion to TelCove's board of directors with respect to the merger on the basis of such experience and their familiarity with TelCove.

        Houlihan Lokey Financial Advisors presented its analysis, a summary of which is set forth below, at the special meeting of the board of directors of TelCove on April 30, 2006, in connection with the board of directors' consideration of the proposed merger. Houlihan Lokey Financial Advisors' oral presentation to the board of directors consisted of an overview of the methodologies Houlihan Lokey Financial Advisors undertook and the analyses it performed to render its oral opinion (subsequently confirmed in writing) that, as of such date, and subject to the assumptions, limitations and qualifications set forth in its written opinion, the aggregate merger consideration to be received in the merger by the stockholders and warrantholders of TelCove other than the affiliated stockholders and affiliated warrantholders, is fair to them from a financial point of view.

        The summary of the fairness opinion set forth below is qualified in its entirety by reference to the full text of the fairness opinion, which is attached as Annex C to this information statement/prospectus. You are urged to read the fairness opinion in its entirety.

        In connection with the Opinion, Houlihan Lokey Financial Advisors made such studies, reviews, analyses and inquiries, as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey Financial Advisors:

  •
  reviewed TelCove's annual audited financials for the fiscal years ended December 31, 2003, December 31, 2004, and December 31, 2005, and TelCove-prepared interim financial statements for the period ended March 31, 2006, which TelCove's management has identified as being the most current financial statements available;

  •
  reviewed Level 3's annual report to shareholders on Form 10-K for the fiscal years ended December 31, 2003, December 31, 2004, and December 31, 2005, and quarterly earnings release on Form 8-K for the quarter ended March 31, 2006, which Level 3's management has identified as being the most current financial statements available;

  •
  spoke with certain members of the management of TelCove regarding the operations, financial condition, future prospects and projected operations and performance of TelCove and regarding the merger, and spoke with representatives of TelCove's investment bankers and counsel regarding TelCove, the merger, and related matters;

  •
  spoke with certain members of the management of Level 3, with the attendance of its investment bankers, regarding the operations, financial condition, future prospects and projected operations and performance of Level 3 and regarding the merger;

  •
  reviewed drafts of the following agreements and documents:

  •
  Draft versions of Agreement and Plan of Merger dated April 25, 2006, April 29, 2006, and April 30, 2006.

  •
  Warrant Agreement and Management Warrant Agreement, both dated as of April 8, 2004 by and between TelCove and Wells Fargo Bank, N.A.;

  •
  reviewed financial forecasts and projections prepared by the managements of TelCove and financial forecasts and projections that are publicly available with respect to Level 3 for the fiscal years ended December 31, 2006 through 2010;

  •
  reviewed the historical market prices and trading volume for Level 3's publicly traded securities for the past three years; and

  •
  reviewed certain other publicly available financial data for certain companies that Houlihan Lokey Financial Advisors deemed relevant and publicly available transaction prices and premiums paid in other transactions that Houlihan Lokey Financial Advisors deemed relevant for companies in related industries to TelCove.

        Houlihan Lokey Financial Advisors reviewed the merger agreement, in draft form as of April 30, 2006, which was the most recent draft available prior to Houlihan Lokey Financial Advisors presenting its analysis at the special meeting of the board of directors of TelCove on April 30, 2006. The final merger agreement as of April 30, 2006, was, in all significant respects, identical to the April 30, 2006 draft circulated to TelCove's board of directors and made available to Houlihan Lokey Financial Advisors for its review.

Fairness Analysis

        Houlihan Lokey Financial Advisors used several methodologies to assess the fairness, from a financial point of view, of the aggregate merger consideration to be received in the merger by the stockholders and warrantholders of TelCove other than the affiliated stockholders and affiliated warrantholders under the merger agreement. The following is a summary of the material financial analyses used by Houlihan Lokey Financial Advisors in connection with providing its opinion. This summary is qualified in its entirety by reference to the full text of such opinion, which has been attached as Annex C to this information statement/prospectus. The full text and a description of the Opinion has been included in this information statement/prospectus with the consent of Houlihan Lokey Financial Advisors. Houlihan Lokey Financial Advisors utilized each of the following analyses based upon its view that each is reflective of generally accepted valuation methodologies and appropriate given the accessibility of comparable publicly-traded companies, available information regarding similar change of control transactions, and the availability of forecasts from management of TelCove. Each analysis provides an indication of TelCove's enterprise value in order to assess the fairness, from a financial point of view, of the aggregate merger consideration to be received in the merger by the stockholders and warrantholders of TelCove other than the affiliated stockholders and affiliated warrantholders under the merger agreement. No one methodology was considered to be more appropriate than any other methodology, and therefore Houlihan Lokey Financial Advisors utilized all of the aforementioned methodologies in arriving at its conclusion.

        Houlihan Lokey Financial Advisors performed the following analyses:

        Market Multiple Approach.    The Market Multiple Approach derives implied value based upon the valuation multiples observed from publicly traded comparable companies. In order to identify publicly traded comparable companies to use as a proxy for valuation of TelCove (for reference and comparative purposes), Houlihan Lokey Financial Advisors selected publicly traded Competitive Local Exchange Carriers ("CLEC") companies that exhibited attributes similar to those of TelCove. Houlihan Lokey Financial Advisors reviewed certain financial information of the following seven publicly traded comparable CLEC companies selected by Houlihan Lokey Financial Advisors: Eschelon Telecom, Inc.; ITC^Deltacom, Inc.; Mpower Holding Corporation; Pac-West Telecomm, Inc.; Time Warner Telecom Inc.; US LEC Corp.; and XO Holdings, Inc. Based on the most recent publicly-available information, Houlihan Lokey Financial Advisors calculated certain financial ratios for the publicly traded comparable companies. These financial ratios include the multiples of: (i) enterprise value ("EV"), the equity value of the company (defined as the company's stock price multiplied by the number of fully-diluted common shares outstanding), plus preferred securities, plus all interest-bearing debt, less cash, plus minority interest, less investments in non-consolidated/non-core assets, to earnings before interest, taxes, depreciation and amortization ("EBITDA") for the most recent fiscal year end period, the last fiscal quarter ended December 31, 2005 annualized ("LQA"), and the projected next fiscal year ending period; and (ii) EV to net property, plant and equipment ("Net PP&E") as of the most recent fiscal year end period.

        The analysis showed that the multiples exhibited by the publicly traded comparable companies as of April 28, 2006, were as follows:

	EV / 2005 EBITDA	EV / LQA EBITDA	EV / 2006E EBITDA	EV / Net PP&E
Mean	9.4x	9.0x	8.2x	2.2x
Median	9.7x	9.6x	7.5x	2.4x
High	12.1x	11.3x	11.5x	3.8x
Low	5.8x	5.7x	5.8x	1.3x

        Houlihan Lokey Financial Advisors derived EV indications for TelCove by applying selected EBITDA multiples to certain adjusted operating results of TelCove for the three-month period ended March 31, 2006 annualized and the projected next fiscal year period ending December 31, 2006.

        TelCove's first quarter of 2006 and projected full-year 2006 operating results were adjusted for non-recurring costs. To arrive at an indicated EV range, an adjustment was made to include TelCove's wireless spectrum assets. Based on these market multiple analyses, the resulting EV indications of the operations of TelCove, as estimated by Houlihan Lokey Financial Advisors, ranged from approximately $1,190 million to approximately $1,315 million.

        Comparable Transaction Approach.    Houlihan Lokey Financial Advisors reviewed the multiples exhibited in certain announced change of control acquisitions of selected CLEC companies for which purchase price multiples were available and which Houlihan Lokey Financial Advisors deemed relevant based upon similarity of operations to TelCove. Houlihan Lokey Financial Advisors identified announced change of control acquisitions of the following companies: Black Hills Fibercom, LLC (a subsidiary of Black Hills Corporation); Con Edison Communications, LLC (a subsidiary of Consolidated Edison, Inc.); Electric Lightwave, Inc.; ICG Communications, Inc.; LDMI Telecommunications, Inc.; Oregon Telecom, Inc.; New Edge Network, Inc.; Progress Telecom, LLC; WilTel Communications, LLC; and XO Communications, LLC (a subsidiary of XO Holdings, Inc.).

        The analysis showed that the multiples exhibited in the change of control transactions were as follows:

	EV / LQA Revenue	EV / LQA EBITDA
Mean	1.3x	7.3x
Median	1.2x	7.8x
High	2.6x	9.0x
Low	0.4x	4.9x

        Accordingly, Houlihan Lokey Financial Advisors reviewed the foregoing transactions to understand the range of multiples of revenue and EBITDA paid for CLEC companies. Houlihan Lokey Financial Advisors derived EV indications for TelCove by applying selected EBITDA multiples to certain adjusted operating results of TelCove for the three-month period ended March 31, 2006. To arrive at an indicated EV range, an adjustment was made to include TelCove's wireless spectrum assets. Based on the above comparable transaction analyses, the resulting EV indications of the operations of TelCove, as estimated by Houlihan Lokey Financial Advisors, ranged from approximately $940 million to approximately $1,053 million.

        No company, transaction or business used in the market multiple analysis or the comparable transaction analysis as a comparison is identical to TelCove or the proposed merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, selected transactions or the business segment, company or transactions to which they are being compared. The analyses were prepared solely for purposes of Houlihan Lokey Financial Advisors providing its opinion to the board of directors of TelCove as to the fairness, from a financial point of view, of the consideration to be received in the merger by TelCove's stockholders and warrantholders of TelCove other than the affiliated stockholders and affiliated warrantholders.

        Discounted Cash Flow Approach.    Houlihan Lokey Financial Advisors utilized certain financial projections prepared by TelCove's management with respect to fiscal years ending December 31, 2006, through 2010. Using the forecasts prepared by management of TelCove, Houlihan Lokey Financial Advisors determined TelCove's EV by first deriving debt-free cash flows (defined as operating earnings less taxes plus depreciation and amortization plus working capital requirements less capital expenditures) and discounting the debt-free cash flows to the present value. Houlihan Lokey Financial Advisors applied risk-adjusted discount rates ranging from 9.0% to 13.0% to the projected debt-free cash flows. To determine the value of TelCove at the end of the projection period, Houlihan Lokey Financial Advisors considered the projected debt-free cash flow in the last year of the projection period and applied the Gordon Growth perpetuity model utilizing a range of required rate of returns of 9.0% to 13.0% and a range of long-term growth rates of 2.0% to 4.0%. The Gordon Growth perpetuity model is commonly utilized to calculate a company's terminal value utilizing the following formula: end of the projection period debt-free cash flow multiplied by one plus the expected long-term growth rate divided by the difference between the required rate of return less the long-term growth rate; i.e., ((Debt-Free Cash Flow * (1 + Long-Term Growth Rate)) / (Required Rate of Return—Long-Term Growth Rate)). This terminal value was then discounted to the present at the same discount rate range of 9.0% to 13.0%. Houlihan Lokey Financial Advisors' selection of the discount rate was based upon the weighted average cost of capital observed by certain selected publicly traded comparable companies, including: Eschelon Telecom, Inc.; ITC^Deltacom, Inc.; Mpower Holding Corporation; Pac-West Telecomm, Inc.; Time Warner Telecom Inc.; US LEC Corp.; and XO Holdings, Inc. To arrive at an indicated EV range, an adjustment was made to the indications of EV resulting from the present values of the discounted debt-free cash flows to include TelCove's wireless spectrum assets. Based on the financial projections and this analysis, the resulting EV indications of the operations of TelCove, as estimated by Houlihan Lokey Financial Advisors, ranged from approximately $1,005 million to approximately $1,450 million.

        Summary of Analysis.    The following table illustrates the indications of value estimated by Houlihan Lokey Financial Advisors based on the Market Multiple Approach, Comparable Transaction Approach, and Discounted Cash Flow Approach:

	Indicated EV Range
	($ in millions)
Market Multiple Approach	$1,190	—	$1,315
Comparable Transaction Approach	$940	—	$1,053
Discounted Cash Flow Approach	$1,005	—	$1,450

        Determination of Fairness.    Subject to the assumptions, limitations and qualifications set forth in its written opinion, Houlihan Lokey Financial Advisors rendered its opinion to the board of directors of TelCove that, as of April 30, 2006, the aggregate merger consideration to be received in the merger by the stockholders and warrantholders of TelCove other than the affiliated stockholders and affiliated warrantholders in connection with the merger is fair from a financial point of view.

        As a matter of course, TelCove does not publicly disclose forward-looking financial information. Nevertheless, in connection with its review, Houlihan Lokey Financial Advisors considered financial projections. These financial projections were prepared by the management of TelCove based on assumptions regarding TelCove's future performance. The financial projections were prepared under market conditions as they existed as of April 30, 2006. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of TelCove, including without limitation such changes as may occur as a result of the risk factors identified in this information statement/prospectus, may cause the financial projections or the underlying assumptions to be materially inaccurate. As a result, the financial projections are not necessarily indicative of future results.

        In arriving at its Opinion, Houlihan Lokey Financial Advisors relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information

(including, without limitation, the financial forecasts and projections) furnished, or otherwise made available, to Houlihan Lokey Financial Advisors, discussed with or reviewed by Houlihan Lokey Financial Advisors, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, managements of TelCove and Level 3 advised Houlihan Lokey Financial Advisors, and Houlihan Lokey Financial Advisors relied upon and assumed, without independent verification, that the financial forecasts and projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of TelCove and Level 3, and Houlihan Lokey Financial Advisors expressed no opinion with respect to such forecasts and projections or the assumptions on which they are based. Further, Houlihan Lokey Financial Advisors relied upon and assumed, without independent verification, that there had been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of TelCove or Level 3 since the date of the most recent financial statements provided to Houlihan Lokey Financial Advisors, and that there was no information or facts that would make the information reviewed by Houlihan Lokey Financial Advisors incomplete or misleading. Houlihan Lokey Financial Advisors also assumed that neither TelCove or Level 3 was party to any material pending transaction, including, without limitation, any external financing, recapitalization, acquisition or merger, divestiture or spin-off (other than the merger or otherwise publicly disclosed transactions).

        Furthermore, in arriving at its Opinion, Houlihan Lokey Financial Advisors had not been requested to make, and had not made, any physical inspection or independent appraisal of any of the assets, properties or liabilities (contingent or otherwise) of TelCove, Level 3 or any other party, nor was Houlihan Lokey Financial Advisors provided with any such appraisal or evaluation. Houlihan Lokey Financial Advisors had undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which TelCove or Level 3 was a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which TelCove or Level 3 was a party or may be subject. With the consent of the board of directors of TelCove, the Opinion made no assumption concerning, and therefore did not consider, the potential effects of any such litigation, claims or investigations or possible assertions of claims, outcomes or damages arising out of any such matters. If any such matters were considered in the Opinion, the conclusions reached therein could be materially affected.

        In arriving at its Opinion, Houlihan Lokey Financial Advisors relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and warrant agreements and all other related documents and instruments that are referred to therein were true and correct, (b) each party to all such agreements would perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger would be satisfied without waiver thereof, and (d) the merger would be consummated in a timely manner in accordance with the terms described in the agreements provided to Houlihan Lokey Financial Advisors, without any amendments or modifications thereto, waivers thereof or any adjustment to the aggregate merger consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). Houlihan Lokey Financial Advisors also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed that would result in the disposition of any material portion of the assets of TelCove or Level 3, or otherwise have an adverse effect on TelCove or Level 3, or the expected benefits of the merger. In addition, Houlihan Lokey Financial Advisors relied upon and assumed, without independent verification, that the final forms of the draft agreements would not differ in any material respect from the drafts identified in this information statement/prospectus as being provided to Houlihan Lokey Financial Advisors.

        The Opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey Financial Advisors as of, the date of the

Opinion. Houlihan Lokey Financial Advisors has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw the Opinion, or otherwise comment on or consider events occurring after the date of the Opinion. Houlihan Lokey Financial Advisors did not express any opinion with respect to the prices at which the common stock of Level 3 may trade at any time subsequent to the date of the Opinion. Houlihan Lokey Financial Advisors assumed that the common stock of Level 3 to be issued in the merger to the shareholders of Telcove would be listed on the Nasdaq National Market. Subsequent events that could materially affect the conclusions set forth in the Opinion include, without limitation, adverse changes in industry performance or market conditions; changes to the business, financial condition and results of operations of TelCove or Level 3; changes in the terms of the merger; and the failure to consummate the merger within a reasonable period of time.

        The Opinion was furnished for the use and benefit of TelCove's board of directors in connection with its consideration of the merger. The Opinion was delivered subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and Houlihan Lokey Financial Advisors' engagement letter, and subject to the understanding that the obligations of Houlihan Lokey Financial Advisors in the merger are solely corporate obligations, and no officer, director, employee, agent, stockholder or controlling person of Houlihan Lokey Financial Advisors shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of TelCove or TelCove's affiliates.

        Houlihan Lokey Financial Advisors has not been requested to opine as to, and the Opinion did not address: (i) the underlying business decision of TelCove, its security holders or any other party to proceed with or effect the merger, (ii) the fairness of any portion or aspect of the merger not expressly addressed in the Opinion, (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of TelCove (other than the (A) stockholders of TelCove, other than affiliated stockholders and (B) warrantholders of TelCove, other than affiliated warrantholders), or any other party other than those set forth in the opinion, (iv) the relative merits of the merger as compared to any alternative business strategies that might exist for TelCove or any other party or the effect of any other transaction in which TelCove or any other party might engage, (v) the tax or legal consequences of the merger to either TelCove, its security holders, or any other party, (vi) the fairness of any portion or aspect of the merger to any one class or group of TelCove's or any other party's security holders vis-à-vis any other class or group of TelCove's or such other party's security holders, (vii) whether or not TelCove, its security holders or any other party is receiving or paying reasonably equivalent value in the merger, or (viii) the solvency or fair value of TelCove, the acquiror or any other participant in the merger under any applicable laws relating to bankruptcy, insolvency or similar matters. Furthermore, as a result of negotiations between TelCove and Level 3 with regards to the sale of Telcove's wireless spectrum assets, Houlihan Lokey Financial Advisors relied upon and assumed, without independent verification, that the wireless spectrum was fairly valued. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It was assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey Financial Advisors relied, with the consent of the Board of Directors of TelCove, on advice of the outside counsel and the independent accountants to TelCove and Level 3, and on the assumptions of the managements of TelCove and Level 3, as to all legal, regulatory, accounting, insurance and tax matters with respect to TelCove, Level 3 and the merger.

        It should be understood that subsequent developments may affect the conclusions expressed in the Opinion if the Opinion were rendered as of a later date, and Houlihan Lokey Financial Advisors disclaims any obligation to advise any person of any change in any manner affecting the Opinion that may come to Houlihan Lokey Financial Advisors' attention after the date of the Opinion.

        The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey Financial Advisors in arriving at its fairness opinion. The foregoing summary does not purport to be a complete description of the analyses performed by Houlihan Lokey Financial Advisors.

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey Financial Advisors made qualitative judgments as to the significance and relevance of each analysis and factor on the basis of its experience and professional judgment. Accordingly, Houlihan Lokey Financial Advisors believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Houlihan Lokey Financial Advisors' fairness opinion. In its analyses, Houlihan Lokey Financial Advisors made numerous assumptions with respect to TelCove, Level 3, the merger, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities of TelCove or Level 3 are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

        The consideration to be paid in the merger was determined through arms'-length negotiations between TelCove and Level 3 and was approved by TelCove's board of directors. Houlihan Lokey provided advice to TelCove during these negotiations. Houlihan Lokey did not, however recommend any specific amount of consideration to TelCove or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

        Under the terms of the engagement letter, TelCove has agreed to pay Houlihan Lokey a fee for Houlihan Lokey's financial advisory services contingent upon, among other things, the consummation of the merger. TelCove also agreed to pay Houlihan Lokey Financial Advisors a customary fee for rendering its opinion that is not contingent upon the consummation of the merger. Whether or not the transaction is consummated, TelCove has agreed to pay the reasonable out-of-pocket expenses of Houlihan Lokey Financial Advisors and Houlihan Lokey and to indemnify Houlihan Lokey Financial Advisors and Houlihan Lokey against certain liabilities incurred. These liabilities include liabilities under the federal securities laws relating to or arising out of Houlihan Lokey Financial Advisor's and Houlihan Lokey's engagements. TelCove has agreed to indemnify and hold harmless Houlihan Lokey, its affiliates (including Houlihan Lokey Financial Advisors), or any employee, agent, officer, director, attorney, stockholders or any person who controls Houlihan Lokey, against and from all losses arising out of or in connection with their engagements by TelCove.

Level 3's Reasons for the Merger

        Level 3's acquisition of TelCove will further enhance and complement the implementation of Level 3's network strategy to provide end-to-end bandwidth services to its customers by interconnecting facilities within a given market with its national and international backbone network. Consistent with this strategy, Level 3 constructed approximately 2,200 miles of local networks in 27 markets in the United States and nine markets in Europe, which were designed to connect traffic aggregation points in the market so that Level 3 could transfer the customer's network traffic across its national and international backbone network. Metropolitan networks are designed to connect a national backbone network to traffic aggregation points within each metropolitan market, including other carriers' points of presence, local telecommunications companies' central offices, wireless providers' switch centers, collocation and data centers, cable company head ends, and high-bandwidth enterprise locations. Level 3 believes that these "on-net" facilities have been a source of a competitive advantage for it. Level 3 believes the expansion of its position as a metropolitan service provider through the merger is a natural extension to its current metropolitan business.

        The key elements of Level 3's metropolitan or metro strategy include the following:

  •
  offering expanded metro market services to bandwidth intensive customers;

  •
  improving the competitiveness and financial profile of Level 3's national services by increasing the reach of its network with additional metropolitan network facilities that Level 3 owns and thereby reducing its expenses for local access, which is the connection from its network to the end user's or customer's location;

  •
  offering Level 3's national services to metro customers that are located on its network; and

  •
  expanding to new markets and buildings to meet customer demand through internal or "organic" growth.

        The acquisition of TelCove will improve Level 3's metropolitan network position. Level 3 will gain both extensive metropolitan and regional network coverage which, when combined with its existing metropolitan and regional network facilities, positions Level 3 as one of the largest Competitive Local Exchange Carriers in the United States.

        Level 3 believes the rapid growth of services such as broadband Internet access, wireless data, and the trend toward delivery of media rich content (video, music, software) over a network means that customers will increasingly require the availability or access to higher bandwidth. This bandwidth requirement is primarily driving the demand for fiber-based Internet Protocol or IP services at more locations. To address this market dynamic, Level 3's strategy is to provide end-to-end bandwidth services to its customers—interconnecting facilities within a given market and across its national and international backbone. The proposed transaction with TelCove expands Level 3's position as a metropolitan service provider and Level 3 believes will be a natural extension to its current business.

        TelCove is a growing company with business in attractive markets that are in addition to the metropolitan markets where Level 3 currently has network facilities. In addition, TelCove's product and service mix have strong gross margins. It is these incremental markets that Level 3 expects will allow it to reduce its expenses that it pays to third party network providers in the eastern United States by moving existing customer traffic and future traffic onto the combined operations network.

        With the addition of TelCove, Level 3 expects to have connectivity to approximately 5,000 traffic aggregation points and over 100 mobile switching centers to further access and distribute customer traffic.

        In addition, Level 3 believes that the merger will provide it with the opportunity to market and sell its products and services to a new group of customers as well as the opportunity to provide its current customers with a range of new products and services. TelCove customers currently include customer segments that Level 3 already serves, such as carriers, government, business services, health services, and academic/education.

        Level 3 cannot assure you, however, that any of the potential savings, synergies or opportunities considered by it in evaluating the merger will be achieved following the completion of the merger. See "Risk Factors" beginning on page 17.

Material United States Federal Income Tax Consequences

        The following discussion sets forth the material U.S. federal income consequences of the merger. It is the opinion of Willkie Farr & Gallagher LLP, counsel to Level 3, and Akin Gump Strauss Hauer & Feld LLP, counsel to TelCove that the statements set forth in this "Material United States Federal Income Tax Consequences" section fairly summarizes in all material respects the matters described herein. The opinions of counsel are based on certain assumptions and are subject to certain limitations and qualifications, including the assumptions that the merger will be consummated as described in this information statement/prospectus and the merger agreement and that the factual representations contained in letters delivered to counsel by Level 3 and TelCove in connection with the tax opinion are true, correct and complete as of the date of the tax opinion and will remain true, correct and complete through the effective time of the merger. An opinion of counsel is not binding on the Internal Revenue Service or any court.

        The discussion set forth below is intended only as a summary of the material U.S. federal income tax consequences of the merger and does not purport to be a complete analysis of all potential tax consequences of the merger. In particular, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to a holder subject to special treatment under the U.S. Internal Revenue Code (including, but not limited to, banks, partnerships and other pass-through entities, tax-exempt organizations, insurance companies, broker-dealers, holders subject to the alternative minimum tax, holders that hold shares as part of a straddle, hedging or conversion transaction, or holders whose functional currency is not the U.S. dollar). The following discussion only addresses aspects of U.S. federal income taxation and does not address any aspects of state, local or foreign taxation. This discussion assumes that holders of TelCove shares hold their TelCove shares as capital assets. This discussion does not apply to holders who acquired their TelCove shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan. This discussion also does not apply to a holder of TelCove warrants or options. Holders of TelCove warrants or options should consult with a tax advisor concerning the U.S. federal, state and local and foreign tax consequences of the merger. This discussion is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, its legislative history, existing regulations under the Internal Revenue Code, published rulings and court decisions, as in effect on the date of this document, all of which are subject to change, possibly with retroactive effect, and to differing interpretation.

        For purposes of this discussion, a "U.S. holder" is any beneficial owner of TelCove shares that is, for U.S. federal income tax purposes:

  •
  an individual that is a citizen or resident of the United States;

  •
  a corporation (or another entity taxable as a corporation) created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

        A "non-U.S. holder" is any beneficial owner of TelCove shares that is for U.S. federal income tax purposes:

  •
  an individual who is classified as a nonresident for U.S. federal income tax purposes;

  •
  a foreign corporation; or

  •
  a foreign estate or trust.

        A non-U.S. holder does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes.

        If a partnership holds TelCove common shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding TelCove common shares, you should consult your tax advisor.

        The consummation of the merger is conditioned upon the receipt by TelCove and Level 3 of opinions from their respective counsel that the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. We occasionally refer to these opinions as the tax opinions in this document. The tax opinions will be subject to certain assumptions, limitations and qualifications referred to in this document, and will be based upon the accuracy of certain factual representations of Level 3 and TelCove including, without limitation, representations in certificates to be delivered to counsel by the respective management of TelCove and Level 3. In the event tax counsel are unable to deliver the tax opinions, the merger would not be consummated unless the conditions requiring the delivery of the tax opinions were waived. No ruling has been or will be obtained from the Internal Revenue Service in connection with the merger. TelCove stockholders should be aware that the tax opinions do not bind the Internal Revenue Service and that the Internal Revenue Service is therefore not precluded from successfully asserting, contrary to the opinions rendered, that the merger is a taxable transaction.

        TelCove and Level 3 expect to be able to obtain these tax opinions from their respective counsel if:

  •
  the merger occurs in accordance with the merger agreement;

  •
  TelCove and Level 3 are able to deliver to counsel the representations relevant to the tax treatment of the merger, as specified by the merger agreement; and

  •
  there is no adverse change in U.S. federal income tax law or interpretation thereof.

WE URGE YOU TO CONSULT WITH A TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

  United States Federal Income Tax Consequences to Level 3, Level 3 Sub and TelCove

        Neither Level 3, Level 3 Sub nor TelCove will recognize gain or loss for federal income tax purposes by reason of the merger.

  U.S. Holders

        A U.S. holder of TelCove shares will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess, if any, of the sum of the amount of cash and the fair market value, as of the effective time of the merger, of the Level 3 shares received in the merger over that stockholder's adjusted tax basis in its TelCove shares surrendered) and (2) the amount of cash received in the merger. For this purpose, the amount of gain (or disallowed loss) must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. U.S. holders of TelCove shares should consult their tax advisors regarding the manner in which cash and Level 3 shares received in the merger should be allocated among different blocks of TelCove shares surrendered in the merger. Any recognized gain will generally be long-term capital gain if the stockholder's holding period of the TelCove shares surrendered is more than one year at the effective time of the merger.

        Notwithstanding the above, if the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the shareholder's ratable share of current or accumulated earnings and profits as calculated for U.S. federal income tax purposes. In general, the determination of whether the gain recognized in the merger will be treated as capital gain or dividend income will depend upon whether and to what extent the exchange in the merger reduces the U.S. holder's deemed percentage share ownership interest in Level 3. For purposes of this determination, a U.S. holder of TelCove shares will be treated as if it first exchanged all of its TelCove shares solely for Level 3 shares and then Level 3 immediately redeemed a portion of those Level 3 shares in exchange for the cash that the U.S. holder actually received. In determining whether the receipt of cash has the effect of a distribution of a dividend, the Internal Revenue Code's constructive ownership rules must be taken into account. The Internal Revenue Service has indicated in rulings that any reduction in the interest of a minority stockholder that owns a minimal number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. A U.S. holder of TelCove shares that might be subject to these rules should consult his or her own tax advisor.

        The aggregate tax basis of any Level 3 shares received in the merger by a U.S. holder of TelCove shares will be equal to the aggregate adjusted tax basis of the TelCove shares surrendered in the merger, reduced by the amount of any cash received by the stockholder in the merger and increased by the amount of any gain recognized by the stockholder on the exchange (including any portion of the gain that is treated as a dividend as described above). The holding period of any Level 3 shares received in the merger by a U.S. holder of TelCove shares will include the holding period of the TelCove shares surrendered in the merger. If a U.S. holder has different bases or holding periods in respect of its TelCove shares, the holder should consult its tax advisor prior to the merger with regard to identifying the bases or holding periods of the particular shares of Level 3 common stock received in the merger.

        Capital gain of a non-corporate U.S. holder of TelCove shares will generally be subject to a maximum U.S. federal income tax rate of 15% if the TelCove shares were held for more than one year on the effective date of the merger. The deduction of any capital loss is subject to limitations.

  Non-U.S. Holders

        A non-U.S. holder will not be subject to U.S. federal income tax on gain or loss recognized with respect to consideration received in the merger unless (i) the gain is "effectively connected" with the non-U.S. holder's conduct of a trade or business in the United States and, if required by an applicable income tax treaty as a condition for U.S. taxation, the gain is attributable to a "permanent establishment" maintained in the United States, or (ii) the non-U.S. holder is an individual present in the United States for at least 183 days in the taxable year of the merger and certain other conditions are met. In either of those cases, the non-U.S. holder will be taxed in the same manner as a U.S. holder with respect to the recognition of gain or loss, as described above. A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or at a lower rate if that corporate non-U.S. holder is eligible for the benefits of an income tax treaty providing for a lower rate, with respect to gain that is "effectively connected" with its conduct of a trade or business in the United States.

  Information Reporting and Backup Withholding

        In general, proceeds from the disposition of TelCove shares in the merger (including cash received in lieu of a fractional Level 3 common share), and certain other payments as described above, will be subject to information reporting requirements and backup withholding for a non-corporate U.S. holder that:

  •
  fails to provide an accurate taxpayer identification number,

  •
  is notified by the Internal Revenue Service regarding a failure to report all interest or dividends required to be shown on its federal income tax returns, or

  •
  in certain circumstances, fails to comply with applicable certification requirements.

        Persons that are not United States persons may be required to establish their exemption from information reporting and backup withholding by certifying their status on an appropriate Internal Revenue Service Form W-8.

        Any amount withheld under these rules will be creditable against the U.S. holder's U.S. federal income tax liability or refundable to the extent that it exceeds this liability, provided that the required information is furnished to the Internal Revenue Service.

Appraisal Rights That May be Available in Connection with the Merger

        Generally, a holder of shares of a Delaware corporation's capital stock who does not vote for or consent to a merger and does not wish to accept the consideration provided for in the merger, is entitled under Delaware law to have its shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of those shares as determined by the court. However, TelCove's amended and restated certificate of incorporation provides that if holders of at least 50% of the issued and outstanding shares of TelCove common stock agree to sell, for cash or freely traded securities (or both), all shares of TelCove common stock then owned by such holders, then such Initiating Stockholders have the right to require all other holders of TelCove securities to sell all such securities owned by them upon the same terms and conditions as the Initiating Stockholders. Such a sale is referred to as the Drag-Along Sale. In a Drag-Along Sale structured as a merger, securityholders of TelCove are required to waive their appraisal rights. The Initiating Stockholders have elected to cause such a Drag-Along Sale and notice of such election has been provided to all securityholders of TelCove. Therefore all appraisal rights are required to be waived by all TelCove stockholders, consistent with the provisions of TelCove's amended and restated certificate of incorporation.

        To the extent that a TelCove stockholder wishes to attempt to exercise appraisal rights, despite the provisions contained in TelCove's amended and restated certificate of incorporation, the stockholder must comply with the procedures provided for in Section 262 of the General Corporation Law of the State of Delaware, the DGCL. If a TelCove stockholder attempts to assert appraisal rights in connection with the merger, TelCove will oppose that stockholder's right to exercise appraisal rights based upon the provisions in TelCove's amended and restated certificate of incorporation providing for such stockholder's waiver of appraisal rights.

  Notification of Merger

        Delivery of this information statement/prospectus to you constitutes your notice, pursuant to Section 262(d)(2) of the DGCL, that appraisal rights may be available to you. A copy of Section 262 of the DGCL is attached as Annex B.

  Electing Appraisal Rights

        To exercise appraisal rights, the record holder of shares of TelCove capital stock must, within 20 days after the date TelCove mails this information statement/prospectus to such holder, deliver a written demand for appraisal to TelCove. This demand must reasonably inform TelCove of the identity of the holder of record and that the stockholder demands appraisal of his, her or its shares of TelCove capital stock.

        A demand for appraisal must be delivered to: Corporate Secretary, TelCove, Inc., 121 Champion Way Canonsburg, PA 15317.

  Only Record Holders May Demand Appraisal Rights

        Only a record holder of TelCove capital stock may be entitled to demand appraisal rights. The demand must be executed by or for the record holder, fully and correctly, as the holder's name appears on the holder's stock certificate(s).

  •
  If shares of TelCove capital stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

  •
  If shares of TelCove capital stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners.

  •
  An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

  •
  A holder of record, such as a broker, who holds shares of TelCove capital stock as nominee for a beneficial owner, may exercise a holder's right of appraisal with respect to shares of TelCove capital stock held for all or less than all of that beneficial owner's interest. In that case, the written demand should set forth the number of shares of TelCove capital stock covered by the demand. If no number of shares is expressly mentioned, the demand will be presumed to cover all of the shares of TelCove capital stock standing in the name of the record holder. Holders of TelCove capital stock who hold their shares in brokerage accounts or through any other nominee and wish to exercise appraisal rights should consult their brokers or other nominees to determine the procedures they must follow in order for their brokers and other nominees to exercise appraisal rights in respect of their shares of TelCove capital stock.

  Court Petition Must Be Filed

        Within 120 days after the effective time of the merger, any holder of shares of TelCove capital stock who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of shares of TelCove capital stock, and Level 3 may then file a response opposing that petition. Neither Level 3 nor TelCove will have any obligation to file such a petition. Holders of TelCove capital stock seeking to exercise appraisal rights should initiate all necessary action to perfect their rights within the time periods prescribed by Delaware law.

        Within 120 days after the effective time of the merger, any holder of TelCove capital stock who has complied with the requirements under Section 262 of the DGCL for exercise of appraisal rights may make a written request to receive from Level 3 a statement of the total number of shares of TelCove capital stock with respect to which demands for appraisal have been received and the total number of holders of these shares. Level 3 will be required to mail these statements within ten days after it receives a written request.

  Appraisal Proceeding by Delaware Court

        If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine which of the stockholders are entitled to appraisal rights. With respect to any stockholders the court determines are entitled to appraisal rights, the court will appraise the shares of TelCove capital stock owned by the stockholders and determine their fair value. In determining fair value, the court may consider a number of factors including market values of TelCove capital stock, if any, asset values and other generally accepted valuation considerations, but will exclude any element of value arising from the accomplishment or expectation of the merger. The court will also determine the amount of interest, if any, to be paid upon the value of TelCove capital stock to the stockholders entitled to appraisal.

        The value determined by the court for shares of TelCove capital stock could be more than, less than, or the same as the merger consideration, but the form of the consideration payable as a result of the appraisal proceeding would be cash. The court may determine the costs of the appraisal proceeding and allocate them to the parties as the court determines to be equitable under the circumstances. The court may also order that all or a portion of any stockholder's expenses incurred in connection with an appraisal proceeding, including reasonable attorneys' fees and expenses and reasonable fees and expenses of experts utilized in the appraisal proceeding, be charged, on a pro rata basis, against the value of all shares of TelCove capital stock entitled to appraisal.

  Effect of Appraisal Demand on Voting and Right to Dividends

        Any stockholder who has duly demanded an appraisal in compliance with Delaware law will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose. The shares subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time.

  Loss, Waiver or Withdrawal of Appraisal Rights

        Holders of TelCove capital stock will lose the right to appraisal, to the extent such right has not already been waived or is not required to be waived under TelCove's amended and restated certificate of incorporation, if either (i) no petition for appraisal is filed in court within 120 days after the effective time of the merger or (ii) no written demand for appraisal is delivered to TelCove within 20 days after the date this information statement/prospectus is mailed to TelCove stockholders. A stockholder will also lose the right to an appraisal by delivering to TelCove a written withdrawal of the stockholder demand for an appraisal. Any attempt to withdraw a demand for an appraisal that is made more than 60 days after the effective time of the merger requires Level 3's written approval. If appraisal rights are not perfected or a demand for appraisal rights is timely withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the merger, without interest. The number of shares of Level 3 common stock, and cash instead of a fraction of a share of Level 3 common stock, delivered to such stockholder will be based on the same exchange ratio utilized in the merger, regardless of the market price of shares of Level 3 common stock at the time of delivery.

  Dismissal of Appraisal Proceeding

        If an appraisal proceeding is timely instituted, this proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the court.

Regulatory Approvals Required for the Merger

        Consummation of the merger is contingent upon the receipt of approvals from the FCC. Level 3 anticipates filing all of the applications necessary to obtain FCC approval for the consummation of the merger by the end of May 2006. After the applications are filed, the FCC will place the applications on public notice, which will include a deadline for the public to file comments or oppositions to the applications. Consummation of the merger is conditioned upon the FCC approving the applications.

        Consummation of the merger is also contingent upon notification to and/or approval by various state Public Utility Commissions or PUCs. As of May 16, 2006, Level 3 has completed initial filings and has approval proceedings pending with public utility commissions in the following jurisdictions: Delaware, District of Columbia, Florida, Georgia, Louisiana, Maryland, Mississippi, Missouri, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Texas, Virginia and West Virginia. Level 3 will file applications in Tennessee and Vermont by the end May 2006. Level 3 is also required to file a notification in Alabama, Arkansas, Kansas, Kentucky, Michigan, New Hampshire, Oklahoma and South Carolina prior to the closing of the merger.

        In addition, under the HSR Act and the rules promulgated thereunder by the FTC, the merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice or the Antitrust Division and specified waiting period requirements have been satisfied. Level 3 and TelCove filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on May 17,

2006. Since the merger consideration includes Level 3 common stock, certain securityholders of TelCove may, if they do not qualify for certain exemptions, also be required to file notification and report forms under the HSR Act with the FTC and Antitrust Division with respect to their acquisition of Level 3 common stock. However, at any time before or after the time that the merger is effective under Delaware law, and notwithstanding that the HSR Act waiting period has expired, the FTC, the Antitrust Division or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of TelCove or businesses acquired as a result of the merger.

        Level 3 intends to make all required filings under the Securities Act and the Exchange Act relating to the merger.

Accounting Treatment of the Merger

        The merger will be accounted for by Level 3 under the purchase method of accounting. Under the purchase method, the purchase price of TelCove will be allocated to identifiable assets and liabilities acquired from TelCove with any excess being treated as goodwill. Since property, plant and equipment and identifiable assets are depreciated and amortized over time, Level 3 will incur accounting charges from the merger. In addition, these assets and any goodwill will be subject to periodic impairment tests and could result in potential write-down charges in future periods.

        A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Level 3 will undertake a study to determine the fair value of certain of TelCove's assets and liabilities and will make appropriate purchase accounting adjustments upon completion of that study. For financial reporting purposes, the results of operations of TelCove will be included in Level 3's consolidated statement of income following the time that the merger is effective under Delaware law. Level 3's financial statements for prior periods will not be restated as a result of the merger or related transactions.

Resale of Level 3 Common Stock

        All shares of Level 3 common stock that TelCove stockholders receive in connection with the merger will be freely transferable unless the holder is deemed an affiliate of TelCove prior to the merger or of Level 3 following the merger for purposes of the federal securities laws, in which case the certificate for such affiliate's shares of Level 3 common stock will bear an appropriate affiliate stock legend which will be removed by Level 3's transfer agent as described below. Shares of Level 3 common stock held by these affiliates may be sold only pursuant to a registration statement or an exemption under the Securities Act. The registration statement, of which this information statement/prospectus forms a part, filed with the SEC in connection with registration of the Level 3 common stock to be issued to the TelCove stockholders in the merger will also serve as a registration statement for resale by affiliates of TelCove of those shares of Level 3 common stock received by the affiliates in the merger. Those TelCove affiliates will therefore be able to freely sell the shares they receive in the merger. Additionally, TelCove affiliates may also sell freely, subject to certain volume limitations under Rule 145 under the Securities Act. Level 3 will make copies of this information statement/prospectus available to the affiliates who intend to resell the shares of Level 3 common stock received by them in the merger and has informed the selling stockholders of the need for delivery of a copy of this information statement/prospectus to each purchaser of the resale shares prior to or at the time of any sale of the resale shares offered hereby. Upon receipt by Level 3's designated representative of a representation letter in a form reasonably acceptable to Level 3 from either the selling affiliate's securities broker (in the case of shares being sold under the registration statement of which this prospectus is a part) or from each of such selling affiliate and its securities broker (in the case of shares being sold under Rule 145), indicating such selling affiliate's intent to sell a number of shares of

Level 3 common stock in compliance with the representation letter, Level 3 will deliver to its transfer agent an opinion or letter of instruction enabling the affiliate to sell its shares in the transaction(s) in accordance with the terms of the representation letter. Level 3 will use its reasonable best efforts to deliver that opinion or letter of instruction to its transfer agent as soon as practicable after Level 3's receipt of the appropriate representation letter or a facsimile thereof. The certificates for any shares not sold in the proposed transaction(s) will continue to be bear the affiliate legend.

        Level 3 has agreed with TelCove to keep the resale prospectus effective for the benefit of the selling stockholders until the earliest of (i) one year after the effective time of the merger, or (ii) the date of final sale by the selling stockholders of all shares of Level 3 common stock registered on the registration statement for resale.

RELATIONSHIPS WITH TELCOVE

        Level 3 and its affiliates provide telecommunications services to and purchase telecommunications services from TelCove and its affiliates. Level 3 provided approximately $177,885 in transportation, collocation and infrastructure services to TelCove and its affiliates in 2005. Level 3's affiliates, Progress Telecom and WilTel, provided approximately $217,826 and $1,827,549, respectively, in transportation, collocation, dark fiber and private line services to TelCove and its affiliates in 2005. Level 3 paid approximately $5,325,866 to TelCove and its affiliates in 2005 primarily related to right-of-way usage fees. Level 3's affiliate WilTel, purchased $998,200 worth of facility access and switched services from TelCove and its affiliates in 2005. Level 3's affiliate Progress Telecom, did not purchase services from TelCove or its affiliates in 2005.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        Members of the board of directors and executive officers of TelCove may have interests in the merger that are different from, or are in addition to, the interests of TelCove stockholders generally. The TelCove board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and in determining to recommend to TelCove's stockholders to vote for the approval and adoption of the merger agreement.

Executive Officer Employment Arrangements

        On April 30, 2006, Level 3 made offers of employment to Robert E. Guth, TelCove's Chief Executive Officer, and Edward E. Babcock, TelCove's Chief Financial Officer. It is a condition to the obligations of Level 3 to consummate the merger that these arrangements be in full force and effect. These arrangements will become effective as of the consummation of the merger and will supersede Mr. Guth's and Mr. Babcock's existing employment arrangements with TelCove.

        Robert E. Guth—Mr. Guth's employment arrangement with Level 3 will commence upon the consummation of the merger. Mr. Guth will serve in a Senior Level Role in the Metro Services Business Unit of Level 3 and will report directly to Kevin J. O'Hara, Level 3's President and Chief Operating Officer. Mr. Guth will receive an annual base salary of $325,000. Mr. Guth will be eligible to participate in Level 3's equity based long term compensation program, or LTI program, consisting of quarterly grants of Outperform Stock Options adjusted for individual performance and annual grants of Restricted Stock Units. Level 3's Outperform Stock Options or OSOs are indexed equity based compensation awards that only have value when Level 3's stock price outperforms the S&P 500 Index during the period from award grant to award exercise. An OSO has the potential to pay out significantly more than a standard stock option, but only if Level 3 outperforms the S&P 500 Index over the period from award grant to award exercise. 50% of issued OSOs vest on the first anniversary of the award date, and the balance vest pro-rata each quarter over the following four quarters. Based on LTI program award levels as of April 30, 2006, Mr. Guth's quarterly OSO award target is 23,000

OSOs. Mr. Guth's annual Restricted Stock Unit, or RSU, target is 92,000 RSUs, however, Mr. Guth is not eligible to receive an annual RSU award until July 2007. Restrictions on annual RSUs lapse over four years from the grant date at the rate of 25% per year. Mr. Guth will also be granted a one-time special grant of 200,000 RSUs upon the commencement of his employment with Level 3. Restrictions on 50% of this award lapse on the first anniversary of Mr. Guth's commencement of employment, with the restrictions on the remaining 50% lapsing on the second anniversary thereof.

        If (i) Mr. Guth's employment is terminated without Cause (as defined in the offer for employment) by Level 3 on or before the one year anniversary of his start date or (ii) Mr. Guth resigns for any reason within 30 days from the one year anniversary of his start date, Mr. Guth will be entitled to 17 months of his base salary and monthly bonus target as severance.

        Mr. Guth will be entitled to coverage under Level 3's Group Medical, Dental and Life Insurance Plans and will also be entitled to participate in Level 3's 401(k) plan.

        Edward E. Babcock—Mr. Babcock's employment arrangement with Level 3 will commence upon the consummation of the merger. Mr. Babcock will serve in a Senior Level Finance Role in the Metro Services Business Unit of Level 3 and will report directly to Mr. Guth. Mr. Babcock will receive an annual base salary of $300,000. Upon commencement of his employment, Mr. Babcock will be eligible to participate in Level 3's LTI program with a quarterly OSO award target of 20,000 OSOs, based on LTI program award levels as of April 30, 2006, and an annual RSU award target of 80,000 RSUs. However, Mr. Babcock will not be eligible for annual RSU awards until July 2007. Mr. Babcock will also be granted a one-time special grant of 200,000 RSUs upon commencement of his employment. Restrictions on 50% of this one-time award lapse on the first anniversary of Mr. Babcock's commencement of employment and the restrictions on the remaining 50% lapse on the second anniversary thereof.

        If (i) Mr. Babcock's employment is terminated without Cause (as defined in the offer for employment) by Level 3 on or before the one year anniversary of his start date or (ii) Mr. Babcock resigns for any reason within 30 days from the one year anniversary of his start date, Mr. Babcock will be entitled to 17 months of his base salary and monthly bonus target as severance.

        Mr. Babcock will be entitled to coverage under Level 3's Group Medical, Dental and Life Insurance Plans and will also be entitled to participate in Level 3's 401(k) plan.

Indemnification; Directors' and Officers' Insurance

        Level 3 has agreed following the closing of the merger to cause the surviving entity in the merger to indemnify each director or officer of TelCove for any and all actions taken by those individuals prior to the effective time to the fullest extent and in the same manner as TelCove provided indemnification to those directors and officers pursuant to its certificate of incorporation in effect at the effective time of the merger. In addition, if any indemnified person becomes a defendant in any actual action, Level 3 has agreed to advance to that individual his or her legal and other expenses consistent with the terms and conditions for that advancement under TelCove's indemnification provisions, so long as such person agrees to reimburse all amounts so advanced if a court later determines such advancement was inappropriate. Under the merger agreement, Level 3 has also agreed to obtain directors and officers insurance covering the persons currently covered under TelCove's directors and officers insurance for a period of six years from the effective date of the merger.

Ownership of TelCove Capital Stock by Directors and Executive Officers of TelCove

        As of April 30, 2006, there were 8,555,686 shares of TelCove common stock and warrants to purchase 2,110,930 shares of TelCove common stock outstanding. As of April 30, 2006, executive officers and directors of TelCove beneficially owned in the aggregate 4,188,259 shares of TelCove common stock. Beneficial ownership is determined in accordance with SEC rules; provided, however, that the following table does not give effect to warrants that are currently exercisable or exercisable within 60 days hereof.

        The following table sets forth the number of shares of TelCove common stock beneficially owned by each executive officer and director of TelCove as of April 30, 2006. Warrants to purchase TelCove common stock held by executive officers and directors of TelCove are set forth in the immediately following section.

		Shares Beneficially Owned
Name
	Title	Number	Percent
Robert E. Guth	Chairman, President and Chief Executive Officer	0	0
Stephen A. Van Dyke(1)	Director	4,138,033	48.37%
Douglas P. Teitelbaum(2)	Director	4,138,033	48.37%
Kurt M. Cellar(3)	Director	4,188,259	48.95%
John D. Stout(4)	Director	4,138,033	48.37%
Dale Booth	Director	0	0
Eugene L. Davis	Director	0	0
Edward E. Babcock	Vice President and Chief Financial Officer	0	0
Jim Means	General Counsel	0	0
Jeff Donahue	Senior Vice President—Sales and Operations	0	0
Brad Oolman	Senior Vice President—Service Delivery	0	0
Ken Ferderer	Chief Information Officer	0	0
Craig Drinkhall	Senior Vice President—Product and Engineering	0	0

(1)
Includes 4,138,033 shares of TelCove common stock beneficially owned by Bay Harbour Management, L.C. Investment funds affiliated with Bay Harbour owning TelCove common stock include: Bay Harbour Partners, Ltd, Bay Harbour 90-1, Ltd, DQuant Fund, LLC, Trophy Hunter Investments, Ltd, and Zurich Institutional Benchmark Master Fund, Ltd. Mr. Van Dyke is a Managing Principal and Founder of Bay Harbour. Mr. Van Dyke disclaims beneficial ownership of the 4,138,033 shares of TelCove common stock owned by the Bay Harbour investment funds.

(2)
Includes 4,138,033 shares of TelCove common stock beneficially owned by Bay Harbour Management, L.C. Investment funds affiliated with Bay Harbour owning TelCove common stock include: Bay Harbour Partners, Ltd, Bay Harbour 90-1, Ltd, DQuant Fund, LLC, Trophy Hunter Investments, Ltd, and Zurich Institutional Benchmark Master Fund, Ltd. Mr. Teitelbaum is a Managing Principal of Bay Harbour. Mr. Teitelbaum disclaims beneficial ownership of the 4,138,033 shares of TelCove common stock owned by the Bay Harbour investment funds.

(3)
Includes 4,138,033 shares of TelCove common stock beneficially owned by Bay Harbour Management, L.C. Investment funds affiliated with Bay Harbour owning TelCove common stock include: Bay Harbour Partners, Ltd, Bay Harbour 90-1, Ltd, DQuant Fund, LLC, Trophy Hunter Investments, Ltd, and Zurich Institutional Benchmark Master Fund, Ltd. Mr. Cellar is a Portfolio Manager of Bay Harbour. Mr. Cellar disclaims beneficial ownership of the 4,138,033 shares of TelCove common stock owned by the Bay Harbour investment funds.

(4)
Includes 4,138,033 shares of TelCove common stock beneficially owned by Bay Harbour Management, L.C. Investment funds affiliated with Bay Harbour owning TelCove common stock include: Bay Harbour Partners, Ltd, Bay Harbour 90-1, Ltd, DQuant Fund, LLC, Trophy Hunter Investments, Ltd, and Zurich Institutional Benchmark Master Fund, Ltd. Mr. Stout is a Managing Director and Principal of Bay Harbour. Mr. Stout disclaims beneficial ownership of the 4,138,033 shares of TelCove common stock owned by the Bay Harbour investment funds.

Ownership of TelCove Warrants by Directors and Executive Officers of TelCove

        As of April 30, 2006, executive officers and directors of TelCove beneficially own in the aggregate warrants to purchase 1,248,597 shares of TelCove common stock. Beneficial ownership is determined in accordance with SEC rules. At the effective time of the merger, each outstanding TelCove warrant by virtue of the merger will be cancelled and each holder of TelCove warrants will receive consideration equal to the amount such holder would have received if such holder had effected a cashless exercise of its warrants immediately prior to the effective time of the merger and the shares of TelCove common stock issued upon such cashless exercise were converted in the merger.

        The following table sets forth the number of warrants to purchase shares of TelCove common stock beneficially owned by each executive officer and director of TelCove as of April 30, 2006:

Name	Title	Number of Shares of TelCove Common Stock Purchasable	Exercise Price ($)
Robert E. Guth	Chairman, President and Chief Executive Officer	75,000 175,000	14.10 39.74
Stephen A. Van Dyke(1)	Director	15,418 578,031	39.74 34.67
Douglas P. Teitelbaum(2)	Director	15,418 578,031	39.74 34.67
Kurt M. Cellar(3)	Director	15,418 581,116	39.74 34.67
John D. Stout(4)	Director	15,418 578,031	39.74 34.67
Dale Booth	Director	15,418	39.74
Eugene L. Davis	Director	15,418	39.74
Edward E. Babcock	Vice President and Chief Financial Officer	60,000 140,000	14.10 39.74
Jim Means	General Counsel	25,000	39.74
Jeff Donahue	Senior Vice President—Sales and Operations	25,000	39.74
Brad Oolman	Senior Vice President—Service Delivery	25,000	39.74
Ken Ferderer	Chief Information Officer	25,000	39.74
Craig Drinkhall	Senior Vice President—Product and Engineering	25,000	39.74

(1)
Includes 578,031 warrants to purchase TelCove common stock beneficially owned by Bay Harbour Management, L.C. Investment funds affiliated with Bay Harbour owning warrants to purchase TelCove common stock include: Bay Harbour Partners, Ltd, Bay Harbour 90-1, Ltd, DQuant Fund, LLC, Trophy Hunter Investments, Ltd, and Zurich Institutional Benchmark Master Fund, Ltd. Mr. Van Dyke is a Managing Principal and Founder of Bay Harbour. Mr. Van Dyke disclaims beneficial ownership of the warrants to purchase TelCove common stock owned by the Bay Harbour investment funds.

(2)
Includes 578,031 warrants to purchase TelCove common stock beneficially owned by Bay Harbour Management, L.C. Investment funds affiliated with Bay Harbour owning warrants to purchase TelCove common stock include: Bay Harbour Partners, Ltd, Bay Harbour 90-1, Ltd, DQuant Fund, LLC, Trophy Hunter Investments, Ltd, and Zurich Institutional Benchmark Master Fund, Ltd. Mr. Teitelbaum is a Managing Principal of Bay Harbour. Mr. Teitelbaum disclaims beneficial ownership of the warrants to purchase TelCove common stock owned by the Bay Harbour investment funds.

(3)
Includes 578,031 warrants to purchase TelCove common stock beneficially owned by Bay Harbour Management, L.C. Investment funds affiliated with Bay Harbour owning warrants to purchase TelCove common stock include: Bay Harbour Partners, Ltd, Bay Harbour 90-1, Ltd, DQuant Fund, LLC, Trophy Hunter Investments, Ltd, and Zurich Institutional Benchmark Master Fund, Ltd. Mr. Cellar is a Portfolio Manager of Bay Harbour. Mr. Cellar disclaims beneficial ownership of the warrants to purchase TelCove common stock owned by the Bay Harbour investment funds.

(4)
Includes 578,031 warrants to purchase TelCove common stock beneficially owned by Bay Harbour Management, L.C. Investment funds affiliated with Bay Harbour owning warrants to purchase TelCove common stock include: Bay Harbour Partners, Ltd, Bay Harbour 90-1, Ltd, DQuant Fund, LLC, Trophy Hunter Investments, Ltd, and Zurich Institutional Benchmark Master Fund, Ltd. Mr. Stout is a Managing Director and Principal of Bay Harbour. Mr. Stout disclaims beneficial ownership of the warrants to purchase TelCove common stock owned by the Bay Harbour investment funds.

THE MERGER AGREEMENT

        The following is a summary of the material provisions of the merger agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the merger agreement which is included as Annex A to this information statement/prospectus. In addition, the merger agreement contains representations and warranties that Level 3, Level 3 Sub and TelCove made to each other as of the date of the merger agreement or other specific dates. The representations and warranties were made for the purposes of the contract among Level 3, Level 3 Sub and TelCove and are subject to important qualifications and limitations agreed to by Level 3 and TelCove in connection with negotiating the merger agreement. The representations and warranties were negotiated by the parties for the purpose of allocating risk between Level 3 and Level 3 Sub, on the one hand, and TelCove, on the other hand, and for setting forth their respective rights and obligations regarding closing the merger if events or circumstances change after signing the merger agreement.

General Terms of the Merger Agreement

        On April 30, 2006, Level 3, Level 3 Sub and TelCove entered into an Agreement and Plan of Merger, or the merger agreement. The merger provided for by the merger agreement will become effective upon the filing of a properly executed certificate of merger with the Secretary of State of the State of Delaware.

        Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, TelCove will merge with and into Level 3 Sub. The separate legal existence of TelCove will terminate upon the effectiveness of the merger and Level 3 Sub will continue as the surviving entity. The name under which Level 3 Sub will conduct its business will be determined prior to the closing of the merger. At the effective time, the certificate of formation of Level 3 Sub will become the certificate of formation of the surviving entity and the operating agreement of Level 3 Sub will become the operating agreement of the surviving entity. Also, at the effective time, the managers of Level 3 Sub will become the managers of the surviving entity and the officers of TelCove will become the officers of the surviving entity. The managers of the surviving entity will be James Q. Crowe, Kevin J. O'Hara and Thomas C. Stortz. The executive officers of the surviving entity will be James Q. Crowe, Chief Executive Officer, Kevin J. O'Hara, President and Chief Operating Officer, Sunit Patel, Chief Financial Officer, Charles C. Miller, III, Executive Vice President and Thomas C. Stortz, Executive Vice President. Important information about the managers and executive officers of the surviving entity is incorporated by reference into this information statement/prospectus. See the section entitled "Where You Can Find More Information" on page 83 of this information statement/prospectus.

Treatment of Securities in the Merger

        All shares of TelCove common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled at the effective time and each share of TelCove common stock will be converted into the right to receive (a) that number of Level 3 common stock equal to the quotient of the aggregate number of Level 3 shares to be issued in the merger (as set forth in the next paragraph) divided by the number of fully-diluted shares of TelCove common stock outstanding immediately prior to the effective time and (b) an amount in cash equal to the quotient of $445 million divided by the number of fully-diluted shares of TelCove common stock outstanding immediately prior to the effective time of the merger.

        The number of shares of Level 3 common stock to be delivered to the securityholders of TelCove in the merger will be determined by dividing $637 million by the average of the volume weighted sales prices per share of Level 3 common stock as reported by the Nasdaq Stock Market for the ten trading-day period ending on the trading day immediately preceding the third trading day prior to the closing of the transaction. However, in no event will the Level 3 stock price used in determining the number of shares of Level 3 common stock issuable in the merger be less than $3.84 or more than $5.76.

        The number of fully-diluted shares of TelCove common stock outstanding immediately prior to the effective time of the merger assumes the cashless exercise immediately prior to the effective time of the merger of all then outstanding TelCove warrants.

        In addition, the number of shares of Level 3 common stock issuable in the merger will be increased to the extent that holders of TelCove warrants exercise for cash their rights to purchase TelCove common stock prior to the effective time of the merger. In such event, the number of shares of Level 3 common stock issuable in the merger will be increased by the quotient of the aggregate amount of cash received by TelCove with respect to the exercise of TelCove warrants prior to the effective time divided by the average of the volume weighted sales prices per share of Level 3 common stock as reported by the Nasdaq Stock Market for the ten trading-day period ending on the trading day immediately preceding the third trading day prior to the closing of the transaction.

        The exact amount of shares of Level 3 common stock to be delivered in the merger is not determinable at this time, since the price used to calculate the number of shares of Level 3 common stock to be delivered pursuant to the merger agreement is not yet known.

        At the effective time of the merger, each outstanding TelCove warrant by virtue of the merger will be cancelled and each holder of TelCove warrants will receive consideration equal to the amount such holder would have received if such holder had effected a cashless exercise of its warrants immediately prior to the effective time of the merger and the shares of TelCove common stock issued upon such cashless exercise were converted in the merger.

Exchange of Certificates

  Exchange Procedures

        At the effective time, Level 3 will deposit in an exchange fund with Wells Fargo Bank Minnesota, N.A., or another financial institution appointed by Level 3, as exchange agent in the merger, cash and certificates representing Level 3 common stock payable to holders of TelCove stock and warrants plus consideration sufficient to permit payment of any dividends or distributions, if any, with a record date on or after the effective date of the merger, as provided for in the merger agreement.

        Any portion of the exchange fund (including the proceeds of any investments thereof and any merger consideration) that remains undistributed to the holders of TelCove securities on the first anniversary of the effective date of the merger, will be delivered to Level 3 and no merger consideration will be due to holders of TelCove securities thereafter with respect to any TelCove securities not surrendered for exchange in accordance with the merger agreement and the instructions set forth in the letter of transmittal mailed to such holder.

        TelCove stockholders and holders of TelCove warrants who are not affiliates of TelCove and who wish to have their shares of Level 3 common stock transferred to a brokerage account must provide their brokerage information on the letter of transmittal and have their broker initiate the transfer of their shares of Level 3 common stock following closing.

  Dividends and Other Distributions

        Holders of TelCove securities will not be entitled to receive any dividends or distributions payable by Level 3 in respect of Level 3 common stock issuable to such securityholders in the merger until they exchange their TelCove certificates for shares of Level 3 common stock. After they deliver their TelCove certificates to the exchange agent, those securityholders will receive, subject to applicable law, the amount of dividends or other distributions on Level 3 common stock having a record date after the effective time of the merger without interest and less any withholding taxes required to be withheld by Level 3.

  Fractional Shares

        No fractional shares of Level 3 common stock will be issued in the merger. Any fractional shares that would otherwise be issuable in the merger to a holder of TelCove securities will be rounded up to the nearest whole number.

  Dissenting Shares

        Generally, a holder of shares of a Delaware corporation's capital stock who does not vote for or consent to a merger and does not wish to accept the consideration provided for in the merger, is entitled under Delaware law to have its shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of those shares as determined by the court. However, TelCove's amended and restated certificate of incorporation provides that if holders of at least 50% of the issued and outstanding shares of TelCove common stock agree to sell, for cash or freely traded securities (or both), all shares of TelCove common stock then owned by such holders, then such Initiating Stockholders have the right to require all other holders of TelCove securities to sell all such securities owned by them upon the same terms and conditions as the Initiating Stockholders. Such a sale is referred to as the Drag-Along Sale. In a Drag-Along Sale structured as a merger, securityholders of TelCove are required to waive their appraisal rights. The Initiating Stockholders have elected to cause such a Drag-Along Sale and notice of such election has been provided to all securityholders of TelCove. Therefore all appraisal rights are required to be waived by all TelCove stockholders, consistent with the provisions of TelCove's amended and restated certificate of incorporation.

        To the extent that a TelCove stockholder wishes to attempt to exercise appraisal rights, despite the provisions contained in TelCove's amended and restated certificate of incorporation, the stockholder must comply with the procedures provided for in Section 262 of the DGCL. If a TelCove stockholder attempts to assert appraisal rights in connection with the merger, TelCove will oppose that stockholder's right to exercise appraisal rights based upon the provisions in TelCove's amended and restated certificate of incorporation providing for such stockholder's waiver of appraisal rights.

  Miscellaneous

        If a TelCove certificate has been lost, stolen or destroyed, the exchange agent will issue the merger consideration payable under the merger agreement upon receipt of an affidavit with respect to that loss, theft or destruction and an indemnity in an amount determined by Level 3 or the exchange agent.

Representations and Warranties

        The merger agreement contains representations and warranties by TelCove that expire upon the consummation of the merger relating to, among other things:

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  corporate organization, valid existence and qualification to do business;

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  capital structure;

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  corporate authority to enter into and the binding nature of the merger agreement;

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  consents, approvals and filings required for the consummation of the merger;

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  absence of any conflicts with organizational documents, laws and material contracts;

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  compliance with applicable laws;

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  absence of undisclosed liabilities;

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  ownership of assets, properties and rights used in the business;

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  transactions with affiliates;

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  top twenty-five suppliers and customers;

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  adequacy of insurance;

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  accuracy and completeness of financial statements and amount of outstanding indebtedness;

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  absence of certain material adverse events to the business and operations of TelCove since December 31, 2005;

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  matters relating to network facilities and network operations;

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  employee benefit plans and matters relating to ERISA;

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  filing of tax returns, payment of taxes and other tax related matters;

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  absence of material litigation;

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  ownership and leases of real property;

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  compliance with the terms of material contracts;

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  matters relating to employment and labor matters;

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  compliance with environmental laws and regulations;

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  ownership of intellectual property, software, licenses and permits;

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  the absence of the application of any state takeover statute; and

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  payment of advisors' or similar fees.

        The merger agreement also contains representations and warranties by Level 3 and Level 3 Sub that expire upon the consummation of the merger relating to, among other things:

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  corporate organization, valid existence and qualification to do business;

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  capital structure;

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  corporate authority to enter into and the binding nature of the merger agreement;

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  absence of any conflicts with organizational documents, laws and material contracts;

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  consents, approvals and filings required for the consummation of the merger;

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  accuracy of Level 3's filings with the SEC and financial statements therein;

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  sufficiency of funds to consummate the merger; and

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  payment of advisors' or similar fees.

Covenants

        The merger agreement contains customary covenants as well as specific covenants relating to the conduct of TelCove's business pending the consummation of the merger.

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  Subject to certain exceptions, TelCove (as to itself and its subsidiaries) will not (without Level 3's prior written consent):

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  make any material change in the conduct of its businesses or enter into any transaction other than in the ordinary course of business and consistent with past practices;

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  make any change in any of its organizational documents;

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  issue any additional shares of capital stock (other than upon the exercise of warrants to purchase shares of its common stock outstanding on the date of the merger agreement), whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

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  make any sale, assignment, transfer, abandonment, sublease, assignment or other conveyance of its assets, including granting or entering into any IRUs, other than dispositions of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business and consistent with past practice;

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  subject any of its assets, properties or rights, or any part thereof, to any lien;

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  redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of TelCove and its subsidiaries or declare, set aside or pay any dividends or other distribution in respect of such shares or interests;

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  acquire, lease or sublease any material assets, raw materials or properties (including any real property), or enter into any other transaction, other than in the ordinary course of business and consistent with past practice;

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  enter into any new or modify any employee benefit plan, except as otherwise provided pursuant to the terms of any plan or agreement, as required by law, to the extent necessary to avoid imposition of any taxes under Section 409A or Section 4999 of the Internal Revenue Code of 1986 and for increases in compensation to employees in accordance with pre existing contractual provisions and/or consistent with past practice;

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  contractually commit to make capital expenditures for any period after the effective time in excess of $20,000,000 in the aggregate;

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  pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;

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  fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained;

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  except as may be required by changes in U.S. generally accepted accounting principles, change any method, practice or principle of accounting other than in the ordinary course of business;

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  make or change any material tax election or file any amended tax return, settle any material tax claim or assessment, surrender any right to claim a material tax refund or consent to any extension of the limitation period applicable to any tax claim or assessment;

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  settle, release or forgive any material claim or litigation or waive any right thereto which has not been properly reserved on TelCove's books;

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    modify or renew any material contract if such modification or renewal would be materially adverse to TelCove, or terminate, or waive any right or remedy under, any contract, bid or expenditure, where such contract, bid or expenditure is for a contract entailing payments in excess of $500,000;

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    lend money to any person or incur or guarantee any indebtedness for borrowed money or enter into any capital lease obligation, except for borrowings in the ordinary course of business and consistent with past practice under TelCove's existing lines of credit not to exceed $15 million in the aggregate at any one time above the amount outstanding thereunder as of April 30, 2006 and in connection with capital leases in an amount not to exceed $2 million in the aggregate outstanding at any one time above the aggregate amount outstanding under TelCove's capital leases as of April 30, 2006; or

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    authorize or enter into any contract to do any of the foregoing.

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  From and after the date of the merger agreement and until the closing date, TelCove has also agreed (on behalf of itself and its subsidiaries) to:

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  continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use;

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  file, when due or required, all material tax returns and pay when due all material taxes;

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  continue to conduct its business in the ordinary course and consistent with past practice;

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  keep its books of account, files and records in the ordinary course and in accordance with existing practice;

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  use commercially reasonable efforts to preserve intact its operations, organization and reputation, keep available the services of its present officers and key employees and preserve the goodwill and business relationships of its customers; and

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  use commercially reasonable efforts to continue to spend the amounts under vendor contracts at rates and consistent with past practice and in a manner that will ensure that no penalty or shortfall payment will be assessed against TelCove or its subsidiaries during the 12 months after the effective time.

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  In addition, TelCove has agreed to, among other things:

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  use commercially reasonable efforts to obtain any consents or approvals necessary in order to complete the merger; and

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  cause the making of a notice to securityholders of the exercise by a majority of its stockholders of the "drag-along" provision contained in TelCove's certificate of incorporation by which all securityholders will be obligated to participate in the merger on the same terms and waive their appraisal rights.

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  Level 3 has agreed to customary covenants in the merger agreement, including, among other things, to:

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  prepare and file a registration statement on Form S-4 with respect to the registration, under the Securities Act of 1933, of the shares of Level 3 common stock to be issued in the merger, including a resale prospectus for certain securityholders of TelCove who are affiliates of TelCove;

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  use commercially reasonable efforts to obtain consents and approvals necessary in order to consummate the merger; and

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    maintain employee benefit plans, policies and programs for employees of the surviving entity that are not less favorable than those provided by TelCove and its subsidiaries.

Indemnification of TelCove Officers and Directors

        Level 3 has agreed following the closing of the merger to cause the surviving entity in the merger to indemnify each director or officer of TelCove for any and all actions taken by those individuals prior to the effective time to the fullest extent and in the same manner as TelCove provided indemnification to those directors and officers pursuant to its certificate of incorporation in effect at the effective time of the merger. In addition, if any indemnified person becomes a defendant in any actual action, Level 3 has agreed to advance to that individual his or her legal and other expenses consistent with the terms and conditions for that advancement under TelCove's indemnification provisions, so long as such person agrees to reimburse all amounts so advanced if a court later determines such advancement was inappropriate. Under the merger agreement, Level 3 has also agreed to obtain directors and officers insurance covering the persons currently covered under TelCove's directors and officers insurance for a period of six years from the effective date of the merger.

Conditions to Closing the Merger

        The parties' obligations to consummate the merger are subject to the satisfaction or waiver of the following conditions:

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  no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction, or other order that is in effect and prohibits consummation of the merger, and no federal of state governmental authority having instituted any proceeding that is pending seeking any such action;

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  this registration statement on Form S-4 with respect to the registration under the Securities Act of Level 3 common stock to be issued in the merger having been declared effective and not being the subject of any stop order or proceeding by the SEC seeking a stop order;

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  the merger agreement having been approved and adopted by the stockholders of TelCove;

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  all applicable waiting periods (and extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or HSR Act having expired or otherwise been terminated;

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  all approvals from the FCC required to consummate the transactions contemplated by the merger agreement having been obtained and remaining in full force and effect on the closing date of the merger; and

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  Level 3's stockholders having approved an amendment to Level 3's restated certificate of incorporation increasing the number of authorized shares that Level 3 may issue. Such amendment was approved by the stockholders of Level 3 at Level 3's annual meeting of stockholders on May 15, 2006.

        TelCove's obligations to consummate the merger are subject to the satisfaction or waiver of the following additional conditions:

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  the representation and warranties of Level 3 and Level 3 Sub being true and correct other than such failures to be true and correct that would not result in a material adverse effect on the business or operations of Level 3 and its subsidiaries taken as a whole;

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  Level 3 and Level 3 Sub having performed all of its material obligations under the merger agreement in all material respects;

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  during the period from April 30, 2006 to the closing date of the merger, there not having been a material adverse effect on the business and operations of Level 3 and its subsidiaries taken as a whole;

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  the shares of Level 3 common stock issuable in the merger having been authorized for listing on the Nasdaq National Market;

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  TelCove having received an opinion from its counsel that the merger will be treated as a reorganization under section 368(a) of the Internal Revenue Code; and

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  TelCove having received an opinion from Level 3's counsel regarding the valid existence, good standing and corporate authority of Level 3 as well as the due authorization and valid issuance of Level 3's common stock issued pursuant to the merger agreement.

        Level 3's obligation to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:

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  the representation and warranties of TelCove being true and correct other than such failures to be true and correct that would not result in a material adverse effect on the business and operations of TelCove and its subsidiaries taken as a whole (as defined in the merger agreement);

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  TelCove having performed all of its material obligations under the merger agreement in all material respects;

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  consents, approvals and authorizations which are required to be obtained in connection with the execution and delivery of the merger agreement and the consummation of the merger, including all governmental consents and approvals, having been made or obtained and being in full force and effect;

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  during the period from April 30, 2006 to the effective date, there not having been a material adverse effect on the business and operations of TelCove and its subsidiaries taken as a whole (as defined in the merger agreement);

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  certain executive officers of TelCove being employees of TelCove at the closing and the agreements pursuant to which those individuals will be employees of Level 3 after merger being in full force and effect and the individual that is party thereto shall not be in material breach thereof;

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  the notice relating to the implementation of the "drag-along" provision of the TelCove certificate of incorporation having been delivered;

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  Level 3 having received an opinion from TelCove's counsel regarding the valid existence, good standing, capitalization and corporate authority of TelCove as well as other matters;

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  no TelCove stockholder having exercised its appraisal rights in the merger in accordance with Delaware law;

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  Level 3 having received an opinion from its counsel that the merger will be treated as a reorganization under section 368(a) of the Internal Revenue Code; and

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  TelCove having delivered to Level 3 a FIRPTA affidavit.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to consummation of the merger as follows:

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  by mutual consent of Level 3 and TelCove;

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  by either Level 3 or TelCove if Level 3's stockholders fail to approve an amendment to Level 3's restated certificate of incorporation increasing the number of authorized shares that Level 3 may issue at Level 3's annual meeting of stockholders on May 15, 2006 (or any adjournment thereof). Such amendment was approved by the stockholders of Level 3 at Level 3's annual meeting of stockholders on May 15, 2006;

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  by Level 3 if TelCove has breached any representation, warranty, covenant or agreement and as a result of such breach, (i) the representations and warranties of TelCove are not true and correct at the effective time, other than such failures to be true and correct which would not have a material adverse effect on the business and operations of TelCove (as defined in the merger agreement), or (ii) TelCove shall have failed to perform in all material respects all material obligations required under the merger agreement; provided, however, if such breach is curable within 60 days, Level 3 may not terminate unless the breach is not cured by the date which is 60 days following the receipt of notice from Level 3; provided, further, that if such breach is not a result of an action taken by, or an omission by, TelCove and is curable though the exercise of reasonable best efforts, then for so long as TelCove continues to exercise such reasonable best efforts, Level 3 may not terminate the merger agreement unless such breach is not cured at such time that all other conditions to the consummation of the merger have been satisfied or waived;

  •
  by TelCove, if Level 3 has breached any representation, warranty, covenant or agreement and as a result of such breach, (i) the representations and warranties of Level 3 and Level 3 Sub are not true and correct at the effective time, other than such failures to be true and correct which would not have a material adverse effect on the business and operations of Level 3, or (ii) Level 3 shall have failed to perform in all material respects all material obligations required under the merger agreement; provided, however, if such breach is curable within 60 days, TelCove may not terminate unless the breach is not cured by the date which is 60 days following Level 3's receipt of notice from TelCove; provided, further, that if such breach is not a result of an action taken by, or an omission by, Level 3 and is curable though the exercise of reasonable best efforts, then for so long as Level 3 continues to exercise such reasonable best efforts, TelCove may not terminate the merger agreement unless such breach is not cured at such time that all other conditions to the consummation of the merger have been satisfied or waived;

  •
  by either Level 3 or TelCove if any court or governmental authority issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger, and such order, decree, or ruling or other action shall have become final and unappealable; or

  •
  by either Level 3 or TelCove if the conditions to the merger are incapable of being satisfied by April 30, 2007, provided that this right to terminate is not available to any party whose failure to fulfill an obligation under the merger agreement is the cause of the failure of the merger.

Amendments and Waivers

        The parties may amend, modify or waive any of the terms, covenants, representations, warranties or conditions of the merger agreement by a written instrument executed by the parties, or in the case of a waiver, by the party waiving compliance.

Fees and Expenses

        All fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those fees and expenses, whether or not the merger is completed, provided that TelCove will pay its third party expenses prior to the closing.

DESCRIPTION OF LEVEL 3 CAPITAL STOCK

        Set forth below is a description of the shares of Level 3 common stock that TelCove securityholders will receive in the merger. The following statements are brief summaries of, and are subject to the provisions of, Level 3's restated certificate of incorporation, Level 3's amended and restated by-laws and the relevant provisions of the DGCL. Level 3 has filed with the SEC its amended and restated by-laws. Level 3's restated certificate of incorporation was filed in the Secretary of State of the State of Delaware on May 23, 2005 and filed as an exhibit to Level 3's Current Report on Form 8-K filed with the SEC on May 27, 2005 and May 17, 2006.

        As of the date of this information statement/prospectus, Level 3's authorized capital stock consists of 2,250,000,000 shares of Level 3 common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share, which we refer to in this document as Level 3 preferred stock. As of April 28, 2006, there were 846,768,451 shares of Level 3 common stock outstanding and no shares of preferred stock outstanding.

Common Stock

        Subject to the senior rights of Level 3 preferred stock which may from time to time be outstanding, holders of Level 3 common stock are entitled to receive dividends declared by the board of directors of Level 3 out of funds legally available for their payment. Upon dissolution and liquidation of Level 3's business, holders of Level 3 common stock are entitled to a ratable share of Level 3's net assets remaining after payment to the holders of the Level 3 preferred stock of the full preferential amounts they are entitled to. All outstanding shares of Level 3 common stock are fully paid and nonassessable. The holders of Level 3 common stock are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. Holders of Level 3 common stock are not entitled to cumulative voting for the election of directors. They are not entitled to preemptive rights.

Preferred Stock

        The Level 3 preferred stock has priority over the Level 3 common stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation. The board of directors of Level 3 is authorized to fix and determine the terms, limitations and relative rights and preferences of the Level 3 preferred stock, to establish series of preferred stock and to fix and determine the variations as among series. The board of directors of Level 3 without stockholder approval could issue Level 3 preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Level 3 common stock.

Anti-Takeover Effects

        Level 3 currently has provisions in its restated certificate of incorporation and by-laws that could have an "anti-takeover" effect. The provisions in the restated certificate of incorporation include:

  •
  a prohibition on Level 3 stockholders taking action by written consent;

  •
  the requirement that special meetings of stockholders be called only by the board of directors or the chairman of the board; and

  •
  the requirement of the affirmative vote of at least 66 2/3% of Level 3's outstanding shares of stock entitled to vote thereon to adopt, repeal, alter, amend or rescind Level 3's by-laws.

        Level 3's by-laws contain specific procedural requirements for the nomination of directors and the introduction of business by a stockholder of record at an annual meeting of stockholders where such business is not specified in the notice of meeting or brought by or at the discretion of the board of directors of Level 3.

Transfer Agent

        The transfer agent for shares of Level 3 common stock is Wells Fargo Shareowner Services.

Listing

        Shares of Level 3 common stock are quoted on the Nasdaq National Market under the ticker symbol "LVLT".

COMPARISON OF STOCKHOLDER RIGHTS

        Level 3 and TelCove are incorporated under the laws of the State of Delaware. If the merger is completed, TelCove securityholders, whose rights are currently governed by the General Corporation Law of the State of Delaware or the DGCL, the amended and restated certificate of incorporation of TelCove and the amended and restated by-laws of TelCove, will become stockholders of Level 3, and their rights as such will be governed by the DGCL, the restated certificate of incorporation of Level 3, as amended, and the amended and restated by-laws of Level 3. The material differences between the rights of holders of TelCove common stock and the rights of holders of Level 3 common stock, resulting from the differences in their governing documents, are summarized below.

        The following summary does not purport to be a complete statement of the rights of holders of Level 3 common stock under applicable Delaware law, the restated certificate of incorporation of Level 3, as amended, and the amended and restated by-laws of Level 3, nor does the following purport to be a complete summary of the rights of the holders of TelCove capital stock under applicable Delaware law, the amended and restated certificate of incorporation of TelCove and the amended and restated by-laws of TelCove, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the DGCL and the governing corporate instruments of Level 3 and TelCove. We urge you to read those documents carefully in their entirety. Copies of the applicable governing corporate instruments of Level 3 are available, without charge, to any person, including any beneficial owner to whom this information statement/prospectus is delivered, by following the instructions listed under "Where You Can Find More Information" on page 83.

	Rights of Holder of Level 3 Common Stock	Rights of Holder of TelCove Common Stock
Capitalization:	Level 3's restated certificate of incorporation authorizes Level 3 to issue 2,250,000,000 shares of Level 3 common stock and 10,000,000 shares of Level 3 preferred stock. Level 3's board of directors has the authority, without stockholder approval, to issues shares of authorized preferred stock from time to time in one or more series and to fix the rights and preferences, including voting rights, of each series of preferred stock, which rights could adversely affect the voting power of the holders of Level 3 common stock.	TelCove's amended and restated certificate of incorporation authorizes TelCove to issue 25,000,000 shares of TelCove common stock and 5,000,000 shares of preferred stock. TelCove's board of directors has the authority, without stockholder approval, to issues shares of authorized preferred stock from time to time in one or more series and to fix the rights and preferences, including voting rights, of each series of preferred stock.
Outstanding Shares:
As of April 28, 2006, there were 846,768,451 shares of Level 3 common stock and no shares of Level 3 preferred stock outstanding. Level 3 common stock is listed on the Nasdaq National Market under the symbol "LVLT".
As of April 30, 2006, there were 8,555,686 shares of TelCove common stock and no shares of TelCove preferred stock outstanding. There is no established trading market for shares of TelCove capital stock.

Treatment of Shares upon Merger:	Level 3's outstanding common stock will not be affected by the consummation of the merger.
Level 3 will acquire TelCove by merging TelCove with and into Eldorado Acquisition Three, LLC, a wholly owned subsidiary of Level 3 at the effective time with Eldorado Acquisition Three, LLC continuing as the surviving entity. As a result, TelCove will become a wholly-owned subsidiary of Level 3 and all shares of TelCove common stock and warrants outstanding at the effective time will be cancelled.
Voting Rights:
	Level 3's common stock is entitled to one vote for each share and votes together as a single class. The Level 3 restated certificate of incorporation does not provide for cumulative voting for directors.	TelCove common stock is entitled to one vote per share. The TelCove amended and restated certificate of incorporation does not provide for cumulative voting for directors.
Conversion Rights:	Shares of Level 3 common stock are not subject to any conversion rights.	Shares of TelCove common stock are not subject to any conversion rights.
Number of Directors:
Pursuant to Level 3's restated certificate of incorporation and amended and restated by-laws, the number of members of Level 3's board of directors shall not be fewer than 6 nor more than 15, the exact number to be fixed from time to time within such range by duly adopted resolutions of Level 3's board of directors. Level 3's board of directors currently has 9 members.
Pursuant to TelCove's amended and restated by-laws, the number of members of TelCove's board of directors shall be determined from time to time by resolution of the board of directors. TelCove's board of directors currently has 7 members.
Removal of Directors:
Any director or the entire board of directors may be removed from office only for cause, by affirmative vote of the holders of at least 66 2/3% of the outstanding shares then entitled to vote at an election of directors. Directors may not be removed without cause.
Any director or the entire board of directors may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of TelCove's issued and outstanding voting stock entitled to vote at an election of directors at a special meeting of the stockholders called for such purpose.

Filling Vacancies on the Board of Directors:
Any vacancies on the board of directors, however resulting, and newly created directorships resulting from any increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors then in office.
Vacancies on the board of directors resulting from the removal of a director may be filled by the affirmative vote of the holders of a majority of TelCove's issued and outstanding voting stock entitled to vote at an election of directors at the meeting called for such removal. Vacancies on the board of directors resulting from death, disability or otherwise may be filled by the affirmative vote of a majority of the remaining directors.
Amendments to Charter:
The DGCL prescribes that any amendment to Level 3's restated certificate of incorporation must be approved by the board and a resolution adopted recommending that the amendment be approved by a majority of the outstanding stock entitled to vote on the amendment, plus the approval of a majority of the outstanding stock of any class entitled under the DGCL to vote separately as a class on the amendment.

In addition to the affirmative vote of the holders of capital stock required by law, Level 3's restated certificate of incorporation provides that provisions requiring the affirmative vote of at least 66 2/3% shall not be amended except by such vote.
The DGCL prescribes that any amendment to TelCove's certificate of incorporation must be approved by the board in a resolution adopted recommending that the amendment be approved by a majority of the outstanding stock entitled to vote on the amendment, plus the approval of a majority of the outstanding stock of any class entitled under the DGCL to vote separately as a class on the amendment. The DGCL also provides that restrictions on transfers of securities may not be amended without the consent of each holder thereof.

The TelCove amended and restated certificate of incorporation does not provide requirements to amend the TelCove amended and restated certificate in addition to those required by law.
Amendments to By-laws:
Pursuant to Level 3's restated certificate of incorporation and amended and restated by-laws, the by-laws of Level 3 may be repealed, altered, amended or rescinded, and new by-laws adopted, by the majority vote of the board of directors or the affirmative vote of 66 2/3% of the outstanding stock entitled to vote thereon. The fact that such power has been conferred upon the directors does not divest or limit the stockholders' power to adopt, amend or repeal by-laws.
TelCove's amended and restated certificate of incorporation authorizes the board of directors to make, amend and repeal the by-laws of TelCove by affirmative vote of a majority of the directors. The by-laws of TelCove may also be amended, altered, repealed or adopted by the affirmative vote of a majority of TelCove's issued and outstanding stock entitled to vote at any annual or special meeting.

Special Meetings of the Board of Directors:	A special meeting of the board of directors of Level 3 may be called by the Chairman of the Board, the Chief Executive Officer, the President or by a majority of the directors.	A special meeting of the board of directors of TelCove may be called by the Chairman of the Board, the President or a majority of the directors.
Special Stockholders Meetings:
	A special meeting of Level 3's stockholders may only be called by the Chairman of the Board, the Chief Executive Officer, the President or the board of directors. Stockholders are not permitted to call special meetings.	A special meeting of TelCove's stockholders may be called by (i) the holders of more than 40% of the issued and outstanding shares of common stock or (ii) the board of directors.
Action by Consent of Stockholders:
Under the DGCL, unless a company's certificate of incorporation specifies otherwise, stockholders may execute an action by written consent in lieu of any annual or special stockholder meeting. Level 3's restated certificate of incorporation prohibits stockholder action by written consent.
Under the DGCL, unless a company's certificate of incorporation specifies otherwise, stockholders may execute an action by written consent in lieu of any annual or special stockholder meeting. TelCove's amended and restated by-laws provide that any action required or permitted to be taken by the TelCove stockholders at a meeting may be effected by consent in writing by the number of stockholders not less than the minimum number that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present.

Limitation of Personal Liability of Directors:
Level 3's restated certificate of incorporation provides that no director of Level 3 shall be personally liable to Level 3 or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Level 3 or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (unlawful payment of dividend or unlawful stock purchase or redemption), or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating the personal liability of directors, then the liability of a director of Level 3 shall be eliminated to the fullest extent permitted by the DGCL as so amended.
TelCove's amended and restated certificate of incorporation provides that a director shall not be liable to TelCove or its stockholders for acts or omissions in the performance of his or her duties as a director of TelCove, except for liability (i) for any breach of the director's duty of loyalty to TelCove or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (unlawful payment of dividend or unlawful stock purchase or redemption), or (iv) for any transaction from which the director derived any improper personal benefit.
Indemnification of Directors and Officers:
Level 3's restated certificate of incorporation provides that Level 3 shall, to the fullest extent permitted by law, indemnify each person who is or was a director or officer of Level 3 or is or was serving as a director or officer of another entity at the request of Level 3.

Level 3's amended and restated by-laws provide that Level 3 shall indemnify persons made a party, or threatened to be made a party, to any action, proceeding or suit by reason of the fact that he is or was a director or officer of Level 3, or is or was serving at the request of Level 3 as an officer or director or another entity, against expenses and judgments incurred by him if he acted in good faith and in a manner reasonably believed to be not opposed to the best interests of Level 3.
TelCove's amended and restated certificate of incorporation provides that TelCove shall indemnify persons made a party, or threatened to be made a party, to any action, proceeding or suit by reason of the fact that he is or was a director or officer of TelCove, or is or was serving at the request of TelCove as an officer or director or another entity, to the fullest extent permitted by the DGCL, as amended.

Relevant Restrictions on the Transfer of Shares of Capital Stock:
The Level 3 restated certificate of incorporation and amended and restated by-laws do not provide for restrictions on transfers of shares of capital stock in addition to those provided by applicable law.
Pursuant to TelCove's amended and restated certificate of incorporation, transfers of securities (i) resulting in the number of securityholders exceeding 450 and (ii) requiring registration under the Securities Act of 1933, as amended, are prohibited.

The amended and restated certificate of incorporation of TelCove provides for tag-along rights. Generally, if any securityholder holding more than 5% of TelCove's issued and outstanding common stock transfers more than 51% of the outstanding common stock or common stock equivalents, such securityholder must give notice to TelCove and the other securityholders. The other securityholders are then granted the right to participate in the transfer on the same terms.

The amended and restated certificate of incorporation of TelCove also provides for drag-along rights. Generally, if any securityholders collectively holding more than 50% of the issued and outstanding shares of common stock of TelCove agree to sell all of their common stock, such securityholders have the right to require all other holders of common stock and common stock equivalents to sell their common stock and common stock equivalents to the same purchaser on the same terms.

INFORMATION CONCERNING LEVEL 3

        Important business and financial information about Level 3 is incorporated by reference into this information statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 83 of this information statement/prospectus.

INFORMATION CONCERNING TELCOVE

Business

        TelCove is a provider of business critical telecommunications services that offers enterprise companies and carriers Internet, Data, and Voice solutions via its metropolitan and intercity fiber optic network to 70 markets throughout the eastern half of the United States. TelCove was founded in October 1991 as Hyperion Telecommunications, Inc. and changed its name to Adelphia Business Solutions, Inc. in October 1999. A former subsidiary of Adelphia Communications, Inc., Adelphia Business Solutions and certain of its subsidiaries filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in March and June 2002. In October 2003, Adelphia Business Solutions proposed a plan of reorganization that provided its secured bondholders with equity of the reorganized company and its unsecured creditors with the option of a cash distribution or a share of the reorganized company. Adelphia Business Solutions successfully confirmed its plan of reorganization in December 2003, which resulted in the company emerging from bankruptcy privately-held in April 2004. Upon emergence, the company officially changed its name to TelCove, Inc. The reorganization allowed TelCove to refocus its business plan on telecommunications intensive customers who value its metro network assets and services, while restructuring its balance sheet.

        TelCove's interconnected and fully redundant SONET-based network consists of approximately 22,000 route miles of local and long haul fiber, providing its approximately 14,000 customers with the infrastructure to transport their vital communications. TelCove's design model is to connect customers directly "on net," building a resilient fiber ring from its metropolitan fiber network to each customer premises. TelCove builds, operates, and owns its fiber optic network, rather than being a provider who leases network facilities and re-sells services. TelCove has direct connectivity to approximately 3,700 on-net buildings.

        TelCove provides the "last-mile" solution to its customers' premises, with the ability to manage the customer's communications from the point of origination to the point of termination.

        TelCove offers a full suite of telecom services, including data networking services, Voice over IP or VoIP and Internet Protocol Virtual Private Network or IP VPN services, business continuity/disaster recovery solutions, Internet services, traditional transport services, and local and long distance circuit switch business voice services.

        TelCove's Internet service offerings include:

  •
  Voice over Internet Protocol (VoIP) with support for E-911 in certain instances;

  •
  Dedicated Internet Access;

  •
  Commercial Web Hosting; and

  •
  e-Commerce Services.

        TelCove's Data service offerings include:

  •
  Ethernet (Metro and Intercity);

  •
  Storage Networking Solutions;

  •
  Business Continuity/Disaster Recovery Solutions;

  •
  IP VPN;

  •
  Remote Access VPN;

  •
  OC-192 and 10 Gigabits per second (Gbps) Wavelengths;

  •
  Local Private Line;

  •
  Private Local SONET Ring;

  •
  Intercity Private Line;

  •
  ATM; and

  •
  Frame Relay.

        TelCove's Voice service offerings include:

  •
  Business Lines Business Trunks ISDN BRI/PRI;

  •
  Centrex;

  •
  Voice Messaging and Auto Attendant; and

  •
  Long Distance.

        TelCove also offers colocation services and E-Billing services.

TelCove's Management's Discussion and Analysis of Financial Condition and Results of Operations

        The financial data set forth below for the years ended December 31, 2005 and December 31, 2004 is drawn from audited financial statements of TelCove. The financial data set forth below for the period ended March 31, 2006 is drawn from unaudited financial statements of TelCove. These financial statements are not incorporated into this information statement/prospectus and should not be relied upon for purposes of this information statement/prospectus.

  Forward-looking and Cautionary Statements

        Some statements and information contained in this discussion are not historical facts, but are "forward-looking statements," as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "plans," "may," "will," "would," "could," "should," or "anticipates" or the negative of these words or other variations of these words or other comparable words, or by discussions of strategy that involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements regarding:

  •
  TelCove's services, including the development and deployment of data products and services based on IP, Ethernet and other technologies and strategies to expand TelCove's targeted customer base and broaden its sales channels;

  •
  the operation of TelCove's network and back office systems;

  •
  liquidity and financial resources, including anticipated capital expenditures, funding of capital expenditures and anticipated levels of indebtedness and liquidity; and

  •
  trends related to and expectations regarding the results of operations in future periods.

        All such forward-looking statements are qualified by the inherent risks and uncertainties surrounding expectations generally and also may materially differ from TelCove's actual experience involving any one or more of these matters and subject areas. In addition, the operation and results of TelCove's business also may be subject to the effect of other risks and uncertainties in addition to the relevant qualifying factors, including, but not limited to:

  •
  general economic conditions in the geographic areas that TelCove is targeting for the sale of telecommunications services;

  •
  the ability to achieve and maintain market penetration and average per customer revenue levels sufficient to provide financial viability to TelCove's business;

  •
  the quality and price of similar or comparable telecommunications services offered, or to be offered, by TelCove's current or future competitors; and

  •
  future telecommunications-related legislation or regulatory developments and the conduct of incumbent carriers in reaction to such developments.

  Overview

        TelCove is a leading provider of business critical telecommunications to large enterprise business, governmental and educational institutions, as well as to other carrier service providers. TelCove currently offers a full range of communications services in 70 markets through its collection of high-bandwidth, secure, metropolitan and intercity fiber-optic network spanning the eastern half of the United States.

        TelCove continues to provide customers with communications services such as Metro and Intercity Transport, Wave Connectivity, Metro and Intercity Ethernet, IP Transport, ATM & Frame Relay, Internet, and Voice, as well as new product offerings such as Voice over IP (VoIP), Disaster Recovery/Business Continuity (DR/BC) and IP—Virtual Private Network (VPN) services. Customers have a choice of receiving these services separately or as bundled packages, which are typically priced at a discount when compared to the price of the separate services. TelCove's objective is to take advantage of the improved economic returns and better customer service from providing services "on-net," or over TelCove's own network.

        A summary of TelCove's non-financial statistical information as of March 31, 2006 is as follows:

Total
Markets Served	70
Local Route Miles	11,989
Long-Haul Route Miles	10,676
Buildings Connected On-Network with Fiber Facilities	3,901
Buildings Connected On-Network with Fiber but Not Lit	746
Class 5 Switching Central Offices	45
IXC POPs	172
LEC LSOs	383
Total Employees	1,446

  Critical Accounting Policies

        TelCove has identified the policies below as critical to its business operations and the understanding of its results of operations. The effect of any associated risks related to these policies on TelCove's business operations is discussed throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations where these policies affect TelCove's reported and expected financial results.

  Accounts Receivable

        Accounts receivable are reported at net realizable value and consist of amounts billed and currently due from customers as well as revenues earned but not yet billed at the end of the reporting period. TelCove maintains an allowance for doubtful accounts resulting from uncollectible balances based on aging of accounts receivable balances and historical write-off experience. An allowance for doubtful accounts of $13.8 million, $17.4 million and $18.2 million is recorded as a reduction of accounts receivable at March 31, 2006, December 31, 2005, and December 2004, respectively.

        TelCove determines past-due or delinquency status by using the aging reports of TelCove's accounts receivables and obtaining feedback from TelCove's field offices and collections management staff. TelCove uses a collection agency to follow up collections from delinquent customers. Accounts receivables are written off when no response is received from delinquent customers within a reasonable time or the balance is otherwise deemed uncollectible.

        During the three months ended March 31, 2006 and March 31, 2005, the twelve months ended December 31, 2005 and the nine months ended December 31, 2004, TelCove generated greater than 10% of its revenues from the Commonwealth of Pennsylvania under a contract to build an advanced information technology infrastructure and to provide communications services. Total revenues generated from this customer were $42.3 million and $31.1 million for the twelve months ended December 31, 2005 and the nine months ended December 31, 2004, respectively. Total revenues generated from this customer were $10.9 million and $10.6 million for the three months ended March 31, 2006 and March 31, 2005, respectively.

        TelCove is exposed to concentration of credit risk principally from trade accounts receivable. TelCove performs ongoing credit evaluations of its customers but does not typically require collateral deposits to support customer receivables.

  Property, Plant and Equipment

        Property, plant and equipment are stated at cost less accumulated depreciation. Cost includes expenditures for improvements and replacements which extend the useful lives or increase capacity of the assets as well as expenditures necessary to place assets into readiness including amounts directly associated with network engineering, design, construction and installation. Assets under capital leases are stated at the lower of the fair value of the asset or the net present value of the minimum lease payments at the inception of the lease.

        Costs of additions and improvements are capitalized and repairs and maintenance are charged to expense as incurred. Direct costs of constructing property and equipment are capitalized including interest costs and labor and overhead costs related to construction and installation. Interest cost when applicable, is capitalized based on the weighted-average cost of interest and average fixed asset additions. No interest costs were capitalized for the for the periods ended December 31, 2005 or December 31, 2004, nor were such costs capitalized for the three months ended March 31, 2006 or March 31, 2005. Labor and overhead costs are capitalized based primarily upon the proportion of certain technical employees' time involved in the installation of network equipment. Total labor and overhead costs capitalized was $25.3 million and $12.3 million for the twelve months ended December 31, 2005 and the nine months ended December 31, 2004, respectively. Total labor and overhead costs capitalized was $7.3 million and $5.4 million for the three months ended March 31, 2006 and March 31, 2005, respectively.

        Provision for depreciation and amortization of property, plant and equipment is computed using the straight-line method over the estimated useful lives of the assets beginning in the month the asset is available for use or is acquired.

        The estimated useful lives of TelCove's principal classes of property, plant and equipment are as follows:

Telecommunication networks	10-20 years
Network monitoring and switching equipment	5-10 years
Fiber optic use rights	15 years
Other	3-10 years

        Inventory of materials to be used in fixed asset additions is presented as part of fixed assets and is stated at cost, determined on a moving average basis, less allowance for inventory obsolescence.

  Asset Impairments

        In accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," TelCove reviews the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable.    Measurement of any impairment includes a comparison of estimated undiscounted future operating cash flows anticipated to be generated during the remaining life of the assets with their carrying value. Management has determined that there is no impairment necessary for the year ended December 31, 2005.

        TelCove makes significant assumptions and estimates in this process regarding matters that are inherently uncertain, such as estimating cash flows, remaining useful lives, discount rates and growth rates. The resulting cash flows are computed over an extended period of time, which subjects those assumptions and estimates to an even larger degree of uncertainty. While TelCove believes that its estimates are reasonable, different assumptions regarding such cash flows could materially affect the valuation of the long-lived assets.

  Intangible Assets

        TelCove's intangible assets relate to customer lists. TelCove considers these intangible assets to have finite useful lives. TelCove follows the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," in accounting for its intangible assets, which requires the amortization of these assets over their useful lives. Amortization is calculated on a straight-line basis over five years.

  Goodwill

        TelCove's goodwill represents acquisition costs in excess of the fair value of net assets acquired, related to TelCove's acquisition of the remaining 50% partnership interest in PECO TelCove in June 2004. TelCove follows the provisions of SFAS No. 142. Under the provisions of SFAS No. 142, goodwill is no longer amortized over its estimated useful life, but instead is tested for impairment at least annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. TelCove performed impairment tests prescribed by SFAS No. 142 as of December 31, 2005 and 2004 and determined that there is no impairment.

  Stock-based Compensation

        In December 2004, the Financial Accounting Standards Boards ("FASB") issued SFAS No. 123R, "Share-Based Payments". SFAS No. 123R requires the cost of employee services received in exchange for an award of equity instruments to be measured based on the grant-date fair value of the award and the number of awards expected to vest. TelCove elected to adopt SFAS No. 123R as of the Effective Date.

  Accrued Network Costs

        Accrued network costs include management's estimate of charges for direct access lines, facility charges, outgoing and incoming minutes, reciprocal compensation and other costs of revenue for a given period for which bills have not yet been received. Management's estimate is developed from the number of lines and facilities in service, minutes of use and rates charged by each respective service provider and historically charged amounts. Subsequent adjustments to this estimate may result when actual costs are billed by the service provider. However, management does not believe such adjustments will be material to TelCove's financial statements.

  Self-Funded Health Insurance Reserve

        TelCove is insured for employee health insurance through a risk retention program. TelCove accrues for the estimated losses occurring from both asserted and unasserted claims. The estimate of the liability for the unasserted claims arising from unreported incidents is based on an analysis of historical claims data.

  Revenue Recognition

        TelCove recognizes revenue from communications services in the month in which the related service is provided. TelCove recognizes revenues related to management and network monitoring of the joint ventures in the month in which the related services are provided. Reciprocal compensation and carrier access revenue is an element of switched service revenue, which represents compensation from Local Exchange Carriers ("LECs") and Inter Exchange Carriers ("IXCs") for local and long distance exchange traffic originated by other LEC/IXCs terminated on TelCove's facilities. The billing, payment and other arrangements for reciprocal compensation are governed by interconnection agreements between other LEC/IXSs and TelCove. TelCove recognizes revenue based upon established contracts and/or established tariff rates with the LEC/IXCs when the service is provided and has established a reserve for a portion of those revenues that it deems potentially uncollectible.

        TelCove has sold fiber (also referred to as indefeasible rights of use or IRUs) on its network primarily to other telecommunications service providers in the form of sales of specific dark fiber strands. Revenue from transactions related to sales of dark fiber that meet the criteria of a sales-type lease are recognized at the time the dark fiber is delivered to and accepted by the customer. If the criteria for sales-type lease accounting are not met, revenue is recognized ratably over the term of the agreement. Total revenue associated with dark fiber sales that were recognized ratable over the term of the agreement during the twelve months ended December 31, 2005 and the nine months ended December 31, 2004 totaled $95 and $67, respectively. Total revenue associated with dark fiber sales that were recognized ratable over the term of the agreement during the three months ended March 31, 2006 and March 31, 2005 totaled $30 and $24, respectively. There were no dark fiber sales that met the sales-type lease criteria for such periods.

  Use of Estimates in the Preparation of Financial Statements

        TelCove uses estimates and assumptions in the preparation of its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. Estimates are used when accounting for impairment charges, revenues and related allowances, allowance for doubtful accounts, accrued access costs, depreciation and amortization of property, plant and equipment and intangible assets, income taxes, acquisition-related assets and liabilities, accrued and contingent liabilities and fresh start reporting. TelCove evaluates and updates its assumptions and estimates on an ongoing basis and may employ outside experts to assist in its evaluations.

  Significant Events Subsequent to December 31, 2005:

  Definitive Agreement and Plan of Merger

        On April 30, 2006, TelCove signed a definitive Agreement and Plan of Merger pursuant to which TelCove will be acquired by Level 3. For a description of the Merger Agreement, see the section entitled "The Merger Agreement" beginning on page 47.

  Revolving Credit Facility

        On June 28, 2004, TelCove entered into a Loan and Security Agreement with Congress Financial Corporation (the "Credit Facility"). On April 13, 2005, TelCove entered into an Amended and Restated Loan and Security Agreement with Wachovia Bank, NA (formerly Congress Financial Corporation), as agent, and certain other lenders (the "Credit Facility"). The Credit Facility which was subsequently amended on June 30, 2005 and March 9, 2006, expires December 31, 2007. Under this agreement, TelCove, subject to certain limitations, has the ability to borrow up to $75.0 million. TelCove has pledged substantially all of its assets as security for the Credit Facility. The Credit Facility includes a borrowing base limitation based upon TelCove's eligible accounts receivable and historical cash receipts. As of March 31, 2006, the borrowing base was limited to $72.5 million. Under the terms of the Credit Facility, TelCove, at its option, has the right to borrow money based on the Eurodollar Rate or the Prime Rate. Prime Rate loans are paid down on a daily basis with TelCove's receipts and bear interest at prime plus 0.75%. Eurodollar Rate loans are set for a period of one, two or three months and can be renewed at the end of each period. If the Eurodollar Rate loans are not renewed, the funds associated with the loan are automatically converted to the Prime Rate loan. Eurodollar Rate loans bear interest at the London Interbank Offer Rate for the term of the loan plus 2.75%.

        Under the Credit Facility, TelCove must comply with certain covenants including certain financial requirements such as minimum earnings before interest, income taxes, depreciation and amortization ("EBITDA") requirements and minimum availability requirements. As of March 31, 2006, TelCove complied with the financial covenants of the Credit Facility.

        As of March 31, 2006, TelCove had $53.6 million outstanding on the Credit Facility, all of which was outstanding on Eurodollar Rate loans.

  Term Loan

        On June 30, 2005, TelCove entered into a Senior Secured Second Lien and First Mortgage Term Loan and Security Agreement (the "Term Loan"). The Bank of New York acts as agent for the Term Loan which has a maturity date of June 30, 2008 and is secured by a first lien on certain of TelCove's owned real estate and its fixed wireless licenses and a second lien on substantially all of TelCove's other assets, subject to the provisions on an intercreditor agreement with the Credit Facility. Initial borrowings under the Term Loan were used to fund the KMC acquisition. The Term Loan was subsequently amended and restated on March 9, 2006 to increase the facility to $85 million, subject to certain restrictions. Under the terms of the Term Loan, TelCove, at its option, has the right to borrow money based on the Eurodollar Rate or the Prime Rate. Prime Rate loans bear interest at prime plus 3.00% to 4.75%, depending upon TelCove's outstanding indebtedness divided by the preceding fiscal quarter's EBITDA. Eurodollar Rate loans bear interest at the London Interbank Offer Rate for the term of the loan plus 4.00% to 5.75%, depending upon TelCove's outstanding indebtedness divided by the preceding fiscal quarter's EBITDA.

        Under the Term Loan, TelCove must comply with certain covenants including certain financial requirements such as minimum EBITDA requirements and minimum availability requirements. As of March 31, 2006, TelCove complied with the financial covenants of the Term Loan. As of March 31,

2006, TelCove had $65 million outstanding on the Term Loan, all of which was outstanding on Eurodollar Rate loans.

  Investments

        The equity method of accounting is used to account for investments in joint ventures in which TelCove owns less than a majority interest. Under this method, TelCove's initial investment is recorded at cost and subsequently adjusted for the amount of its equity in the net income or loss of the joint ventures. Dividends or other distributions are recorded as a reduction of TelCove's investment. Investment in joint ventures accounted for using the equity method reflects TelCove's equity in its underlying net assets.

        Effective October 1, 2005, TelCove executed an agreement to purchase the remaining 50% partnership interest in York. The agreement further provided for TelCove to purchase certain fiber assets. Accordingly, the financial results of York are included in the consolidated results of TelCove effective from the acquisition date.

  Results of Operations—Twelve Months Ended December 31, 2005 in Comparison with the Nine Months Ended December 31, 2004 (amounts in thousands, unless otherwise noted)

        Revenues increased 61.3% to $312,396 for the twelve months ended December 31, 2005, as compared to $193,710 for the nine month period ended December 31, 2004. The change is attributable to the following (in thousands):

One additional quarter in reporting period	$60,028
KMC Acquisition	$31,874
PECO/TelCove Joint Venture acquisition	$15,691
TelCove of York acquisition	$1,259
Existing Markets	$9,834

        The primary sources of revenues, reflected as a percentage of total revenue were as follows:

	Period Ended December 31,
	2005	2004
Voice services	38.1%	40.8%
Dedicated transport services	36.6%	33.4%
Ethernet	2.0%	0.4%
Data and internet services	14.0%	14.0%
Carrier Access	5.3%	5.9%
Other	4.0%	5.5%

        The primary sources of revenues based on customer type, reflected as a percentage of total revenue were as follows:

	Period Ended December 31,
	2005	2004
Enterprise Customers	69.3%	68.8%
Carrier Customers	29.0%	30.0%
Other	1.7%	1.2%

        TelCove continues to experience strong demand from both Enterprise and Carrier customers in its metro and inter-city private line transport and Ethernet services. As of December 31, 2005, TelCove's backlog of sold, but not yet installed business totaled approximately $2,800 in additional monthly recurring revenue, split almost evenly between Enterprise and Carrier customer segments. The majority of this new business is expected to install in the first and second quarters of 2006.

        Network operations expense increased 43.6% to $103,290 for the twelve months ended December 31, 2005 from $71,913 for the nine months ended December 31, 2004, due mainly to one additional quarter in the December 2005 reporting period as well as the addition of the acquired markets. Gross margins increased for the twelve months ended December 31, 2005 by 4%, to 66.9% as compared to the nine months ended December 31, 2004 due primarily to the improved selling and installation of high margin on-net services, particularly Ethernet and private line services.

        Selling, general and administrative expense increased 52.3% to $110,779 for the twelve months ended December 31, 2005 from $72,757 for the nine month period ended December 31, 2004. The increase was due to primarily to the addition of the acquired markets and increased support and customer care staff to support the higher level of business operations in 2005.

        Depreciation and amortization expense increased to $90,331 during the twelve months ended December 31, 2005 from $55,880 for the nine months ended December 31, 2004 primarily as a result of continued investment in TelCove's networks to serve customers' telecommunications needs and the acquisition of the acquired markets.

        Interest expense-net increased to $8,117 during the twelve months ended December 31, 2005 from $2,959 for the nine month period ended December 31, 2004. The increase was primarily attributable to higher interest rates and average outstanding borrowings on TelCove's Credit Facility and Term Loan Facility.

  Financial Condition—December 31, 2005

        Cash flows provided by operations for the twelve months ended December 31, 2005 totaled $71,459 as compared to $62,429 for the nine month period ended December 31, 2004. The increase in cash flows was due to an additional quarter in the December 2005 reporting period, combined with higher operating income before depreciation and amortization in the December 2005 period, partially offset by lower working capital. Specifically in the twelve months ended December 31, 2005, TelCove paid certain accounts payable obligations associated with settled bankruptcy claims during the period.

        Cash flows used in investing activities totaled ($168,832) for the twelve months ended December 31, 2005 as compared to ($97,838) for the nine month period ended December 31, 2004. The acquisition of the KMC markets and the purchase of the remaining interest in the York partnership used cash of $60,734 in 2005. In 2004, TelCove purchased the remaining interest in the PECO partnership, using $39,414 of cash. In addition, increased success-based capital spending associated with expansion of TelCove's customer base and services was the principal cause for the increase, offset somewhat by a reduction in restricted cash as a result of the return of cash collateral associated with a previous surety relationship contributed to the change from period to period.

        Cash flows provided by financing activities was $90,617 for the twelve months ended December 31, 2005 as compared to $1,450 for the nine month period ended December 31, 2004. During 2005, TelCove increased its outstanding borrowings by approximately $100 million associated with the aforementioned acquisitions and to fund its capital spending program for new and existing customers.

  Results of Operations—Three Months Ended March 31, 2006 in Comparison with Three Months Ended March 31, 2005 (amounts in thousands, unless otherwise noted)

        Revenues increased 35.1% to $92,033 for the three months ended March 31, 2006, from $68,120 for the same quarter in the prior year. The change is attributable to the following:

KMC Acquisition	$14,433
TelCove of York Acquisition	$1,211
Existing Markets	$8,269

        The primary sources of revenues, reflected as a percentage of total revenue were as follows:

	Three Months Ended March 31,
	2006	2005
Voice services	35.3%	38.9%
Dedicated transport services	37.7%	35.9%
Ethernet	3.8%	1.3%
Data and internet services	14.3%	14.4%
Carrier Access	5.4%	5.1%
Other	3.5%	4.4%

        The primary sources of revenues based on customer type, reflected as a percentage of total revenue were as follows:

	Three Months Ended March 31,
	2006	2005
Enterprise Customers	67.8%	69.6%
Carrier Customers	31.1%	29.5%
Other	1.1%	0.9%

        TelCove continues to experience strong demand from both Enterprise and Carrier customers in its metro and inter-city private line transport and Ethernet services. As of March 31, 2006, TelCove's backlog of sold, but not yet installed business totaled approximately $2,500 in additional monthly recurring revenue, split almost evenly between Enterprise and Carrier customer segments. The majority of this new business is expected to install in the second and third quarters of 2006.

        Network operations expense increased 42.5% to $31,123 for the three months ended March 31, 2006 from $21,836 for the same quarter in the prior year, due mainly to the addition of the acquired markets. Gross margins decreased for the three months ended March 31, 2006 by 1.7%, to 66.2% as compared to the three months ended March 31, 2005 due primarily to the customer mix from the acquired markets as compared to the legacy TelCove markets.

        Selling, general and administrative expense increased 29.5% to $31,909 for the three months ended March 31, 2006 from $24,645 for the same quarter in the prior year. This increase was due to the addition of the acquired markets.

        Depreciation and amortization expense increased to $27,915 during the three months ended March 31, 2006 from $19,813 for the same quarter in the prior year primarily as a result of continued investment in TelCove's networks to serve customers' telecommunications needs and the acquisition of the acquired markets.

        Interest expense-net increased to $3,370 during the three months ended March 31, 2006 from $1,202 for the same period in the prior year. The increase was primarily attributable to higher interest rates and average outstanding borrowings on TelCove's Credit Facility and Term Loan Facility.

  Financial Condition—March 31, 2006

        Cash flows provided by (used in) operations for the three months ended March 31, 2006 totaled $21,209 as compared to ($1,926) for the same period in the prior year. The increase in cash flows was due to a combination of higher operating income before depreciation and amortization, combined with improved working capital performance. Specifically in the three months ended March 31, 2005, TelCove paid certain accounts payable obligations associated with settled bankruptcy claims during the period.

        Cash flows used in investing activities totaled ($19,741) for the three months ended March 31, 2006 as compared to ($14,589) for the same period in the prior year. Increased success-based capital spending associated with expansion of TelCove's customer base and services was the principal cause for the increase, offset somewhat by a reduction in restricted cash as a result of the return of cash collateral associated with a previous surety relationship.

        Cash flows provided by (used in) financing activities was ($800) for the three months ended March 31, 2006 as compared to $10,156 for the same period in the prior year. TelCove utilizes a revolving based credit facility to fund shortfalls in cash from operations and investing activities. During the March 2006 quarter, TelCove had borrowings under a term loan of $1,660, which combined with cash provided by operating activities, funded operations for the quarter. In the March 2005 quarter, borrowings of $13,385 were required to fund operations and investing activities.

  Liquidity and Capital Resources

        During the past year, TelCove has experienced an increase in demand for its services from new and existing customers. Generally, new and existing customer installations require capital expenditures to service the customer's telecommunications needs. In addition, capital spending for network, new product, IT and back-office infrastructure will continue to be required to meet customer requirements prospectively. Capital expenditures by TelCove were $118,100 and $58,700 for the twelve months ended December 31, 2005 and the nine months ended December 31, 2004, respectively. Capital expenditures by TelCove were $26,700 and $15,800 for the three months ended March 31, 2006 and 2005, respectively. The increase in TelCove's capital expenditures are the result of TelCove's efforts to fund capital requirements associated with new customer acquisition, particularly in Ethernet and Inter-City Private Line services, the integration efforts associated with the acquired markets, the development of new products and services and the expansion of certain core network assets.

        TelCove has made substantial capital investments and investments in joint ventures in connection with the installation of 5ESS switches and other telecommunications electronics. However, expansion of TelCove's network infrastructure, coupled with additional investment in new products and services will require significant capital expenditures. TelCove's operations have required and will continue to require substantial capital investment for (i) the installation of electronics for voice and data services in TelCove's networks, (ii) the expansion and improvement of TelCove's Network Operating Control Center (iii) the design, construction and development of expansion markets and (iv) strategic further investments in the operation and development of the existing markets.

        TelCove's current operating cash flows, along with borrowing capacity under its Term Loan and its Credit Facility, are expected to be sufficient to fund capital spending and debt service requirements necessary for TelCove to meet its current business plan objectives. However, TelCove does not have any other commitments for additional funding. Further, TelCove's ability to fund its future operations, capital expenditures and debt service will depend upon its future financial and operating performance, which may be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond TelCove's control. There can be no assurance that, if required, (i) additional funding will become available to TelCove on either a short term or long term basis, (ii) the terms of any additional funding would not be materially adverse to TelCove including substantial interest rates, the imposition of restrictive covenants, the further pledging of assets, the sale of assets, the dilution of existing stockholders' interest or otherwise, (iii) TelCove will not be required to consider further revisions to its business plan and reductions in capital and other expenditures, the sale of assets or other strategic alternatives, or (iv) TelCove's future cash requirements will not vary significantly from those presently planned due to a variety of factors including failure to generate anticipated revenues, acquisition of additional networks, material variances from expected capital expenditure requirements and development of TelCove's fixed wireless spectrum.

  Off-Balance Sheet Arrangements

        TelCove has not entered into off-balance sheet arrangements that have had, or are likely to have, a current or future material effect to its results of operations or its financial position.

        The following tables summarize the contractual obligations and commercial commitments of TelCove as of December 31, 2005 as further described below.

Payments Due by Period	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Contractual Obligations
Long-Term Debt, including current portion	$131,435	$3,155	$123,313	$1,800	$3,167
Interest Expense Obligations	28,485	10,634	13,569	715	3,567
Asset Retirement Obligations	—	—	—	—	—
Operating Leases	32,694	9,567	13,873	6,143	3,111
Purchase Obligations	6,800	2,000	4,800	—	—
Other Commercial Commitments
Letters of Credit	5,075	—	5,075	—	—

Market Price of and Dividends on TelCove's Common Equity and Related Stockholder Matters

        There is no established public trading market for TelCove's common stock.

        There were 197 owners of record of TelCove common stock as of April 30, 2006. This number excludes stockholders whose stock is held in nominee or street name by brokers, and TelCove believes that it has a significantly larger number of beneficial holders of common stock.

        TelCove's current dividend policy is to retain future earnings, if any, for use in its business. To date, TelCove has not generated sufficient capital surplus or net profits to declare a dividend. As a result, TelCove's directors and management do not anticipate paying any cash dividends on shares of its common stock in the foreseeable future. Additionally, TelCove is effectively restricted under certain debt covenants from paying cash dividends on its shares of common stock.

SELLING STOCKHOLDERS

        In addition to registering the shares of Level 3's common stock to be issued to TelCove's securityholders in the merger, this prospectus relates to the aggregate resale of up to 125,760,399 shares of Level 3 common stock which may be sold from time to time by Level 3's selling stockholders. The following table sets forth certain information with respect to the resale of Level 3's common stock by Level 3's selling stockholders. Level 3 will not receive any proceeds from the resale of its common stock by the selling stockholders.

        None of the selling stockholders has held a position or office or had a material relationship with Level 3 within the past three years other than ownership of Level 3's publicly traded common stock of which Level 3 has no knowledge. Upon consummation of the merger, Mr. Guth's and Mr. Babcock's employment arrangements with Level 3 will become effective. For a description of their employment arrangements, see section entitled "Interests of Certain Persons in the Merger—Executive Officer Employment Arrangements" on page 42. Mr. Means, Mr. Donahue, Mr. Oolman, Mr. Ferderer and Mr. Drinkhall will be employees of the surviving entity in the merger.

        The following table sets forth the name of each selling stockholder and certain other information with respect to such selling stockholder's beneficial ownership of Level 3 common stock issuable to such selling stockholder in the merger. Beneficial ownership is determined in accordance with the rules of the SEC. The tabular information below assumes that (1) no TelCove warrants are exercised during the period from the date of this information statement/prospectus to the effective time of the merger; (2) the Level 3 common stock price used to calculate the share portion of the merger consideration is $3.84 (which is the low end of the range of Level 3 common stock prices used to calculate the number of shares of Level 3 common stock issuable in the merger); and (3) all the shares of common stock being offered pursuant to the Registration Statement of which this prospectus is a part are sold to third parties. However, because the selling stockholders may offer all or a portion of the shares covered by this prospectus at any time and from time to time hereafter, the exact number of shares that each selling stockholder may retain after completion of the offering cannot be determined at this time. The last two columns of this table assume that all shares covered by this prospectus will be sold by the selling stockholders to third parties, that no additional shares of common stock are bought or sold by the selling stockholders and that no selling stockholder owns publicly traded shares (of which Level 3 has no knowledge). Information concerning the selling stockholders may change from time to time and, to the extent required, will be set forth in supplements or amendments to this prospectus.

        Percentage ownership is based upon 846,768,451 shares of Level 3 common stock outstanding as of April 28, 2006 plus 165,885,417 shares of Level 3 common stock issuable in the merger (based on the assumptions described in the immediately preceding paragraph).

	Shares Beneficially Owned Before Offering			Shares Beneficially Owned After Offering
Name			Number of Shares Being Offered
	Number	Percent		Number	Percent
Robert E. Guth c/o TelCove, Inc. 121 Champion Way Canonsburg, PA 15317	2,926,976	*	2,926,976	0	0%
Stephen A. Van Dyke(1) c/o Bay Harbour Management, L.C. 885 Third Ave. 34th Floor New York, NY 10022	75,477,065	7.45%	162,330	0	0%

Douglas P. Teitelbaum(2) c/o Bay Harbour Management, L.C. 885 Third Ave. 34th Floor New York, NY 10022	75,477,065	7.45%	162,330	0	0%
Kurt M. Cellar(3) c/o Bay Harbour Management, L.C. 885 Third Ave. 34th Floor New York, NY 10022	76,346,766	7.54%	1,032,031	0	0%
John D. Stout(4) c/o Bay Harbour Management, L.C. 885 Third Ave. 34th Floor New York, NY 10022	75,477,065	7.45%	162,330	0	0%
Dale Booth 4549 Hallmark Drive Dallas, TX 75229	162,330	*	162,330	0	0%
Eugene L. Davis 5 Canoe Brook Drive Livingston, NJ 07039	162,330	*	162,330	0	0%
Edward E. Babcock c/o TelCove, Inc. 121 Champion Way Canonsburg, PA 15317	2,341,589	*	2,341,589	0	0%
Jim Means c/o TelCove, Inc. 121 Champion Way Canonsburg, PA 15317	263,217	*	263,217	0	0%
Jeff Donahue c/o TelCove, Inc. 121 Champion Way Canonsburg, PA 15317	263,211	*	263,211	0	0%
Brad Oolman c/o TelCove, Inc. 121 Champion Way Canonsburg, PA 15317	263,211	*	263,211	0	0%
Ken Ferderer c/o TelCove, Inc. 121 Champion Way Canonsburg, PA 15317	263,216	*	263,216	0	0%
Craig Drinkhall c/o TelCove, Inc. 121 Champion Way Canonsburg, PA 15317	263,211	*	263,211	0	0%
Bay Harbour Management, L.C.(5) 885 Third Ave. 34th Floor New York, NY 10022	75,314,735	7.44%	75,314,735	0	0%

York Capital Management, LLC(6) 767 Fifth Avenue, 17th Floor New York, NY 10153	24,868,430	2.46%	24,868,430	0	0%
Silver Point Capital, LP(7) Two Greenwich Plaza Greenwich, CT 06830	17,148,922	1.69%	17,148,922	0	0%

*
less than 1%

(1)
Includes 75,314,735 shares of Level 3 common stock beneficially owned by Bay Harbour Management, L.C. Investment funds affiliated with Bay Harbour owning Level 3 common stock include: Bay Harbour Partners, Ltd, Bay Harbour 90-1, Ltd, DQuant Fund, LLC, Trophy Hunter Investments, Ltd, and Zurich Institutional Benchmark Master Fund, Ltd. Mr. Van Dyke is a Managing Principal and Founder of Bay Harbour. Mr. Van Dyke disclaims beneficial ownership of the 75,314,735 shares of Level 3 common stock owned by the Bay Harbour investment funds.

(2)
Includes 75,314,735 shares of Level 3 common stock beneficially owned by Bay Harbour Management, L.C. Investment funds affiliated with Bay Harbour owning Level 3 common stock include: Bay Harbour Partners, Ltd, Bay Harbour 90-1, Ltd, DQuant Fund, LLC, Trophy Hunter Investments, Ltd, and Zurich Institutional Benchmark Master Fund, Ltd. Mr. Teitelbaum is a Managing Principal of Bay Harbour. Mr. Teitelbaum disclaims beneficial ownership of the 75,314,735 shares of Level 3 common stock owned by the Bay Harbour investment funds.

(3)
Includes 75,314,735 shares of Level 3 common stock beneficially owned by Bay Harbour Management, L.C. Investment funds affiliated with Bay Harbour owning Level 3 common stock include: Bay Harbour Partners, Ltd, Bay Harbour 90-1, Ltd, DQuant Fund, LLC, Trophy Hunter Investments, Ltd, and Zurich Institutional Benchmark Master Fund, Ltd. Mr. Cellar is a Portfolio Manager of Bay Harbour. Mr. Cellar disclaims beneficial ownership of the 75,314,735 shares of Level 3 common stock owned by the Bay Harbour investment funds.

(4)
Includes 75,314,735 shares of Level 3 common stock beneficially owned by Bay Harbour Management, L.C. Investment funds affiliated with Bay Harbour owning Level 3 common stock include: Bay Harbour Partners, Ltd, Bay Harbour 90-1, Ltd, DQuant Fund, LLC, Trophy Hunter Investments, Ltd, and Zurich Institutional Benchmark Master Fund, Ltd. Mr. Stout is a Managing Director and Principal of Bay Harbour. Mr. Stout disclaims beneficial ownership of the 75,314,735 shares of Level 3 common stock owned by the Bay Harbour investment funds.

(5)
Includes shares of Level 3 common held by investment funds affiliated with Bay Harbour including: Bay Harbour Partners, Ltd (31,762,951 shares), Bay Harbour 90-1, Ltd (27,189,176 shares), DQuant Fund, LLC (3,280,009 shares), Trophy Hunter Investments, Ltd (11,773,495 shares), and Zurich Institutional Benchmark Master Fund, Ltd (1,309,105 shares).

(6)
Includes shares of Level 3 common held by investment funds affiliated with York including: Lyxor/York Fund Limited (1,326,804 shares), Cavendish Multiple Strategy II (667,874 shares), Rossburn (International) Co-Tenancy (84,478 shares), York Capital Management, L.P. (2,653,633 shares), York Investments Limited (8,816,686 shares), York Select, L.P. (3,246,921 shares), York Credit Opportunities Fund, L.P. (4,043,725 shares), HFR Ed Select Fund IV Master Trust (318,700 shares), York Select Unit Trust (2,064,926 shares) and York Global Value Partners, L.P. (1,644,682 shares).

(7)
Includes shares of Level 3 common held by investment funds affiliated with Silver Point including: Silver Point Capital Fund LP (6,901,964 shares), Silver Point Capital Offshore Fund Ltd (10,175,470 shares) and SPCP Group LLC (71,488 shares).

        Level 3 has agreed with TelCove in the merger agreement to keep the resale prospectus effective for the benefit of the selling stockholders until the earliest of (i) one year after the effective time of the merger, or (ii) the date of final sale by the selling stockholders of all shares of Level 3 common stock registered on this registration statement for resale. Level 3 will pay substantially all of the costs, expenses and fees to be incurred by the selling stockholders in connection with the registration of the shares offered hereby. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders.

PLAN OF DISTRIBUTION

        The selling stockholders and their respective successors, including their transferees, pledgees or donees or their successors, may from time to time sell the securities hereby registered directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The securities hereby registered may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related directly to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

  •
  on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

  •
  through the writing of options.

        The aggregate proceeds to the selling stockholders from the sale of the securities registered hereby by them will be the purchase price of the securities less discounts and commissions, if any. The selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents. Level 3 will not receive any of the proceeds from this offering.

        Level 3's outstanding common stock is listed for trading on the Nasdaq National Market.

        The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the securities registered hereby may be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling stockholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

        To the knowledge of Level 3, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the securities registered hereby. The selling stockholders may determine not to sell any, or to sell less than all of, the securities described in this prospectus. In addition, the selling stockholders may, to the extent permitted by applicable law, sell, transfer, devise or gift these securities by other means not described in this prospectus. In that regard, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 145 of the Securities Act or which may otherwise be sold without registration under the Securities Act may be sold under Rule 144 or Rule 145 or as otherwise permitted by law rather than pursuant to this prospectus.

        To the extent required, the specific securities to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Level 3 common stock in the course of hedging positions they assume. The selling stockholders may also sell Level 3 common stock short and deliver Level 3 common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell such securities.

WHERE YOU CAN FIND MORE INFORMATION

        Level 3 files annual, quarterly and current reports, proxy statements and other information with the SEC. Level 3's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov or Level 3's website at http://www.level3.com. You may also read and copy any document Level 3 files at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

        The SEC allows Level 3 to "incorporate by reference" the information Level 3 files with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this information statement/prospectus, and information that Level 3 files later with the SEC will automatically update and supersede this information. We incorporate by reference Level 3's documents listed below and any future filings Level 3 makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the earliest of (i) one year after the effective time of the merger, or (ii) the date of final sale by the selling stockholders named herein of all shares of Level 3 common stock registered on this registration statement for resale:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

  •
  Definitive Proxy Statement filed April 10, 2006, as supplemented;

  •
  Current Reports on Forms 8-K, filed January 17, 2006, January 30, 2006, March 6, 2006, March 10, 2006, March 16, 2006, March 21, 2006, April 6, 2006, April 19, 2006, May 3, 2006 and May 17, 2006 and Current Report on Form 8-K/A filed March 3, 2006; and

  •
  The description of Level 3's common stock contained in Level 3's Registration Statements on Form 8-A/A (SEC File No. 000-15658) filed on April 1, 1998, including any amendments or reports filed for the purpose of updating such description.

        You may request a copy of these filings at no cost, by writing or telephoning Level 3 at the following address:

Senior Vice President, Investor Relations
Level 3 Communications, Inc.
1025 Eldorado Boulevard
Broomfield, CO 80021
720-888-1000

        You should rely only on the information incorporated by reference or provided in this information statement/prospectus. Level 3's website has been provided for textual reference only.

        Any statements made in a document incorporated by reference in this information statement/prospectus is deemed to be modified or superseded for purposes of this information statement/prospectus to the extent that a statement in this information statement/prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this information statement/prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this information statement/prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this information statement/prospectus.

        The information relating to Level 3 contained in this information statement/prospectus should be read together with the information in the documents incorporated by reference. In addition, certain information, including financial information, contained in this prospectus or incorporated by reference in this prospectus should be read in conjunction with documents Level 3 has filed with the SEC.

        Only one copy of this information statement/prospectus is being delivered to multiple TelCove securityholders sharing an address unless TelCove has received contrary instructions from one or more of the securityholders. Upon written or oral request, TelCove will promptly deliver a separate copy of this information statement/prospectus statement to a TelCove securityholder at a shared address to which a single copy of this information statement/prospectus has been delivered. TelCove securityholders at a shared address who would like to receive a separate copy of this information statement/prospectus, or a separate copy of future Level 3 proxy statements or annual reports following completion of the merger, should contact Level 3 at the telephone number or mailing address provided above. In the event that you are receiving multiple copies of annual reports or proxy statements at an address to which you would like to receive a single copy, multiple TelCove securityholders sharing an address may also contact Level 3 at the above listed telephone number or mailing address to receive a single copy of annual reports and proxy statements in the future.

LEGAL MATTERS

        The validity of the shares of Level 3 common stock offered by this information statement/prospectus will be passed upon by Willkie Farr & Gallagher LLP, counsel to Level 3. Willkie Farr & Gallagher LLP, counsel to Level 3, and Akin Gump Strauss Hauer & Feld LLP, counsel to TelCove, will each deliver an opinion with respect to certain United States federal income tax consequences of the merger.

EXPERTS

        The consolidated financial statements of Level 3 Communications, Inc. and subsidiaries as of December 31, 2005 and 2004, and for each of the years in the three year period ended December 31, 2005, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2005 financial statements refers to a change in accounting for asset retirement obligations in 2003.

        The audited historical consolidated financial statements of WilTel Communications Group, Inc. and subsidiaries as of and for the year ended December 31, 2004, included in Level 3 Communications, Inc.'s Current Report on Form 8-K/A, filed on March 3, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

MISCELLANEOUS

        No person has been authorized to give any information or make any representation on behalf of Level 3 or TelCove not contained in this information statement/prospectus, and if given or made, such information or representation must not be relied upon as having been authorized. The information contained in this information statement/prospectus is accurate only as of the date of this information statement/prospectus and, with respect to material incorporated into this document by reference, the dates of such referenced material.

        If you live in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

Annex A

AGREEMENT AND PLAN OF MERGER

among

LEVEL 3 COMMUNICATIONS, INC.,

ELDORADO ACQUISITION THREE, LLC

and

TELCOVE, INC.

Dated as of April 30, 2006

INDEX TO EXHIBITS

A
Form of Opinion of Counsel to Parent

B
Form of Opinion of Counsel to the Company

C
Form of Akin Gump Strauss Hauer & Feld LLP Tax Opinion

D
Form of Willkie Farr & Gallagher LLP Tax Opinion

E
Form of Company Tax Opinion Backup Representation Letter

F
Form of Parent Tax Opinion Backup Representation Letter

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of April 30, 2006, by and among Level 3 Communications, Inc., a Delaware corporation ("Parent"), Eldorado Acquisition Three, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent ("Merger Sub"), and TelCove, Inc., a Delaware corporation (the "Company").

W I T N E S S E T H:

        WHEREAS, Parent and the Company desire to effect a business combination by means of the merger of the Company with and into Merger Sub, with Merger Sub continuing as the surviving entity (the "Merger");

        WHEREAS, the managers of Merger Sub and the Board of Directors of the Company have approved the Merger upon the terms and subject to the conditions set forth herein; and

        WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company ("Company Capital Stock") and warrants to purchase Company Common Stock shall be converted into the right to receive a combination of cash and shares of common stock of Parent or otherwise cancelled;

        WHEREAS, for United States federal income tax purposes, the Parties intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder.

        NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

        As used in this Agreement, the following terms shall have the following meanings:

        "Action"—See Section 5.18 hereof;

        "Adjusted Parent Stock Price" shall mean the average of the volume weighted sales prices per share of Parent Common Stock as reported by the NASDAQ Stock Market for the ten trading-day period ending upon the trading day immediately preceding the third trading day prior to the Closing Date;

        "Affiliate" shall mean, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person;

        "Agreement"—See Preamble hereto;

        "Aggregate Cash Consideration" shall mean $445,000,000;

        "Aggregate Merger Consideration" shall mean the Aggregate Share Consideration and the Aggregate Cash Consideration collectively;

        "Aggregate Share Consideration" shall mean the aggregate number of shares of Parent Common Stock equal to the sum of (i) the quotient of (A) the Share Value Factor divided by (B) the Parent Stock Price and (ii) the quotient of (A) Exercise Price Consideration divided by (B) the Adjusted Parent Stock Price. For avoidance of doubt, the minimum aggregate number of shares of Parent Common Stock to be issued pursuant to this Agreement shall be 110,590,278;

        "Business Day" shall mean a day other than a Saturday, Sunday or other day on which banks in the State of New York are required or authorized to close;

        "Cash Consideration"—See Section 4.1(b)(ii) hereof;

        "Cash Exchange Ratio"—See Section 4.1(b)(ii) hereof;

        "Certificate of Merger"—See Section 2.2 hereof;

        "Certificates"—See Section 4.2(a) hereof;

        "Closing"—See Section 4.7 hereof;

        "Closing Date"—See Section 4.7 hereof;

        "Code"—See Recitals hereto;

        "Common Stock Exchange Ratio"—See Section 4.1(b)(i) hereof;

        "Company"—See Preamble hereto;

        "Company Common Stock" shall mean shares of common stock, par value $0.01 per share, of the Company;

        "Company Material Adverse Effect" shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, is or is reasonably likely to become, materially adverse to the business, assets, properties, condition (financial or otherwise), liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that Company Material Adverse Effect shall not include the effect of any event, change, circumstance, effect, development or state of facts arising out of or attributable to (i) general economic conditions, (ii) the industry in which the Company and its Subsidiaries operate so long as such event, change, circumstance, effect, development or state of facts does not affect the Company and its Subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other Persons in the industry in which the Company and its Subsidiaries operate, (iii) any act or omission by the Company taken with the prior written consent of Parent in contemplation of the Merger, (iv) any costs or expenses reasonably incurred or accrued in connection with the Merger, (v) any act or omission of the Company taken consistent with the terms of this Agreement or (vi) clearly shown to be directly resulting from this Agreement and the announcement or performance hereof and the transactions contemplated hereby, including without limitation, the direct impact thereof on relationships with customers, suppliers or employees;

        "Company Warrants" shall mean warrants to purchase shares of Company Common Stock;

        "Contract"—See Section 5.19(c) hereof;

        "Company Options" shall mean options exercisable for shares of Company Common Stock;

        "Company Organizational Documents" shall mean the Amended and Restated Certificate of Incorporation and the Bylaws of the Company, together with all amendments thereto;

        "Company Preferred Stock" shall mean preferred stock, par value $0.01 per share. of the Company;

        "Company Property"—See Section 5.12(b) hereof;

        "Company Welfare Plans"—See Section 8.2(b) hereof;

        "Confidentiality Agreement"—See Section 9.3 hereof;

        "Continuing Employees"—See Section 8.2 hereof;

        "Customer Contracts"—See Section 5.19(c) hereof;

        "Debt" shall mean long-term debt (plus the current portion thereof) and short-term debt of the Company or any Subsidiary thereof, in each case determined in accordance with GAAP, including commercial paper, deferred derivative, interest rate swaps and capital leases;

        "DGCL" shall mean the Delaware General Corporation Law;

        "Drag-Along Notice"—See Section 7.8 hereof;

        "Effective Date"—See Section 2.2 hereof;

        "Effective Time"—See Section 2.2 hereof;

        "Employee Benefit Plans"—See Section 5.20(a) hereof;

        "Environmental Laws"—See Section 5.25(a) hereof;

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

        "ERISA Affiliate"—See Section 5.20(a) hereof;

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

        "Excluded Shares"—See Section 4.1(a) hereof;

        "Executive Officer Employment Agreements" shall mean the employment agreements between each of the individuals on Schedule 1.2 and Level 3 Communications LLC, dated as of the date hereof;

        "Exercise Price Consideration" shall mean the aggregate amount of cash received by the Company after the date hereof and prior to the Effective Time with respect to the exercise of Company Warrants;

        "Existing Policy"—See Section 8.4(c) hereof;

        "Financial Statements"—See Section 5.8 hereof;

        "Fully-Diluted Shares" shall mean the sum of (i) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus (ii) all additional shares of Company Common Stock that would be outstanding immediately prior to the Effective Time assuming (A) the cashless exercise immediately prior to the Effective Time of all then outstanding Company Warrants pursuant to Section 3.02(d) of the applicable Warrant Agreement and (B) a Current Market Price of One Share of Common Stock (as defined in the applicable Warrant Agreement) equal to the Per Share Merger Consideration. For the avoidance of doubt, in respect of each Company Warrant with an exercise price per share immediately prior to the Effective Time in excess of the Per Share Merger Consideration, zero additional shares of Company Common Stock shall be deemed outstanding pursuant to such Company Warrant for purposes of clause (ii) above;

        "GAAP" shall mean United States generally accepted accounting principles;

        "Governmental Entity" shall mean any federal, state, local or foreign governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body;

        "Hazardous Materials"—See Section 5.25 hereof;

        "HLHZ"—See Section 5.26 hereof;

        "HSR Act"—See Section 5.4 hereof;

        "Indemnified Person"—See Section 8.4(a) hereof;

        "Intellectual Property" shall mean all of the following, owned or used by the Company and its Subsidiaries: material (i) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formula methodology, processes, technology, software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrighted and copyrightable writings, designs, software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) Internet Web sites, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of the Web sites of the Company and its Subsidiaries; (vii) rights under all agreements relating to the foregoing; (viii) books and records pertaining to the foregoing; and (ix) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing;

        "Interim Balance Sheet"—See Section 5.8 hereof;

        "IRU"—See Section 5.9(b) hereof;

        "Knowledge" shall mean, with respect to the Company, the actual conscious knowledge of the executives of the Company listed on Schedule 1.3 after due inquiry of the senior employees of the Company and its Subsidiaries who have administrative or operational responsibility for the particular subject matter in question.

        "Leased Real Property"—See Section 5.12(b) hereof;

        "Leases"—See Section 5.12(b) hereof;

        "Letter of Transmittal"—See Section 4.2(a) hereof;

        "Licenses and Permits"—See Section 5.16(a) hereof;

        "Lien" shall mean any mortgage, pledge, security interest, encumbrance or title defect, lease, lien (statutory or other), conditional sale agreement, claim, charge, limitation or restriction;

        "LLCA" shall mean the Delaware Limited Liability Company Act;

        "Merger"—See Recitals hereto;

        "Merger Consideration" shall mean, with respect to Company Common Stock, the Share Consideration and the Cash Consideration, collectively, and with respect to Company Warrants, the Warrant Consideration, collectively;

        "Merger Sub"—See Preamble hereto;

        "Multiemployer Plan"—See Section 5.20(c) hereof;

        "Owned Real Property"—See Section 5.12(a) hereof;

        "Parent"—See Preamble hereto;

        "Parent Common Stock"—See Section 4.1(b) hereof;

        "Parent Material Adverse Effect" shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, is or is reasonably likely to become, materially adverse to the business, assets, properties, condition (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that Parent Material Adverse Effect shall not include the effect of any event, change, circumstance, effect, development or state of facts arising out of or attributable to (i) general economic conditions, (ii) the industry in which Parent and its Subsidiaries operate so long as such event, change, circumstance, effect, development or state of facts does not affect Parent and its Subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other Persons in the industry in which Parent and its Subsidiaries operate, (iii) any act or omission by Parent taken with the prior written consent of the Company in contemplation of the Merger, (iv) any costs or expenses reasonably incurred or accrued in connection with the Merger, (v) any act or omission of Parent taken consistent with the terms of this Agreement or (vi) clearly shown to be directly resulting from this Agreement and the announcement or performance hereof and the transactions contemplated hereby, including without limitation, the direct impact thereof on relationships with customers, suppliers or employees;

        "Parent Organizational Documents" shall mean the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of Parent, together with all amendments thereto;

        "Parent SEC Reports"—See Section 6.7(a) hereof;

        "Parent Stock" shall mean the Parent Common Stock and any other shares of capital stock of Parent that are convertible into or exchangeable for shares of Parent Common Stock;

        "Parent Stock Price" shall mean the average of the volume weighted sales prices per share of Parent Common Stock as reported by the NASDAQ Stock Market for the ten trading-day period ending upon the trading day immediately preceding the third trading day prior to the Closing Date; provided, however, that in no event shall the Parent Stock Price be less than $3.84 or more than $5.76;

        "Parties" shall mean Parent, Merger Sub and the Company;

        "Pension Plans"—See Section 5.20(a) hereof;

        "Per Share Merger Consideration" shall mean the quotient of (i) (A) the product of the Aggregate Share Consideration and the Adjusted Parent Stock Price plus (B) the Aggregate Cash Consideration plus (C) the aggregate exercise price of all outstanding Company Warrants outstanding immediately prior to the Effective Time divided by (ii) the aggregate number of shares of Company Common Stock and the number of shares of Company Common Stock issuable upon exercise for cash of the Company Warrants, in each case outstanding immediately prior to the Effective Time;

        "Permitted Liens" shall mean means (a) liens for utilities and current Taxes not yet due and payable, (b) mechanics', carriers', workers', repairers', materialmen's, warehousemen's, lessor's, landlord's and other similar liens arising or incurred in the ordinary course of business not yet due and payable, (c) liens for Taxes, assessments, or governmental charges or levies on a Person's properties if the same shall not at the time be delinquent or thereafter can be paid without penalty or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person, (d) easements, restrictive covenants and similar encumbrances or impediments against any assets or properties of an entity and which individually or in the aggregate do not materially interfere with the business of such entity or the operation of the property as currently conducted to which they apply, (e) minor irregularities and defects of title which individually or in the aggregate do not materially interfere with an entity's business or the operation of the property as currently conducted to which they apply, (f) Liens disclosed on the existing title policies, title commitments and/or surveys which have been previously provided or made available to Parent, none of which materially interfere with the business of the Company or its Subsidiaries or the operation of the property as presently conducted to which they apply, (g) Liens granted in respect of any Debt or securing any obligations with respect thereto and other Liens as set forth on Schedule 1.5, (h) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits or similar legislation, (i) deposits securing liability to insurance carriers under insurance or self-insurance arrangements,

(j) deposits to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (k) Liens arising from protective filings and (l) Liens in favor of a banking institution arising as a matter of applicable law encumbering deposits (including the right of set-off) held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry;

        "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Entity;

        "Plan Effective Date"—See Section 5.20(a) hereof;

        "Proceeding"—See Section 8.4(a) hereof;

        "Registered Intellectual Property"—See Section 5.14(b) hereof;

        "Registration Statement"—See Section 9.2 hereof;

        "Required Merger Stockholder Vote"—See Section 5.5 hereof;

        "SEC" shall mean the U.S. Securities and Exchange Commission;

        "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

        "Share Consideration"—See Section 4.1(b)(i) hereto;

        "Share Value Factor" shall mean $637,000,000;

        "Software"—See Section 5.15(a) hereof;

        "Stockholders" shall mean the holders of Company Common Stock, excluding holders of any Excluded Shares;

        "Subsidiary" means, with respect to any Person, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries;

        "Surviving Company"—See Section 2.1 hereof;

        "Tail Period"—See Section 8.4(c) hereof;

        "Tax Return" shall mean any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes;

        "Taxes" shall mean all federal, state, local or foreign taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, value added, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker's compensation, payroll, utility, windfall profit, custom duties, personal property, real property, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto; and "Tax" shall mean any one of them;

        "Third Party Expenses"—See Section 14.5 hereof;

        "Vendor Contracts"—See Section 5.19(c) hereof;

        "WARN"—See Section 5.24(c) hereof;

        "Warrant Consideration"—See Section 4.1(e) hereof;

        "Warrantholder" shall mean a holder of Company Warrants; and

        "Warrant Agreements" shall mean the Warrant Agreement, dated as of April 8, 2004, between the Company and Wells Fargo Bank, N.A., as warrant agent, and the Management Warrant Agreement, dated as of April 8, 2004, between the Company and Wells Fargo Bank, N.A., as warrant agent.

ARTICLE II.

THE MERGER

        Section 2.1.    The Merger.    Upon the terms and subject to the conditions hereof, on the Effective Date, Company shall be merged with and into Merger Sub and the separate existence of the Company shall thereupon cease, and Merger Sub, as the surviving entity in the Merger (the "Surviving Company"), shall by virtue of the Merger continue its existence under the laws of the State of Delaware. The Merger shall have the effects set forth in Section 18-209 of the LLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Date, all the property, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

        Section 2.2.    Effective Date of the Merger.    The Merger shall become effective on the date (the "Effective Date") and at the time (the "Effective Time") when a properly executed Certificate of Merger (the "Certificate of Merger") is duly filed with the Secretary of State of the State of Delaware. The Parties shall cause the Certificate of Merger to be executed and filed as aforesaid on the Closing Date upon the satisfaction or waiver of the conditions contained in Articles X, XI and XII hereof.

        Section 2.3.    Reorganization.    This Agreement is intended to constitute a "plan of reorganization" with respect to the Merger for United States federal income tax purposes pursuant to which, for such purposes, the Merger is to be treated as a "reorganization" under Section 368(a) of the Code (to which each of Parent and the Company are to be parties under Section 368(b) of the Code).

ARTICLE III.

THE SURVIVING COMPANY

        Section 3.1.    Certificate of Formation.    The certificate of formation of Merger Sub shall be the certificate of formation of the Surviving Company after the Effective Date, and thereafter may be amended as provided therein or by law.

        Section 3.2.    Operating Agreement.    The operating agreement of Merger Sub as in effect on the Effective Date shall be the operating agreement of the Surviving Company, and thereafter may be amended as provided therein or by law.

        Section 3.3.    Managers; Officers.    The managers of Merger Sub immediately prior to the Effective Date shall be the managers of the Surviving Company and the officers of the Company immediately prior to the Effective Date shall be the officers of the Surviving Company, in each case until their respective successors are duly elected and qualified or until their death, resignation or removal in accordance with the LLCA and the certificate of formation and operating agreement of the Surviving Company.

ARTICLE IV.

CONVERSION OF SHARES

        Section 4.1.    Merger Consideration; Effect on Capital Stock.    Subject to the terms and conditions of this Agreement, as of the Effective Date, by virtue of the Merger and without any action on the part of any holder of any Company Common Stock, the following shall occur:

          (a)   All shares of Company Common Stock issued and outstanding immediately prior to the Effective Date that are held by the Company, and any shares of Company Common Stock issued and outstanding immediately prior to the Effective Date owned by Parent, Merger Sub or any other Subsidiary of Parent, shall cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist (the "Excluded Shares").

          (b)   Subject to Sections 4.1(a), 4.1(c), and 4.4 hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Date, shall be converted into the right to receive:

              (i)  that number of fully paid and nonassessable shares (the "Share Consideration") of common stock, par value $0.01 per share, of Parent (the "Parent Common Stock") equal to the quotient of the Aggregate Share Consideration divided by the number of Fully-Diluted Shares, but excluding any Excluded Shares (the "Common Stock Exchange Ratio"); and

             (ii)  an amount in cash (the "Cash Consideration") equal to the quotient of the Aggregate Cash Consideration divided by the number of Fully-Diluted Shares, but excluding any Excluded Shares (the "Cash Exchange Ratio").

          (c)   In the event of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares, or other similar transaction, with respect to Parent Common Stock after the date hereof and prior to the Effective Date, the Common Stock Exchange Ratio shall be adjusted accordingly so as to maintain the relative proportionate interests of the holders of Company Capital Stock and the holders of Parent Stock.

          (d)   Each membership interest of Merger Sub issued and outstanding immediately prior to the Effective Date shall continue as one membership interest, of the Surviving Company, which shall constitute the only outstanding membership interest of the Surviving Company.

          (e)   At the Effective Time, each outstanding Company Warrant shall by virtue of the Merger and without any action on the part of the holder thereof, the Company, Parent or Merger Sub, be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Date upon compliance with Section 4.2(c) hereof, from Parent or the Surviving Company, the consideration such Company Warrant would have received if such holder would have effected a cashless exercise of such Company Warrant pursuant to Section 3.02(d) of the applicable Warrant Agreement immediately prior to the Effective Time (and assuming a Current Market Price of One Share of Common Stock (as defined in the applicable Warrant Agreement) equal to the Per Share Merger Consideration), and the shares of Company Common Stock issued upon such cashless exercise were converted in the Merger pursuant to Section 4.1(b) hereof; provided, however, that any Company Warrant with an exercise price per share in excess of the Per Share Merger Consideration shall terminate and cease to be exercisable as of the Effective Date and no holder of any such Company Warrant shall be entitled to any payment with respect to such termination (the "Warrant Consideration").

        Section 4.2.    Exchange of Certificates.

          (a)   As soon as reasonably practicable after the Effective Date, Parent shall mail to each holder of Company Common Stock (other than holders of Excluded Shares) and Company

  Warrant (i) a letter of transmittal containing customary provisions (the "Letter of Transmittal"), which shall specify that delivery shall be effected, and risk of loss and title to the certificate or certificates representing such Company Common Stock and Company Warrant (the "Certificates") shall pass, only upon delivery of the Certificates to Parent and shall otherwise be in such form and contain such other provisions as Parent may reasonably specify, including an acknowledgement by Warrantholders that the Company Warrants will be deemed cancelled upon consummation of the Merger, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of such Certificate or Certificates for cancellation to Parent or to such agent or agents as may be appointed by Parent, together with the Letter of Transmittal, duly executed, for each share formerly represented by each such Certificate, Parent shall promptly deliver to each such Stockholder and Warrantholder (A) by check or by wire transfer of immediately available funds for amounts in excess of $5,000,000, the Cash Consideration or the cash portion of the Warrant Consideration payable to such Stockholder with respect to such shares pursuant to Section 4.1 hereof, and (B) certificates representing the Share Consideration or the share portion of the Warrant Consideration issuable to such holder with respect to such shares pursuant Section 4.1 hereof, and after the Effective Date, if applicable, any dividends or other distributions with respect to Parent Common Stock to be issued or paid pursuant to Section 4.3 hereof.

          (b)   In the event that any certificates for any shares of Parent Common Stock are to be issued in a name other than that in which the Certificates representing shares of Company Common Stock or Company Warrants surrendered in exchange therefor are registered, it shall be a condition of such exchange that the certificate or certificates so surrendered shall be properly endorsed with a medallion guarantee or be otherwise in proper form for transfer and that the Person requesting such exchange shall pay to Parent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Company that such tax has been paid or is not applicable.

          (c)   Until surrendered, Certificates representing shares of Company Common Stock or Company Warrants shall represent solely the right to receive the Merger Consideration, and after the Effective Date, if applicable, any dividends or other distributions with respect to Parent Common Stock to be issued or paid pursuant to Section 4.3 hereof, in each case, without any interest thereon with respect to Parent Common Stock. Neither Parent nor any Party hereto shall be liable to a holder of shares of Company Common Stock or Company Warrants for any amount properly delivered to a public official pursuant to any applicable escheat laws. If any Certificates representing shares of Company Common Stock entitled to be exchanged for Merger Consideration pursuant to Section 4.1 hereof shall not have been surrendered for such exchange prior to the first anniversary of the Closing Date, such shares of Company Common Stock shall, to the extent permitted by applicable law, be deemed to be cancelled and no Merger Consideration shall be due to the holder thereof. Notwithstanding the foregoing, neither Parent nor any Party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to any applicable escheat laws.

          (d)   Each of the Surviving Company and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article IV such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Company or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which the Surviving Company or Parent, as the case may be, made such deduction and withholding.

        Section 4.3.    Dividends and Other Distributions.    All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding on the Effective Date and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is on or after the Effective Date, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions that are declared or made on Parent Common Stock will be paid to Persons entitled to receive certificates representing Parent Common Stock pursuant to this Agreement until such Persons surrender their Certificates representing Company Common Stock or Company Warrants. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock, as the case may be, issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Date and a payment date on or prior to such time of surrender payable with respect to such whole shares of Parent Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Date but with a payment date subsequent to surrender.

        Section 4.4.    No Fractional Shares.    No certificates or scrip representing less than one share of Parent Common Stock shall be issued upon the surrender for exchange of Certificates representing Company Common Stock or Company pursuant to Section 4.1 hereof. Any fractional shares that would otherwise be issuable pursuant to Section 4.1 hereof shall be rounded up to the nearest whole number.

        Section 4.5.    Lost, Stolen or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and an indemnity agreement in an amount determined by Parent or Parent agent by such Person at such Person's sole cost and expense against any claim that may be made against it with respect to such Certificate, Parent will pay and issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration in accordance with Section 4.2 hereof in respect of the shares represented by such lost, stolen or destroyed Certificate.

        Section 4.6.    Closing of the Company's Transfer Books.    At the Effective Date, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock or Company Warrants shall be made thereafter. In the event that, after the Effective Date, Certificates are presented to the Surviving Company, they shall be cancelled and exchanged for Merger Consideration in accordance with this Article IV.

        Section 4.7.    Closing.    The closing of the transactions contemplated by this Agreement (the "Closing") shall take place (i) at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 9:00 A.M. local time on the day which is the third business day after the day on which the last of the conditions set forth in Articles X, XI, and XII is fulfilled or waived in writing (other than those conditions that are not capable of being satisfied until the Closing, but subject to the waiver in writing or satisfaction of these conditions) or (ii) at such other time and place as Parent and the Company shall agree in writing (the "Closing Date").

        Section 4.8.    Additional Actions.    If, at any time after the Effective Date, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, as the case may be, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, as the case may be, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Parent and Merger Sub as follows:

        Section 5.1.    Corporate Organization.    Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, limited liability company or limited partnership power (as the case may be) to own its properties and assets and to conduct its business as now conducted. Copies of the Company Organizational Documents and the organizational documents of each Subsidiary of the Company, with all amendments thereto to the date hereof, have been made available to Parent or its representatives, and such copies are accurate and complete as of the date hereof. A complete and correct chart showing the Company and all of its direct and indirect Subsidiaries is set forth on Schedule 5.1.

        Section 5.2.    Qualification to Do Business.    Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or partnership (as the case may be) and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. Schedule 5.2 sets forth for each of the Company and its Subsidiaries all jurisdictions in which each of the Company and its Subsidiaries are qualified to do business.

        Section 5.3.    No Conflict or Violation.    The execution, delivery and performance by the Company of this Agreement does not and will not (i) violate or conflict with any provision of any Company Organizational Document or any of the organizational documents of the Subsidiaries of the Company, (ii) violate any provision of law, or any order, judgment or decree of any Governmental Entity, (iii) except as set forth in Schedule 5.3, violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract or result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of either of the Company or any of its Subsidiaries or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Contracts or obligations thereunder, or Licenses and Permits or (iv) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its properties or assets is subject except in each case with respect to clauses (iii) and (iv), for any such violations that would not have a Company Material Adverse Effect.

        Section 5.4.    Consents and Approvals.    No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company or its Subsidiaries of their obligations hereunder or thereunder, except for (i) the filing of Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act") (ii) the consents, waivers, authorizations or approvals of any Governmental Entity set forth on Schedule 5.4 and (iii) such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations, which if not obtained or made would not have, a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

        Section 5.5.    Authorization and Validity of Agreement.    The Company has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and unanimously approved by the Company's Board of Directors, no other action of the Company's Board of Directors or corporate proceeding on the part of the Company or any of its Subsidiaries are necessary to authorize this Agreement, and, subject to obtaining the approval and adoption of this Agreement and approval of the Merger by the holders of a majority of the shares of the Company Common Stock outstanding (the "Required Merger Stockholder Vote"), no other action of the Company's Board of Directors or corporate action on the part of the Company or any of its Subsidiaries or stockholders is necessary to consummate the transactions contemplated hereby. The Merger has been declared advisable by the Board of Directors of the Company. This Agreement has been duly executed by the Company and, assuming due execution and delivery by Parent and Merger Sub, shall constitute its valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

        Section 5.6.    Capitalization and Related Matters.

          (a)   As of the date hereof, the authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock, of which 8,555,686 shares are issued and outstanding, and 5,000,000 shares of Company Preferred Stock, of which no shares are issued and outstanding. Schedule 5.6 sets forth (i) the names of the record owners of the Company Common Stock and the number of shares held by each owner and (ii) the names of all holders of warrants to purchase shares of Company Common Stock, the number of shares of Company Common Stock purchasable thereunder and the exercise price(s) therefor. The Company Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable federal and state securities laws. Except as set forth above or on Schedule 5.6, no shares of capital stock of the Company are outstanding; the Company does not have outstanding any securities convertible into or exchangeable for any shares of capital stock, including Company Options, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or known claims of any other character relating to the issuance of, any capital stock, or any stock or securities convertible into or exchangeable for any capital stock; and except with respect to the obligation to purchase the Company Warrants pursuant to a put right held by the Warrantholders with respect to the Company Warrants, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. True and correct copies of each Company Warrant agreement and the form of Company Warrant thereto has been made available to Parent or its representatives, and such copies are accurate and complete as of the date hereof.

          (b)   All of the outstanding shares of capital stock, or membership interests or other ownership interests of, each Subsidiary of the Company, as applicable, is validly issued, fully paid and nonassessable and is owned of record and beneficially by the Company, directly or indirectly. The Company has, as of the date hereof and shall have on the Closing Date, valid and marketable title to all of the shares of capital stock of, or membership interests or other ownership interests in, each Subsidiary of the Company, free and clear of any Liens other than Permitted Liens. Such outstanding shares of capital stock of, or membership interests or other ownership interests in, the Subsidiaries of the Company, as applicable, are the sole outstanding securities of such Subsidiaries; the Subsidiaries of the Company do not have outstanding any securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, or any stock or securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries; and neither the Company or any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company.

        Section 5.7.    Subsidiaries and Equity Investments.    Except as set forth in Schedule 5.7, the Company and its Subsidiaries do not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities, interests or investments in any other Person other than investments that constitute cash or cash equivalents.

        Section 5.8.    Financial Statements; Debt.

          (a)   The Company has heretofore made available to Parent (a) copies of the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2005 and 2004, together with the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the periods then ended and the notes thereto, accompanied by the reports thereon of Grant Thornton LLP, (b) copies of the unaudited consolidated balance sheets of the Company and its Subsidiaries as of March 31, 2006 ("Interim Balance Sheet"), together with the related consolidated unaudited statements of operations, stockholders' equity (deficit), and cash flow for the period then ended, and the notes thereto (all the financial statements referred to in clauses (a) and (b) above being hereinafter collectively referred to as the "Financial Statements"). The Financial Statements, including the notes thereto, (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and (ii) present fairly in all material respects the financial position, results of operations and changes in financial position of the Company and its Subsidiaries as of such dates and for the periods then ended (subject, in the case of the unaudited interim Financial Statements described in clause (b) above, to normal year-end audit adjustments consistent with prior periods).

          (b)   Since March 31, 2006, as of the date hereof, there has been no material increase in the aggregate amount of Debt outstanding.

          (c)   Neither the Company nor any of its Subsidiaries has any off balance sheet arrangement (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Act).

        Section 5.9.    Absence of Certain Changes or Events.

          (a)   Except as set forth in Schedule 5.9, since December 31, 2005, there has not been:

              (i)  any Company Material Adverse Effect;

             (ii)  any material loss, damage, destruction or other casualty to the assets or properties of either of the Company or any of its Subsidiaries (other than any for which insurance awards have been received or guaranteed);

            (iii)  any change in any method of accounting or accounting practice of either of the Company or any of its Subsidiaries except for any such change required by reason of a concurrent change in GAAP; or

            (iv)  any loss of the employment, services or benefits of the chief executive officer of the Company and members of the Company's senior management who report directly to such chief executive officer.

          (b)   Since December 31, 2005, each of the Company and each of its Subsidiaries has operated in the ordinary course of its business and consistent with past practice and, except as set forth in Schedule 5.9, has not:

              (i)  incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with past practice;

             (ii)  failed to discharge or satisfy any material Lien or pay or satisfy any material obligation or liability (whether absolute, accrued, contingent or otherwise), other than Permitted Liens and liabilities being contested in good faith and for which adequate reserves have been provided;

            (iii)  mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its assets, properties or rights;

            (iv)  sold or transferred any of its material assets, including any sale, license or lease of any indefeasible rights of use of capacity or infrastructure ("IRUs"), or cancelled any material debts or claims or waived any material rights;

             (v)  disposed of any material patents, trademarks or copyrights or any material patent, trademark or copyright applications;

            (vi)  defaulted on any material obligation;

           (vii)  entered into any transaction material to its business, except in the ordinary course of business and consistent with past practice;

          (viii)  granted any material increase in the compensation or benefits of its key employees other than increases in accordance with past practice not exceeding 8% of the key employee's annual base compensation then in effect or entered into any employment, change of control, retention or severance agreement or arrangement with any of them;

            (ix)  contractually committed to make any capital expenditure for any periods after the date hereof or additions to property, plant and equipment used in its operations other than ordinary repairs and maintenance in excess of $15,000,000 in the aggregate;

             (x)  laid off any significant number of its employees;

            (xi)  discontinued the offering of any material services or product;

           (xii)  incurred any material obligation or liability for the payment of severance benefits;

          (xiii)  declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its capital stock, membership interests or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock, membership interests or other securities, or agreed to do so; or

          (xiv)  entered into any agreement or made any commitment to do any of the foregoing.

        Section 5.10.    Tax Matters.    Except as set forth in Schedule 5.10.

          (a)   (i) the Company and each of its Subsidiaries have filed when due all material Tax Returns required by applicable law to be filed with respect to the Company and each of its Subsidiaries; (ii) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing; (iii) all material Taxes owed by the Company and each of its Subsidiaries, if required to have been paid, have been paid (except for Taxes which are being contested in good faith); and (iv) any liability of the Company or any of its Subsidiaries for Taxes not yet due and payable, or which are being contested in good faith, has been provided for on the financial statements of the Company in accordance with GAAP;

          (b)   there is no material action, suit, proceeding, investigation, audit or claim now pending with respect to the Company or any of its Subsidiaries in respect of any Tax, nor has any material claim for additional Tax been asserted in writing by any taxing authority;

          (c)   since March 27, 2002, no claim has been made in writing by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction;

          (d)   (i) there is no outstanding request for any extension of time for the Company or any of its Subsidiaries to pay any Taxes or file any Tax Returns; (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of its Subsidiaries that is currently in force; (iii) the Federal statute of limitations for tax years of the Company and its Subsidiaries has closed for all years ending prior to January 1, 2002; and (iv) neither the Company nor any of its Subsidiaries is a party to or bound by any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters;

          (e)   the Company and each of its Subsidiaries have withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;

          (f)    the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

          (g)   neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code;

          (h)   there is no Lien, other than a Permitted Lien, affecting any of the assets, properties or rights of the Company and its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax;

          (i)    neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Code § 1504(a)) filing a consolidated Federal income Tax Return (other than a group the common parent of which is the Company) or (ii) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

          (j)    the Company and its Subsidiaries have neither (i) made, changed or revoked, or permitted to be made, changed or revoked, any material election or method of accounting with respect to Taxes affecting or relating to the Company and its Subsidiaries, nor (ii) entered into, or permitted to be entered into, any closing or other agreement or settlement with respect to Taxes affecting or relating to the Company and its Subsidiaries; and

          (k)   neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        Section 5.11.    Absence of Undisclosed Liabilities.    Except as set forth in Schedule 5.11 or as created pursuant to the terms of this Agreement, neither of the Company or any of its Subsidiaries has any material indebtedness or liability, absolute or contingent, known or unknown, which is not shown or provided for on the Interim Balance Sheet other than liabilities as shall have been incurred or accrued in the ordinary course of business since March 31, 2006 and other than obligations under Contracts. Except as shown in the Interim Balance Sheet or in Schedule 5.11, neither of the Company or any of its Subsidiaries is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

        Section 5.12.    Company Property.

          (a)   Schedule 5.12 contains a true and complete description of all real property owned by the Company and its Subsidiaries (the "Owned Real Property") as of the date hereof. The Company has made available to Parent copies of any title insurance policies (together with copies of any documents of recorded listed as exceptions to title on such policies) currently insuring each Owned Real Property and copies of the most recent surveys of the same. The Company and its Subsidiaries have good and valid title to all of the Owned Real Property free and clear of Liens other than Permitted Liens.

          (b)   Schedule 5.12 sets forth a list of all leases, licenses, permits, subleases and occupancy agreements, together with all material amendments thereto, in which either of the Company or its Subsidiaries has a leasehold interest or similar occupancy rights, whether as lessor or lessee, and (i) are material to the operation of the Company and its Subsidiaries, taken as a whole, and (ii) involve payments by the Company or its Subsidiaries in excess of $250,000 per year (each, a "Lease" and collectively, the "Leases"; the property covered by Leases under which either of the Company or its Subsidiaries is a lessee is referred to herein as the "Leased Real Property"; the Leased Real Property, together with the Owned Real Property, collectively being the "Company Property"). Neither the Company nor any of its Subsidiaries is a party to any Contract (other than a Lease) with the lessor of any of the Leased Real Properties, which gives such lessor any right to terminate or adversely alter the terms of the Lease to which such lessor is a party. The Company or its Subsidiaries enjoys peaceful and undisturbed possession of, the Leased Real Property pursuant to the Leases. No option has been exercised under any of such Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has made available to Parent with the corresponding Lease. Except as set forth in Schedule 5.12, the transactions contemplated by this Agreement do not require the consent or approval of the other party to the Leases.

          (c)   Since December 31, 2004, no Lease has been modified or amended in writing in any way materially adverse to the business of the Company and its Subsidiaries except as set forth on Schedule 5.12 and no party to any Lease has given either of the Company or its Subsidiaries written notice of or, to the Knowledge of the Company, made a claim with respect to any breach or default.

          (d)   Except as set forth in Schedule 5.12 and other than with respect to IRUs, co-location, cross-connection, interconnection, entrance facilities or other rights incidental to the provision of services established in the ordinary course of business, none of the Company Property is subject to any option, lease, sublease, license or other agreement granting to any Person or entity any right to the use, occupancy or enjoyment of such property or any portion thereof or to obtain title to all or any portion of such property.

          (e)   All material improvements, systems and fixtures on the Company Property are in good operating condition and repair and generally are adequate and suitable in all material respects for the present and continued use, operation and maintenance thereof as now used, operated or maintained. All improvements on the Company Property constructed by or on behalf of the Company or any Subsidiary were constructed, to the Knowledge of the Company, in compliance in all material respects with applicable laws, ordinances and regulations affecting such Company Property.

        Section 5.13.    Assets of the Company and its Subsidiaries.

          (a)   The assets, properties and rights of each of the Company and its Subsidiaries constitute all of the assets, properties and rights which are used in the operation their business as currently conducted. Except as set forth on Schedule 5.13(a), there are no material assets, properties, rights or interests of any kind or nature that either of the Company or any of its Subsidiaries has been using, holding or operating in their business prior to the Closing that will not be used, held or owned by each of the Company or its Subsidiaries immediately following the Closing.

          (b)   Each of the Company and its Subsidiaries has good and marketable fee simple title, free and clear of any Liens other than Permitted Liens, to, or a valid leasehold interest under enforceable leases in, all of its material assets, properties and rights.

        Section 5.14.    Intellectual Property.

          (a)   The Company and its Subsidiaries own all right, title and interest in and to, or have valid and enforceable licenses to use, all the Intellectual Property, and such Intellectual Property represents all intellectual property rights necessary for the conduct of their business as and where conducted on the date hereof and on the Closing. The Company and its Subsidiaries are in compliance in all material respects with all licenses relating to the protection of such of the Intellectual Property as it uses pursuant to license or other agreement. To the Knowledge of the Company, there are no conflicts with or infringements of any Intellectual Property by any third party. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not conflict with, violate, misappropriate, misuse or infringe any proprietary right of any third party. There is no claim, suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries: (i) alleging any such conflict, violation, misappropriation, misuse or infringement with any third party's proprietary rights; or (ii) challenging the Company's or its Subsidiaries' ownership or use of, or the validity or enforceability of any Intellectual Property.

          (b)   Schedule 5.14(b) sets forth a complete and current list of all registrations, applications or filings pertaining to the Intellectual Property ("Registered Intellectual Property") as of the date hereof and the owner of record, date of application or issuance, and relevant jurisdiction as to each. Except as described in Schedule 5.14(b), all Registered Intellectual Property is owned by the Company and/or its Subsidiaries, free and clear of all Liens other than Permitted Liens. All Registered Intellectual Property is valid, subsisting, unexpired, and all renewal fees and other maintenance fees that have fallen due on or prior to the Closing have been paid. Except as listed in Schedule 5.14(b), there are no actions that must be taken or payments that must be made by the Company or its Subsidiaries within one hundred eighty (180) days of the Closing that, if not taken or paid, will adversely affect the Intellectual Property or the right of the Company or its Subsidiaries to use the same as and where used as of the effective date hereof. Except as listed in Schedule 5.14(b), no Registered Intellectual Property is the subject of any proceeding before any governmental, registration or other authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration. The consummation of the transactions contemplated by this Agreement will not alter or impair any Intellectual Property.

          (c)   Schedule 5.14(c) sets forth a complete list of all license agreements pertaining to Intellectual Property as of the date hereof, except for agreements pertaining to commercially available, off-the-shelf software. Except as set forth in Schedule 5.14(c), the Company and its Subsidiaries are in compliance in all material respects with all agreements pertaining to the Intellectual Property and are not under any obligation to pay royalties or other payments in connection with any agreement, nor restricted from assigning its rights respecting Intellectual Property nor will the Company or its Subsidiaries otherwise be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any agreement relating to the Intellectual Property. Neither the Company nor its Subsidiaries is in material default of any such agreement.

          (d)   Except as set forth in Schedule 5.14(d), neither the Company nor any of its Subsidiaries has made any claim of a violation, infringement, misuse or misappropriation by any third party (including any employee or former employee of the Company or its Subsidiaries) of its rights to, or in connection with, any Intellectual Property, which claim is pending. Except as set forth in Schedule 5.14(d), neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in employment policies and agreements, customer agreements, purchase orders or license agreements arising in the ordinary course of business.

        Section 5.15.    Software.

          (a)   To the Knowledge of the Company, none of the operating and applications computer software programs and databases used by the Company and its Subsidiaries that are material to the conduct of their business (collectively, the "Software"), nor any use thereof, conflicts with, infringes upon or violates any intellectual property or other proprietary right of any other Person and, no claim, suit, action or other proceeding with respect to any such infringement or violation is pending, or to the Knowledge of the Company, threatened.

          (b)   The Company and its Subsidiaries have not purchased any material amount of telecommunications equipment without procuring a software license for the imbedded software in such equipment nor is the Company or its Subsidiaries subject to any claim for failing to procure such a license.

        Section 5.16.    Licenses and Permits.

          (a)   The Company and its Subsidiaries own or possess all right, title and interest in and to each of their respective material licenses, permits, franchises, registrations, authorizations and approvals issued or granted to any of the Company or its Subsidiaries by any Governmental Entity (the "Licenses and Permits") and has taken all necessary action to maintain such Licenses and Permits. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of the Company, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. The Licenses and Permits are sufficient and adequate in all respects to permit the continued lawful conduct of the business of the Company and its Subsidiaries, and none of the operations of the Company or its Subsidiaries are being conducted in a manner that violates in any material respects any of the terms or conditions under which any License and Permit was granted.

          (b)   The operations of the Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of the Communications Act of 1934, as amended, applicable state law and the published rules, regulations, and policies promulgated by any Governmental Entity, and neither the Company nor its Subsidiaries have done anything or failed to do anything which reasonably could be expected to cause the loss of any License or Permit.

          (c)   Other than those listed on Schedule 5.16, no petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint, or proceeding seeking to revoke, reconsider the grant of, cancel, suspend, or modify any of the Licenses or Permits of the Company or its Subsidiaries is pending or, to the Knowledge of the Company, threatened before any Governmental Entity. No notices have been received by and, no claims have been filed against the Company or its Subsidiaries alleging a failure to hold any requisite permits, regulatory approvals, licenses and other authorization.

        Section 5.17.    Compliance with Law.    Except as set forth in Schedule 5.17, the operations of the business of the Company and its Subsidiaries have been conducted in accordance in all material respects with all applicable laws, regulations, orders and other requirements of all Governmental Entities having jurisdiction over such entity and its assets, properties and operations. Except as set forth in Schedule 5.17, since January 1, 2005, none of the Company or its Subsidiaries has received notice of any material violation (or any investigation with respect thereto) of any such law, regulation, order or other legal requirement, and none of the Company or its Subsidiaries is in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to any of its assets, properties or operations.

        Section 5.18.    Litigation.    Except as set forth in Schedule 5.18, there are no material claims, actions, suits, proceedings, subpoenas or, to the Knowledge of the Company, investigations (each, an "Action") pending or, to the Knowledge of the Company, threatened, before any Governmental Entity, or before any arbitrator of any nature, brought by or against any of the Company or its Subsidiaries or any of their officers, directors, members, managers, employees, agents or Affiliates involving, affecting or relating to the Company or its Subsidiaries, the assets, properties or rights of any of the Company and its Subsidiaries or the transactions contemplated by this Agreement. There is no material judgment, decree, injunction, rule or order of any Governmental Entity or before any arbitrator of any nature outstanding, or to the Knowledge of the Company, threatened, against either of the Company or its Subsidiaries.

        Section 5.19.    Contracts.

          (a)   Schedule 5.19(a) sets forth a complete and correct list of all Contracts as of the date hereof.

          (b)   Each Contract is valid, binding and enforceable against the Company or its Subsidiaries and, to the Knowledge of the Company, against the other parties thereto in accordance with its terms, and in full force and effect. Each of the Company and its Subsidiaries has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the Knowledge of the Company, no other party to any Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The Company has made available to Parent or its representatives true and complete originals or copies of all the Contracts.

          (c)   A "Contract" means any agreement, contract or commitment, oral or written, to which either of the Company or any of its Subsidiaries is a party or by which it or any of its assets are bound constituting:

              (i)  one of the 25 largest (by revenue generated for the Company and its Subsidiaries in 2005) contracts or agreements for (A) the sale, license (as licensor) or lease (as lessor) by the Company or any of its Subsidiaries of services, products, Intellectual Property rights or other assets to any third party or (B) a contract or agreement relating to the sale, license or lease by the Company or any of its Subsidiaries of any IRUs (the Contracts set forth in subsection (A) and (B) collectively, the "Customer Contracts");

             (ii)  a contract or agreement for the purchase, license (as licensee) or lease (as lessee) by the Company or any of its Subsidiaries of services, materials, products, personal property, supplies, Intellectual Property rights or other assets from any supplier or vendor or for the furnishing of services to the Company or any of its Subsidiaries reasonably expected to involve total payments in excess of $2,000,000 in 2006 (the "Vendor Contracts");

            (iii)  a peering agreement of the Company and its Subsidiaries;

            (iv)  a mortgage, indenture, security agreement, guaranty, pledge and other agreement or instrument relating to the borrowing of money or extension of credit (other than accounts receivable or accounts payable in the ordinary course of business and consistent with past practice);

             (v)  an employment, change of control, retention, severance or material consulting agreement;

            (vi)  a joint venture, partnership or limited liability company agreement with third parties;

           (vii)  a non-competition agreement or any other agreement or obligation which purports to limit in any material respect (i) the manner in which, or the localities in which, the business of the Company or its Subsidiaries may be conducted or (ii) the ability of either of the Company or its Subsidiaries to provide any type of service presently conducted by the Company or its Subsidiaries;

          (viii)  an agreement containing any exclusivity clause, most-favored-nations clause, benchmarking clause or marked-to-market pricing provision;

            (ix)  a Lease;

             (x)  an agreement limiting or restricting the ability of either of the Company or its Subsidiaries to make distributions or declare or pay dividends in respect of its capital stock or membership interests, as the case may be;

            (xi)  an agreement requiring capital expenditures in excess of $1,000,000; or

           (xii)  any other material agreement not in the ordinary course of the business of the Company and its Subsidiaries.

          (d)   All of the peering arrangements or agreements of the Company and its Subsidiaries are terminable by the Company or its Subsidiaries on 90 days' prior notice without liability or obligation to the Company or its Subsidiaries.

        Section 5.20.    Employee Plans.

          (a)   Schedule 5.20(a) sets forth: (i) all "employee benefit plans", as defined in Section 3(3) of ERISA, and all other material employee benefit programs, policies, arrangements or payroll practices, including, without limitation, any such programs, policies, arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options, hospitalization insurance, medical insurance, life insurance, cafeteria benefits, dependent care reimbursements, prepaid legal benefits, scholarships or tuition reimbursements, maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute thereunder for current or former employees the Company and its Subsidiaries (the "Employee Benefit Plans"), and (ii) all "employee pension plans", as defined in Section 3(2) of ERISA, maintained or sponsored by the Company or any trade or business (whether or not incorporated) which is or since the effective date of the reorganization contemplated by the Modified Third Amended Joint Plan of Reorganization dated as of April 7, 2004 (the "Plan Effective Date") has been under control or treated as a single employer with the Company under Section 414(b), (c),

  (m), or (o) of the Code (an "ERISA Affiliate") or to which the Company or any ERISA Affiliate has contributed or has since the Plan Effective Date been obligated to contribute thereunder (the "Pension Plans").

          (b)   True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and Pension Plans, have been made available to Parent, to the extent applicable: (i) all plans and related trust documents, and amendments thereto; (ii) Forms 5500 filed for the three most recent plan years; (iii) the most recent IRS determination letter; (iv) the most recent summary plan descriptions, annual reports and material modifications; (v) the most recent actuarial report, if any; and (vi) written descriptions of all non-written agreements relating to the Employee Benefit Plans.

          (c)   None of the Employee Benefit Plans or Pension Plans is a multiemployer plan, as defined in Section 3(37) of ERISA ("Multiemployer Plan") or subject to Title IV of ERISA or Section 412 of the Code.

          (d)   Each Pension Plan that is intended to qualify under Section 401 of the Code and the trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code, and to the Knowledge of the Company, nothing has occurred with respect to the operation of any such Pension Plan that would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

          (e)   All contributions (including all employer contributions and employee salary reduction contributions) and all premiums required to have been paid under any of the Employee Benefit Plans or Pension Plans or by law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension).

          (f)    To the Knowledge of the Company, there has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Employee Benefit Plans.

          (g)   Except as set forth on Schedule 5.20(g), there are no pending actions, claims or lawsuits which have been asserted or instituted against the Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Benefit Plans with respect to the operation or administration of such plans or the investment of plan assets (other than routine benefit claims), nor does the Company have Knowledge of facts which could form the basis for any such claim or lawsuit. No Employee Benefit Plan has been the subject of an audit, investigation or examination by any Governmental Entity to the Knowledge of the Company.

          (h)   The Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations. None of the Company, its Subsidiaries, or, to the Knowledge of the Company, any "party in interest" or "disqualified person" with respect to the Employee Benefit Plans has engaged in a non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA or 4975 of the Code pursuant to which the tax or penalty could be material. Except as set forth on Schedule 5.20(h), no stock or other security issued by the Company or any Affiliate forms or has formed a part of the assets of any Employee Benefit Plan.

          (i)    Except as set forth on Schedule 5.20(i) hereto, none of the Employee Benefit Plans provide retiree life or retiree health benefits except as may be required under COBRA or any similar state or local law.

          (j)    Except as set forth on Schedule 5.20(j) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or together with the occurrence of subsequent events (i) increase any benefits otherwise payable under any Employee Benefit Plan; (ii) result in the acceleration of the time of payment or vesting of any benefits under any Employee Benefit Plan or Contract to any employee; or (iii) fail to be deductible by reason of Section 280G of the Code.

          (k)   No Contract, Employee Benefit Plan, warrant or other compensatory or equity-based arrangement with any employee, officer or director of the Company contains any provision requiring the Company to pay on behalf of, or otherwise reimburse, any such individual for any income or excise taxes due by such individual upon payment of any benefits by the Company, other than any such obligations as required by applicable laws or regulations.

          (l)    This Section 5.20 shall constitute the sole and exclusive representation and warranty regarding ERISA, Employee Benefit Plans, Multiemployer Plans and Pension Plans.

        Section 5.21.    Insurance.    Schedule 5.21 lists the material surety bonds, fidelity bonds as well as the insurance companies, policy numbers, aggregate coverage amount and type, and deductibles of all policies of title, liability, fire, casualty, business interruption, workers' compensation and other forms of insurance insuring each of the Company and its Subsidiaries and their assets, properties and operations. The Company has made available a true, complete and accurate copy of all such policies and bonds to Parent. Except as set forth in Schedule 5.21, all such policies and bonds are in full force and effect. None of the Company or its Subsidiaries is in material default under any provisions of any such policy of insurance nor has any of the Company or its Subsidiaries received notice of cancellation of or cancelled any such insurance. For all material claims made under such policies and bonds, the Company and its Subsidiaries have timely complied with any applicable notice provisions.

        Section 5.22.    Transactions with Directors, Officers, Managers, and Affiliates.    Except as set forth in Schedule 5.22, none of the Company or its Subsidiaries is a party to any agreement or arrangement with any of the directors, officers, managers, members, partners or stockholders of the Company or its Subsidiaries or, to the Knowledge of the Company, any Affiliate (other than the Company or any of its Subsidiaries) or family member of any of the foregoing under which it: (i) leases any real or personal property (either to or from such Person); (ii) licenses technology (either to or from such Person); (iii) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person; (iv) purchases products or services from such Person; (v) pays or receives commissions, rebates or other payments; (vi) lends or borrows money or (vii) provides or receives any other material benefit. To the Knowledge of the Company, since the Plan Effective Date, none of the directors, officers, managers, members or stockholders of the Company or its Subsidiaries, or any family member of any of such Persons, has been a director, officer, manager or member of, or has had any direct or indirect interest in, any Person which during such period has been a customer of the Company or its Subsidiaries or has competed with or been engaged in any business of the kind being conducted by the Company and its Subsidiaries. No Affiliate of the Company and its Subsidiaries (other than the Company and its Subsidiaries) owns or has any rights in or to any of the assets, properties or rights used by the Company and its Subsidiaries in the ordinary course of their businesses.

        Section 5.23.    Suppliers and Customers.

          (a)   Schedule 5.23(a) sets forth a list of the top twenty-five (25) suppliers, by dollar amount paid by the Company and its Subsidiaries (taken together), for the fiscal year of the Company ended December 31, 2005, from whom the Company or any of its Subsidiaries has purchased goods and/or services. No such supplier has expressed in writing or verbally to the Company or any of its Subsidiaries its intention to cancel or otherwise terminate or materially reduce or modify its relationship with the Company or any of its Subsidiaries.

          (b)   Schedule 5.23(b) sets forth a list of the top twenty-five (25) customers, by revenue derived by the Company and its Subsidiaries (taken together), for the fiscal year of the Company ended December 31, 2005, to whom the Company or any of its Subsidiaries has sold goods and/or services. To the Knowledge of the Company, no such customer has expressed in writing or verbally to the Company or any of its Subsidiaries its intention to cancel or otherwise terminate or materially reduce or modify its relationship with the Company or any of its Subsidiaries.

        Section 5.24.    Labor Matters.

          (a)   Except as set forth in Schedule 5.24(a): (i) neither the Company nor any of its Subsidiaries is a party to any outstanding employment agreements or contracts with officers, managers or employees of either of the Company or its Subsidiaries that are not terminable at will; (ii) neither the Company nor any of its Subsidiaries is a party to any agreement, policy or practice that requires it to pay termination, change of control or severance pay to salaried, non-exempt or hourly employees of such company (other than as required by law); (iii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to its employees nor does the Company have Knowledge of any activities or proceedings of any labor union to organize any such employees since the Plan Effective Date; and (iv) neither the Company nor any of its Subsidiaries is a party to any material consulting agreements with any Person providing services to the Company or any of its Subsidiaries.

          (b)   Except as set forth in Schedule 5.24(b): (i) each of the Company and its Subsidiaries is in compliance in all material respects with all applicable laws relating to employment and employment practices, the classification of employees, wages, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers' compensation and terms and conditions of employment; (ii) there are no charges with respect to or relating to either of the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and (iii) since the Plan Effective Date, neither the Company nor any of its Subsidiaries has received any notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of either of the Company or its Subsidiaries and no such investigation is in progress.

          (c)   Since the Plan Effective Date, and except as set forth on Schedule 5.24(c), there has been no "mass layoff" or "plant closing" as defined by the Worker Adjustment and Retraining Notification Act or any similar state or local "plant closing" law ("WARN") with respect to the current or former employees of the Company or its Subsidiaries.

          (d)   Except as set forth on Schedule 5.24(d), neither the Company nor any of its Subsidiaries has any severance plan or severance obligation with respect to its employees.

        Section 5.25.    Environmental Matters.

          (a)   Each of the Company and its Subsidiaries is, and has been, prior to that date was, in compliance in all material respects with all applicable laws, regulations, common law and other requirements of governmental or regulatory authorities relating to pollution, to the protection of the environment or to natural resources ("Environmental Laws"). Each of the Company and its Subsidiaries has in effect all material licenses, permits and other authorizations required under all Environmental Laws and is in compliance in all material respects with all such licenses, permits and authorizations.

          (b)   The Company and its Subsidiaries have not received any notice of violation or potential liability under any Environmental Laws from any Person or any Governmental Entity inquiry, request for information, or demand letter under any Environmental Law relating to operations or properties of the Company or its Subsidiaries which would be reasonably expected to result in the Company or any of its Subsidiaries incurring material liability under Environmental Laws. None of the Company or its Subsidiaries is subject to any orders arising under Environmental Laws nor are there any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries under any Environmental Law which would reasonably be expected to result in the Company or any of its Subsidiaries incurring material liability under Environmental Laws. None of the Company or its Subsidiaries has entered into any agreement pursuant to which the Company or its Subsidiaries has assumed or will assume any liability under Environmental Laws, including without limitation, any obligation for costs of remediation, of any other Person.

          (c)   To the Knowledge of the Company, there has been no release or threatened release of a hazardous substance, hazardous waste, contaminant, pollutant, toxic substance or petroleum and its fractions, the presence of which requires investigation or remediation under any applicable Environmental Law, ("Hazardous Material"), on, at or beneath any of the Company Property or other properties currently or previously owned or operated by the Company or its Subsidiaries or any surface waters or groundwater's thereon or thereunder which requires any material disclosure, investigation, cleanup, remediation, monitoring, abatement, deed or use restriction by the Company, or which would be expected to give rise to any other material liability or damages to the Company or its Subsidiaries under any Environmental Laws.

          (d)   None of the Company or its Subsidiaries has arranged for the disposal of any Hazardous Material, or transported any Hazardous Material, in a manner that has given, or reasonably would be expected to give, rise to any material liability for any damages or costs of remediation.

          (e)   The Company has made available to Parent copies of all environmental studies, investigations, reports or assessments concerning the Company, its Subsidiaries, the Company Property and any owned real property currently or previously owned or operated by the Company or its Subsidiaries.

          (f)    This Section 5.25 shall constitute the sole and exclusive representations and warranties regarding Environmental Laws, Hazardous Materials and environmental matters.

        Section 5.26.    No Brokers.    No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from the Company or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and Houlihan Lokey Howard & Zukin Financial Advisors, Inc ("HLHZ"). The Company has delivered a letter to Parent from each such financial advisor setting forth its fees and expenses in connection with the transactions contemplated by this Agreement.

        Section 5.27.    Network Operations.

          (a)   Except as set forth on Schedule 5.27(a) the network of the Company and its Subsidiaries, taken as a whole, is in good working condition and is without any material defects for purposes of operating the business of the Company and its Subsidiaries as operated by the Company and its Subsidiaries.

          (b)   Company and its Subsidiaries have good and valid title to approximately 6,943 route-miles and approximately 555,773 fiber-miles of fiber in each of the metropolitan areas set forth on Schedule 5.27(b), and have indefeasible rights to use (or lease) approximately 4,919 route-miles and approximately 108,820 fiber-miles of fiber in each of the metropolitan areas set forth on Schedule 5.27(b).

          (c)   Company and its Subsidiaries have good and valid title to approximately 739 route-miles and approximately 14,327 fiber-miles of fiber between the city pairs set forth on Schedule 5.27(c), and have indefeasible rights to use approximately 9,937 route-miles (including 72 route-miles leased from Sunesys) and approximately 70,161 fiber-miles of fiber (including 288 fiber-miles leased from Sunesys) between the city pairs set forth on Schedule 5.27(c) (including the names of the respective fiber vendors).

          (d)   The Company and its Subsidiaries have good and valid title to the switches listed on Schedule 5.27(d) and that each such switch is in good operating condition and repair, free from all material defects, subject only to normal wear and tear.

        Section 5.28.    State Takeover Statutes.    The Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL, including Section 203 of the DGCL, will not apply to the Merger and the other transactions contemplated by this Agreement. No other "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company's Organizational Documents is, or at the Effective Date will be, applicable to the Company, the Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

        Section 5.29.    Opinion of Financial Advisor.    The Board of Directors of the Company has received the opinion of HLHZ, dated as of the date hereof, to the effect that, as of such date, the Aggregate Merger Consideration to be received by the holders of the Company Capital Stock and holders of Company Warrants pursuant to the Merger is fair from a financial point of view to the holders of such capital stock. A written copy of such opinion has been delivered to Parent. HLHZ is an "Independent Financial Expert" as defined in that certain Warrant Agreement, dated as of April 8, 2004, between the Company and Wells Fargo Bank, N.A., as warrant agent.

        Section 5.30.    Bankruptcy Claims.    Other than as set forth on Schedule 5.30, there is no action, suit, proceeding or claim now pending with respect to the Company or any of its Subsidiaries related to the Company's (or its predecessor's) prior bankruptcy proceedings. All claims asserted by creditors of the Company (or its predecessor) in connection with the Company's (or its predecessor's) prior bankruptcy proceedings have been either satisfied or discharged and all securities of the Company to be distributed under the Company's (or its predecessor's) plan of reorganization have been made.

        Section 5.31.    No Other Representations or Warranties.    Except for the representations and warranties contained in this Article V, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company with respect to the Company and its Subsidiaries.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

        Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

        Section 6.1.    Organization.    Each of Parent and Merger Sub is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own its properties and assets and to conduct its businesses as now conducted.

        Section 6.2.    Qualification to Do Business.    Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation or limited liability company and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect.

        Section 6.3.    No Conflict or Violation.    The execution, delivery and performance by Parent and Merger Sub of this Agreement do not and will not (i) violate or conflict with any provision of any Parent Organizational Documents or the organizational documents of Merger Sub, (ii) violate any provision of law, or any order, judgment or decree of any Governmental Entity, (iii) result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of either Parent or Merger Sub or (iv) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, agreement or instrument to which Parent or Merger Sub is a party or by which it is are bound or to which any of its properties or assets is subject, except in each case with respect to clauses (iii) and (iv), for any such violations that would not have a Parent Material Adverse Effect.

        Section 6.4.    Consents and Approvals.    No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is required in connection with the execution and delivery of this Agreement by Parent or Merger Sub of their obligations hereunder, except for (i) the filing of Notification and Report Form under the HSR Act, (ii) the filing of the Registration Statement with the SEC, (iii) the consents, waivers, authorizations or approvals of any Governmental Entity set forth on Schedule 6.4 and (iv) such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations, which if not obtained or made would not have, a Parent Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

        Section 6.5.    Authorization and Validity of Agreement.    Parent and Merger Sub have all requisite corporate or company power and authority to enter into this Agreement and to carry out their respective obligations hereunder. The execution and delivery of this Agreement and the performance of Parents and Merger Sub's obligations hereunder have been duly authorized by all necessary corporate or company action of Parent and Merger Sub, and no other corporate or company proceedings on the part of Parent and Merger Sub are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Parent and Merger Sub and, assuming due execution and delivery by the Company, shall constitute their valid and binding obligation, enforceable against them in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

        Section 6.6.    Capitalization and Related Matters.

          (a)   As of April 13, 2006, Parent's capital stock consists of (a) 1.5 billion authorized shares of Parent Common Stock, 846,580,967 shares of which are outstanding and (b) 10,000,000 authorized shares of preferred stock, par value $0.01 per share, none of which were outstanding. Except as set forth on Schedule 6.6 hereto or in the Parent SEC Reports, as of April 13, 2006, (i) neither Parent nor any of its Subsidiaries has outstanding any stock or other securities convertible into or exchangeable for any shares of capital stock of Parent, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock of Parent, or any stock or securities convertible into or exchangeable for any capital stock of Parent other than those issued under employee benefit plans of Parent; and (ii) neither Parent nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of capital stock of Parent. All of the outstanding shares of Parent Common Stock have been duly and validly issued and are fully paid and non-assessable. As of the Closing, the Aggregate Share Consideration will be duly authorized and, upon issuance, sale and delivery as contemplated by this Agreement, the Aggregate Share Consideration will be validly issued, fully paid and non-assessable securities of Parent.

          (b)   All of the outstanding membership interests of Merger Sub are owned of record and beneficially by Parent, directly or indirectly.

        Section 6.7.    SEC Filings.

          (a)   Parent and its Subsidiaries have filed each report and definitive proxy statement (together with all amendments thereof and supplements thereto) required to be filed by Parent or any of its Subsidiaries pursuant to the Exchange Act with the SEC since January 1, 2005 (as such documents have since the time of their filing been amended or supplemented, the "Parent SEC Reports"). As of their respective dates, after giving effect to any amendments or supplements thereto, the Parent SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)   The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

        Section 6.8.    No Brokers.    No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from Parent in connection with this Agreement or the transactions contemplated hereby other than Morgan Stanley & Co. Incorporated.

        Section 6.9.    Sufficiency of Funds.    Parent has and will have, at the Closing, sufficient funds available to pay the Aggregate Cash Consideration.

        Section 6.10.    Tax Matters.    Neither Parent nor any of its Subsidiaries, including Merger Sub, has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        Section 6.11.    No Other Representations or Warranties.    Except for the representations and warranties contained in this Article VI, none of Parent, Merger Sub or any other Person makes any other express or implied representation or warranty on behalf of Parent or Merger Sub with respect to Parent and its Subsidiaries.

ARTICLE VII.

COVENANTS OF THE COMPANY.

        The Company hereby covenants as follows:

        Section 7.1.    Conduct of Business Before the Closing Date.

          (a)   Without the prior written consent of Parent, between the date hereof and the Closing Date, the Company shall not, and shall not permit its Subsidiaries to, except as required or expressly permitted pursuant to the terms hereof:

              (i)  make any material change in the conduct of its businesses or enter into any transaction other than in the ordinary course of business and consistent with past practices;

             (ii)  make any change in any of its organizational documents; issue any additional shares of capital stock (other than upon the exercise of warrants to purchase shares of Company Common Stock outstanding on the date hereof, membership interests or partnership interests or other equity securities or grant any option, warrant or right to acquire any capital stock, membership interests or partnership interests or other equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any its outstanding securities or make any change in outstanding shares of capital stock, membership interests or partnership interests or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

            (iii)  make any sale, assignment, transfer, abandonment, sublease, assignment or other conveyance of its assets, Company Property or rights or any part thereof, including granting or entering into any IRUs, other than dispositions of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business and consistent with past practice;

            (iv)  subject any of its assets, properties or rights or any part thereof, to any Lien or suffer such to exist other than Permitted Liens;

             (v)  redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of the Company and its Subsidiaries or declare, set aside or pay any dividends or other distribution in respect of such shares or interests;

            (vi)  acquire, lease or sublease any material assets, raw materials or properties (including any real property), or enter into any other transaction, other than in the ordinary course of business and consistent with past practice;

           (vii)  enter into any new (or amend any existing to increase benefits) employee benefit plan, program or arrangement or any new (or amend any existing to increase benefits) employment, severance, change of control or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except as otherwise provided pursuant to the terms of any plan or agreement, as required by law, to the extent necessary to avoid imposition of any taxes under Section 409A or Section 4999 of the Code and for increases in compensation to employees in accordance with pre-existing contractual provisions and/or consistent with past practice;

          (viii)  contractually commit to make capital expenditures for any post-Closing period in excess of $20,000,000 in the aggregate;

            (ix)  pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates;

             (x)  fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained;

            (xi)  make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write off as uncollectible any accounts receivable except in the ordinary course of business and consistent with past practice;

           (xii)  make or change any material Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax;

          (xiii)  settle, release or forgive any material claim or litigation or waive any right thereto which has not been properly reserved on the books of the Company or its Subsidiaries;

          (xiv)  make, enter into, modify, amend in any manner that would be reasonably expected to have an adverse effect on the Company and its Subsidiaries, taken as a whole, or terminate, or waive any right or remedy under, any Contract, bid or expenditure, where such Contract, bid or expenditure is for a Contract entailing payments in excess of $500,000;

           (xv)  lend money to any Person or incur or guarantee any indebtedness for borrowed money or enter into any capital lease obligation, except for borrowings in the ordinary course of business and consistent with past practice under the Company's existing lines of credit not to exceed $15,000,000 in the aggregate outstanding at any one time above the amount outstanding thereunder as of the date hereof and in connection with capital leases in an amount not to exceed $2,000,000 in the aggregate outstanding at any one time above the aggregate amount outstanding under the Company's capital leases as of the date hereof; or

          (xvi)  commit to do any of the foregoing.

          (b)   From and after the date hereof and until the Closing Date, the Company shall and shall cause its Subsidiaries to:

              (i)  continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use;

             (ii)  file, when due or required, all material Tax Returns and other material reports required to be filed and pay when due all material Taxes lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

            (iii)  continue to conduct its business in the ordinary course and consistent with past practice;

            (iv)  keep its books of account, files and records in the ordinary course and in accordance with existing practice;

             (v)  use commercially reasonable efforts to preserve intact its operations, organization and reputation, keep available the services of its present officers and key employees and preserve the goodwill and business relationships of its customers; and

            (vi)  use commercially reasonable efforts to continue to spend the amounts under the Vendor Contracts at rates and consistent with past practice and in a manner that will ensure that no penalty or shortfall payment will be assessed against the Company or its Subsidiaries during the 12 months after the Closing.

        Section 7.2.    Consents and Approvals.    The Company shall, and shall cause its Subsidiaries to, (a) use its commercially reasonable efforts to obtain all necessary material consents, waivers, authorizations and approvals of all Governmental Entities, and of all other Persons, required in connection with the execution, delivery and performance by the Company of this Agreement, and (b) diligently assist and cooperate with Parent and Merger Sub in preparing and filing all documents required to be submitted by Parent and Merger Sub to any Governmental Entities, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by Parent and Merger Sub in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to Parent and Merger Sub all information concerning the Company and is Subsidiaries that counsel to Parent determines is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval).

        Section 7.3.    Access to Properties and Records.    The Company shall, and shall cause its Subsidiaries to, afford to Parent, and to the accountants, counsel and representatives of Parent, reasonable access (subject to restrictions imposed by law) during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article XIII hereof) to all personnel, properties, books, contracts, commitments and files and records (including, but not limited to, Tax Returns, correspondence with accountants) and all other records or work papers relating to Taxes and Tax Returns of the Company and, during such period, shall furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request, provided that no investigation or receipt of information pursuant to this Section 7.3 shall qualify any representation or warranty of the Company or the conditions to the obligations of Parent and Merger Sub.

        Section 7.4.    Negotiations.    From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article XIII hereof, the Company shall not, and shall not permit or cause any of its Subsidiaries, the officers and directors of the Company, Affiliates or any Persons acting on behalf of the Company or any its Subsidiaries to, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any Person or group (other than Parent or its representatives) concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock, membership interests or partnership interests or similar transaction involving the Company or its Subsidiaries or any other transaction inconsistent with the transactions contemplated hereby. The Company shall promptly communicate to Parent any inquiries or communications concerning any such transaction which the Company or its Subsidiaries may receive or of which the Company or its Subsidiaries may become aware.

        Section 7.5.    Meeting of or Written Consent of Stockholders of the Company.    Following the execution of this Agreement, the Company shall promptly take all action necessary in accordance with the DGCL and the Company Organizational Documents, for the purpose of approving this Agreement and the transactions contemplated hereby, to convene a meeting of the Company's securityholders or to obtain the consent of the Company's securityholders by written action in lieu of a meeting.

        Section 7.6.    Reasonable Best Efforts.    Upon the terms and subject to the conditions of this Agreement, the Company shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby. In addition, upon the prior written request of Parent, the Company shall prepare and deliver prepayment notices with respect to the prepayment of certain outstanding indebtedness of the Company as specified in such Parent request on and as of the Effective Date.

        Section 7.7.    Notice of Breach.    From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article XIII hereof, the Company shall promptly give written notice with particularity upon having Knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant contained in this Agreement.

        Section 7.8.    Drag-Along Notice.    The Company shall cause a written notice (the "Drag-Along Notice") to be delivered, promptly after the date hereof, by Stockholders owning at least 51% of the issued and outstanding Company Common Stock to all other holders of Company Common Stock or securities exercisable for Company Common Stock in accordance with Section 7.7 of the Amended and Restated Certificate of Incorporation of the Company. The Company shall take all other actions necessary to cause the Company Warrants not exercised prior to the Effective Time to be cancelled upon the Effective Time.

        Section 7.9.    Affiliate Letter.    The Company shall deliver on the date hereof a letter to Parent identifying all persons who, to the Knowledge of the Company, are "affiliates" of the Company for purposes of Rule 145 under the Securities Act.

ARTICLE VIII.

COVENANTS OF PARENT AND MERGER SUB.

        Section 8.1.    Consents and Approvals.    Parent shall (a) use commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Entities, including, but not limited to, SEC declaring effective the Registration Statement, and of all other Persons, required in connection with the execution, delivery and performance by Parent of this Agreement, (b) not enter into, or permit any of its Subsidiaries to enter into, any other acquisition transaction that would materially impede or delay obtaining such consents and (c) diligently assist and cooperate with the Company in preparing and filing all documents required to be submitted by the Company to any Governmental Entities, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Company in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Company all information concerning Parent that counsel to the Company determines is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval). Notwithstanding anything herein to the contrary, Parent shall not be required to agree to any terms, conditions, modifications with respect to obtaining any consents, permits, waivers, approvals, authorizations or orders in connection with the Merger or the consummation of the transactions contemplated by this Agreement that would result in, or would reasonably likely to result in, either individually or in the aggregate, (i) a material adverse effect on the business or operations of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole (assuming Parent is the size of the Company and its Subsidiaries, taken as a whole), or (ii) Parent, the Company or any of their respective Subsidiaries having to cease, sell or otherwise dispose of any assets of business (including the requirement that any such assets or businesses be held separate).

        Section 8.2.    Employee Benefits.

          (a)   On and following the Closing, Parent shall, or will cause the Surviving Company to maintain, without interruption, employee benefit plans, programs and policies and fringe benefits that will provide benefits to the employees of Company and its Subsidiaries who continue their employment with the Surviving Company or who become employees of Parent or any subsidiary of Parent ("Continuing Employees") that are, in the aggregate, not less favorable than those currently provided to such employees by the Company and its Subsidiaries. Continuing Employees shall be given credit for all service with the Company and its Subsidiaries (and their respective predecessors) (or service credited by the Company and its Subsidiaries for similar plans, programs or policies) under all employee benefit and fringe benefit plans, programs and policies of the Parent or its affiliates in which they become participants for purposes of eligibility, vesting and level of benefits (except to the extent such service credit will result in benefit accrual under any defined benefit pension plans or otherwise result in a duplication of benefits).

          (b)   If a Continuing Employee becomes eligible to participate in any medical, dental or health plan of the Parent or any of its affiliates, Parent shall cause such plan to (A) waive any preexisting condition limitations for conditions covered under the applicable medical, health or dental plans of the Company (the "Company Welfare Plans") and (B) honor any deductible and out-of-pocket expenses incurred such employee and his or her beneficiaries under the Company Welfare Plans during the portion of the applicable plan year preceding the Closing. If such Continuing Employee becomes eligible to participate in a group term life insurance plan maintained by the Parent or any of its affiliates, Parent shall cause such plan to waive any medical certification for such employee up to the amount of coverage the employee had under the life insurance plan of the Company.

          (c)   Except as provided in this Section 8.2, nothing in this Agreement shall limit or restrict the right of Parent or any of its Subsidiaries to modify, amend, terminate or establish employee benefit plans or arrangements, in whole or in part, at any time after the Effective Date.

          (d)   No provision of this Section 8.2 shall create any third party beneficiary rights in any Continuing Employee or any current or former director or consultant of the Company or its Subsidiaries located in the United States in respect of continued employment (or resumed employment) or any other matter.

        Section 8.3.    Reasonable Best Efforts.    Upon the terms and subject to the conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

        Section 8.4.    Indemnification Continuation.

          (a)   For purposes of this Section 8.4, (i) "Indemnified Person" shall mean any person who is now, or has been at any time prior to the Effective Date, an officer or director of the Company or who was serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise, and can provide evidence thereof to Parent acceptable to Parent in its sole discretion and (ii) "Proceeding" shall mean any claim, action, suit, proceeding or investigation.

          (b)   From and after the Effective Date, Parent shall, or Parent shall cause the Surviving Company, to provide indemnification to each Indemnified Person to the same extent and under similar conditions and procedures as such Indemnified Person is entitled on the date hereof in connection with any Proceeding based directly or indirectly (in whole or in part) on, or arising directly or indirectly (in whole or in part) out of, the fact that such Indemnified Person is or was an officer or director of the Company, or is or was serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust, whether pertaining to any matter arising before or after the Effective Date. An Indemnified Person shall repay the Surviving Company for any expenses incurred by Surviving Company in connection with the indemnification of such Indemnified Person pursuant to this Section 8.4 if it is ultimately be determined that such Indemnified Person did not meet the standard of conduct necessary for indemnification by the Surviving Company.

          (c)   Parent shall, or shall cause the Surviving Company to, provide or maintain in effect for six years from the Effective Date (the "Tail Period"), through the purchase of run-off coverage or otherwise, directors' and officers' liability insurance covering the Indemnified Persons who are covered by the directors' and officers' liability insurance policy provided for directors and officers of the Company and its Subsidiaries as of the date hereof (the "Existing Policy") on terms (other than with respect to minimum aggregate limits of liability for directors' and officers' liability insurance coverage) comparable to the Existing Policy and such coverage shall contain minimum aggregate limits of liability for directors' and officers' liability insurance for the Indemnified Persons of at least $25,000,000 and deductibles no larger than those customary for such type of insurance coverage; provided, however, that in no event shall the Surviving Company be required to expend in excess of 150% thereof in aggregate premiums for such insurance coverage with respect to the Tail Period, and if the premiums of such insurance coverage exceed such amount, the Surviving Company shall be obligated to maintain or obtain a policy with the greatest coverage available for a cost not exceeding such amount.

          (d)   The provisions of this Section 8.4 shall survive the consummation of the Merger for a period of six years and are expressly intended to benefit each of the Indemnified Persons; provided, however, that in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

ARTICLE IX.

ADDITIONAL COVENANTS OF THE PARTIES.

        Section 9.1.    Consummation of the Merger.    Parent shall cause Merger Sub to perform all of its obligations in connection with this Agreement.

        Section 9.2.    Registration Statement.

          (a)   Within thirty (30) days of the date hereof, Parent shall prepare and file with the SEC a registration statement and information statement on Form S-4 (together with all amendments and supplements thereto, the "Registration Statement"), in connection with the registration under the Securities Act of (i) the Aggregate Share Consideration to be issued to the Stockholders and Warrantholders pursuant to the Merger and (ii) the resale of the portion of the Aggregate Share Consideration received in the Merger by the Stockholders set forth on Schedule 9.2. The Registration Statement shall contain a resale prospectus for the benefit of such Stockholders of the Company as selling stockholders. Each of Parent and the Company shall promptly furnish all information concerning itself (including, without limitation, opinions of counsel with respect to the tax disclosure contained therein or as to the matters described in Item 601(b)(5) of Regulation S-K under the Securities Act) as the other may reasonably request in connection with such actions and the preparation of the Registration Statement. The Company shall use commercially reasonable efforts to cause each Stockholder to furnish all information concerning itself as Parent may reasonably request in connection with the preparation of the Registration Statement. Parent shall use commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after filing thereof. Parent shall use reasonable best efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement and the resale prospectus used in connection therewith as may be necessary to keep the Registration Statement effective and free from any material misstatement or omission to state a material fact. Parent shall keep the Registration Statement effective until the earlier of one year after the Effective Date or the final sale by the selling stockholders of all shares of Parent Common Stock registered on the Registration Statement, but in any event at least so long as is necessary to consummate the Merger.

          (b)   Parent shall make, and the Company shall cooperate in, all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and applicable state securities and "blue sky" laws. Parent will advise the Company, promptly after it receives notice thereof, of oral or written comments by the SEC with respect to the Registration Statement, of the time at which the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Aggregate Share Consideration issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment to the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Parent will provide the Company with copies of any comments to the Registration Statement received from the SEC and shall consult with the company in connection with the preparation of written responses to such comments.

          (c)   The information supplied by Parent for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Date, Parent or the Company should discover any information relating to either party, or any of their respective Affiliates, directors or officers, that should be set forth in an amendment or supplement to the Registration Statement so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC.

          (d)   Parent shall use all reasonable best efforts to cause shares of Parent Common Stock representing the Aggregate Share Consideration to be approved for quotation or listing, as the case may be, on the Nasdaq National Market System (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance.

        Section 9.3.    Confidentiality.    The Parties shall comply with, and shall cause their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives to comply with, all of their respective obligations under that certain Confidentiality Agreement, dated January 23, 2006 (the "Confidentiality Agreement"), between the Company and Parent.

        Section 9.4.    Reorganization.

          (a)   The Parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and will report it as such for federal, state and local income tax purposes. None of the Parties will knowingly take any action or fail to take any action, which action or failure to act would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder.

          (b)   Each of the Company and Parent shall use its reasonable best efforts to provide the officers' certificates and to obtain the opinions referred to in Sections 11.6 and 12.11 hereto, respectively.

          (c)   The parties agree that Merger Sub shall be treated as a disregarded entity for U.S. federal income tax purposes and agree not to take any action that would be inconsistent with such treatment.

ARTICLE X.

MUTUAL CONDITIONS

        The respective obligation of each Party to effect the Merger is subject to the satisfaction or written waiver at or prior to the Closing Date of each of the following conditions:

        Section 10.1.    No Injunction or Action.    No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Entity which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Date. The Company and Parent shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Date.

        Section 10.2.    Registration Statement.    The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order and no proceeding shall be pending or threatened by the SEC, and all state securities and "blue sky" authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect.

        Section 10.3.    Stockholder Approval.    This Agreement and the Merger and the transactions contemplated hereby and thereby shall have been approved and adopted by the Stockholders by the Required Merger Stockholder Vote.

        Section 10.4.    HSR Act.    All applicable waiting periods (and extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

        Section 10.5.    FCC Approvals.    All approvals from the Federal Communications Commission required to consummate the transactions contemplated by this Agreement have been obtained and are in full force and effect on the Closing Date.

        Section 10.6.    Authorized Shares.    The stockholders of Parent shall have approved an amendment to the Parent Organizational Documents increasing the total number of shares of Parent Common Stock that Parent is authorized to issue such that a sufficient number of shares of Parent Common Stock may be issued as Aggregate Share Consideration.

ARTICLE XI.

CONDITIONS PRECEDENT TO PERFORMANCE BY THE COMPANY.

        The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Company in writing in its sole discretion:

        Section 11.1.    Representations and Warranties of Parent and Merger Sub.    (i) Each of the representations and warranties of Parent and Merger Sub (other than the representations and warranties contained in Section 6.6 hereto) contained in this Agreement (read without any materiality qualifications) shall be true and correct as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), other than such failures to be true and correct that would not result in a Parent Material Adverse Effect and (ii) the representations and warranties of Parent and Merger Sub contained in Section 6.6 hereto shall be true and correct in all material respects as of the Closing Date, and with respect to each of clause (i) and (ii), the Company shall have received a certificate to that effect dated the Closing Date and signed by any Senior or Executive Vice President of Parent and Merger Sub.

        Section 11.2.    Performance of the Obligations of Parent and Merger Sub.    Parent and Merger Sub shall have performed in all material respects all obligations required under this Agreement to be performed by Parent and Merger Sub on or before the Closing Date, and the Company shall have received a certificate to that effect dated the Closing Date and signed by any Senior or Executive Vice President of Parent and Merger Sub.

        Section 11.3.    No Parent Material Adverse Effect.    During the period from the date hereof to the Closing Date, there shall not have been a Parent Material Adverse Effect.

        Section 11.4.    Opinion of Counsel.    The Company shall have received a favorable opinion, dated as of the Closing Date, from Willkie Farr & Gallagher LLP, counsel to Parent, in form and substance reasonably satisfactory to the Company and its counsel and substantially in the form attached hereto as Exhibit A.

        Section 11.5.    Share Listing.    The Parent Common Stock to be issued as Aggregate Share Consideration shall have been approved for quotation or listing, as the case may be, on the Nasdaq National Market System (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance.

        Section 11.6.    Tax Opinion.    The Company shall have received the opinion of Akin Gump Strauss Hauer & Feld LLP, counsel to the Company, substantially in the form attached hereto as Exhibit C, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that the Company and Parent will be each be a party to that reorganization within the meaning of Section 368(b) of the Code, dated the Effective Date. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of Exhibits E and F hereto, respectively.

ARTICLE XII.

CONDITIONS PRECEDENT TO PERFORMANCE BY PARENT AND MERGER SUB.

        The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived in writing by Parent and Merger Sub in their sole discretion:

        Section 12.1.    Representations and Warranties of the Company.    (i) Each of the representations and warranties of the Company contained in this Agreement (read without any materiality) shall be true and correct as of the Closing Date (except to the extent such representation and warranties speak as of an earlier date), other than such failures to be true and correct that would not result in a Company Material Adverse Effect and (ii) the representations and warranties of the Company contained in Section 5.6 hereof, shall be true and correct in all material respects as of the Closing Date, and with respect to clauses (i) and (ii), Parent shall have received a certificate to that effect dated the Closing Date and signed by the President and the Chief Financial Officer of the Company.

        Section 12.2.    Performance of the Obligations of the Company.    The Company shall have performed in all material respects all material obligations required under this Agreement to be performed by it on or before the Closing Date, and Parent shall have received a certificate to that effect dated the Closing Date and signed by the President and Chief Financial Officer of the Company.

        Section 12.3.    Consents and Approvals.    All consents, waivers, authorizations and approvals of any Person required in connection with the execution, delivery and performance of this Agreement and set forth on Schedule 12.3 shall have been duly obtained and shall be in full force and effect on the Closing Date.

        Section 12.4.    No Company Material Adverse Effect.    During the period from the date hereof to the Closing Date, there shall not have been a Company Material Adverse Effect.

        Section 12.5.    Opinion of Counsel.    Parent shall have received a favorable opinion, dated as of the Closing Date, from Akin Gump Strauss Hauer & Feld LLP, counsel to the Company, in form and substance reasonably satisfactory to Parent and its counsel and substantially in the form attached hereto as Exhibit B.

        Section 12.6.    Executive Officer Employment Agreements.    Each of the individuals listed on Schedule 1.2 shall be an employee of the Company and each of the Executive Officer Employment Agreements shall be in full force and effect and the individual that is party thereto shall not be in material breach thereof.

        Section 12.7.    Drag-Along Notice and Cancellation of Warrants.    The Drag-Along Notice shall have been delivered and evidence of such notice, in form and substance reasonably satisfactory to Parent and its counsel, shall have been delivered to Parent.

        Section 12.8.    Appraisal Rights.    No Stockholder shall have exercised its appraisal rights in the Merger in accordance with the DGCL.

        Section 12.9.    Resignation of Directors.    Each member of the boards of directors of each Subsidiary of the Company shall have resigned.

        Section 12.10.    FIRPTA Affidavit.    The Company shall have delivered to Parent an affidavit dated as of the Closing Date, made under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that the Company is not, nor has it been within five years of the date of the affidavit, a "United States real property holding corporation" as defined in Section 897 of the Code.

        Section 12.11.    Tax Opinion.    Parent shall have received the opinion of Willkie Farr & Gallagher LLP, counsel to Parent, substantially in the form attached hereto as Exhibit D, hereto, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that the Company and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code, dated the Effective Time. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of Exhibits E and F hereto, respectively.

ARTICLE XIII.

TERMINATION.

        Section 13.1.    Conditions of Termination.    Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:

          (a)   by mutual consent of the Company and Parent;

          (b)   by the Company or Parent if Parent's stockholders fail to approve an increase in the authorized number of shares of Parent Stock at the annual meeting of Parent's stockholders to be held May 15, 2006 (or any adjournment thereof);

          (c)   by Parent if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement and as a result of such breach the conditions set forth in Sections 12.1 (assuming the accuracy of such representation or warranty were also measured for purposes of Section 12.1 as of the date hereof) and 12.2 hereof, as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Company within sixty (60) days through the exercise of its reasonable best efforts, then for so long as the Company continues to exercise such reasonable best efforts Parent may not terminate this Agreement under this Section 13.1(c) unless such breach is not cured within sixty (60) days from written notice to the Company of such breach (provided, that Parent and Merger Sub are not then in material breach of the terms of this Agreement); provided, further, that if such breach is not a result of an action taken by, or an omission by, the Company or any of its Subsidiaries and is curable by the Company through the exercise of its reasonable best efforts, then for so long as the Company continues to exercise such reasonable best efforts Parent may not terminate this Agreement under this Section 13.1(c) unless such breach is not cured at such time that all other conditions set forth in Article XII have been satisfied or waived; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured;

          (d)   by the Company if Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement and as a result of such breach the conditions set forth in Sections 11.1 (assuming the accuracy of such representation or warranty were also measured for purposes of Section 11.1 as of the date hereof) and 11.2 hereof, as the case may be, would not then be satisfied; provided, however, that if such breach is curable by Parent within sixty (60) days through the exercise of its reasonable best efforts, then for so long as Parent continues to exercise such reasonable best efforts the Company may not terminate this Agreement under this Section 13.1(d) unless such breach is not cured within sixty (60) days from written notice to Parent of such breach (provided, that the Company is not then in material breach of the terms of this Agreement); provided, further, that if such breach is not a result of an action taken by, or omission by, the Parent or any of its Subsidiaries and is curable by Parent through the exercise of its reasonable best efforts, then for so long as Parent continues to exercise such reasonable best efforts Parent may not terminate this Agreement under this Section 13.1(d) unless such breach is not cured at such time that all other conditions set forth in Article XI have been satisfied or waived; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured);

          (e)   by the Company or Parent if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby; or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby, by any Governmental Entity which would make consummation of the transactions contemplated hereby illegal;

          (f)    by the Company or Parent if the Closing shall not have been consummated prior to the first anniversary of the date hereof; provided that the right to terminate this Agreement under this Section 13.1(f) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been both willful and the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

          (g)   by Parent in the event that the Company fails to obtain the Required Merger Stockholder Vote and deliver true and complete evidence thereof together with a certificate from the Corporate Secretary of the Company certifying to the same, not later than the close of business on the date hereof by the Parties hereto.

        Section 13.2.    Effect of Termination.    In the event of the termination of this Agreement as provided in Section 13.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, Parent or Merger Sub, or their respective officers, directors, stockholders, or other Persons under their control, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, and provided that the provisions of Articles XIII and XV hereof shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE XIV.

MISCELLANEOUS.

        Section 14.1.    Survival.    This Article XIV and the agreements of the Company, Parent and Merger Sub contained in Section 8.4 (Indemnification Continuation) and Article IX (Additional Covenants of the Parties) and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Date shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger.

        Section 14.2.    Disclosure Schedules.

          (a)   The inclusion of any information in the disclosure schedules accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such schedules, that such information is required to be listed in such schedules or that such information is material to any Party or the conduct of the business of any Party.

          (b)   Any item set forth in the disclosure schedules with respect to a particular representation, warranty or covenant contained in the Agreement will be deemed to be disclosed with respect to all other applicable representations, warranties and covenants contained in the Agreement to the extent any description of facts regarding the event, item or matter is disclosed in such a way as to make readily apparent from such description or specified in such disclosure that such item is applicable to such other representations, warranties or covenants whether or not such item is so numbered.

        Section 14.3.    Successors and Assigns.    No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

        Section 14.4.    Governing Law; Jurisdiction.    This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, except for the provisions of this Agreement that relate expressly to the DGCL or the LLCA, which shall be construed, performed and enforced in accordance with, and governed by, the DGCL or the LLCA, as applicable. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the County of New York, State of New York or the United States of America for the Southern District of New York.

        Section 14.5.    Expenses.    All fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, that the Third Party Expenses incurred by the Company shall be paid prior to the Closing.

        Section 14.6.    Severability; Construction.

          (a)   In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

          (b)   The Parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.

        Section 14.7.    Notices.    All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iii) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Company:
TelCove, Inc. 121 Champion Way Canonsburg, PA 15317 Attn: Vice President & General Counsel
Copy to (such copy not to constitute notice):
Akin Gump Strauss Hauer & Feld LLP Robert S. Strauss Building 1333 New Hampshire Ave., NW Washington, DC 20036 Attention: Russell W. Parks, Jr.
If to Parent or Merger Sub:
Level 3 Communications, Inc. 1025 Eldorado Blvd. Broomfield, CO 80021 Attn: General Counsel
Copy to (such copy not to constitute notice):
Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 Attn: David K. Boston Robert B. Stebbins

        Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

        Section 14.8.    Amendments; Waivers.    This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

        Section 14.9.    Public Announcements.    Except as required by law, no party to this Agreement shall, and no party to this Agreement shall permit any of its agent or representatives to, make any press release or public announcement concerning this Agreement or the transactions contemplated hereby without the prior written approval of Parent and the Company.

        Section 14.10.    Entire Agreement.    This Agreement and the Confidentiality Agreement contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

        Section 14.11.    Parties in Interest.    Except for (i) the rights of the Stockholders and the Warrantholders to receive the Merger Consideration following the Effective Date in accordance with the terms of this Agreement (of which the Stockholders and the Warrantholders, as applicable, are the intended beneficiaries following the Effective Date) and (ii) the rights to continued indemnification and insurance pursuant to Section 8.4 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Date), nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or Parent.

        Section 14.12.    Section and Paragraph Headings.    The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

        Section 14.13.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

        Section 14.14.    No Liability.    Notwithstanding anything to the contrary herein, no officer, director or Stockholder of the Company shall have any liability in such capacity to Parent or Merger Sub as such with respect to this Agreement except in connection with the representations set forth in the Letter of Transmittal.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LEVEL 3 COMMUNICATIONS, INC.
By:	/s/ JAMES Q. CROWE Name: James Q. Crowe Title: Chief Executive Officer
ELDORADO ACQUISITION THREE, LLC
By:	/s/ THOMAS C. STORTZ Name: Thomas C. Stortz Title: Executive Vice President
TELCOVE, INC.
By:	/s/ ROBERT GUTH Name: Robert Guth Title: Chief Executive Officer

Annex B

Delaware Appraisal Rights Statute

§ 262. Appraisal rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the

Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

Annex C

Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

[Letterhead of Houlihan Lokey Howard & Zukin]

April 30, 2006
The Board of Directors of TelCove, Inc.
121 Champion Way
Canonsburg, PA 15317
Dear Members of the Board of Directors:

        We understand that Level 3 Communications, Inc. ("Level 3" or the "Acquiror") and TelCove, Inc. (the "Company") propose to enter into a merger agreement (the "Merger Agreement"), pursuant to which, among other things, the Company will be merged with a new subsidiary of the Acquiror (the "Merger"). As a result of the Merger, Level 3 will acquire all of the issued and outstanding capital stock of the Company for a total purchase consideration of $1.238 billion. Such consideration is comprised of $600.5 million of cash (less net estimated outstanding debt and transaction expenses of $155.5 million to be assumed by the Acquiror) and $637 million of Level 3 common stock (collectively, and as defined in the Merger Agreement, the "Aggregate Merger Consideration"). We further understand that the aggregate number of shares of common stock of Level 3 to be issued in the transaction will equal the sum of (i) the quotient of (A) $637 million divided by (B) the Parent Stock Price, which is defined in the Merger Agreement as the average of the volume weighted sales prices per share of Parent Common Stock (as defined in the Merger Agreement) as reported by the NASDAQ Stock Market for the ten trading-day period ending upon the trading day immediately preceding the third trading day prior to the Closing Date (as defined in the Merger Agreement); provided, however, that in no event shall the Parent Stock Price be less than $3.84 or more than $5.76 and (ii) the quotient of (A) the amount of aggregate cash warrant exercise proceeds received by the Company divided by (B) the Adjusted Parent Stock Price, which is defined in the Merger Agreement as the average of the volume weighted sales prices per share of Parent Common Stock as reported by the NASDAQ Stock Market for the ten trading-day period ending upon the trading day immediately preceding the third trading day prior to the Closing Date. The Merger and related transactions are referred to herein as the "Transaction." For purposes of the Opinion referenced below, "Affiliated Stockholders" and "Affiliated Warrantholders" shall be defined as Bay Harbour Management L.C., together with its affiliates.

        We understand a written notice (the "Drag-Along Notice", as defined in the Merger Agreement) is to be delivered, promptly after the date hereof, by Stockholders owning at least 51% of the issued and outstanding Company Common Stock to all other holders of Company Common Stock and securities exercisable for Company Common Stock in accordance with Section 7.7 of the Amended and Restated Certificate of Incorporation of the Company. We further understand that (i) in connection with the delivery of a Drag-Along Notice, the Company shall take all reasonable actions necessary and required under Section 7.7 of its Amended and Restated Certificate of Incorporation to satisfy fully and terminate the Warrant Agreement, dated as of April 8, 2004, between the Company and Wells Fargo Bank, N.A., as warrant agent, and the Management Warrant Agreement, dated as of April 8, 2004, between the Company and Wells Fargo Bank, N.A., as warrant agent, each effective as of the Closing (collectively, the "Warrant Agreements"), and (ii) each Company Warrant not exercised prior to the Effective Time (as defined in the Merger Agreement) of the Merger will be canceled in the Merger and for any rights of any holder of Company Warrants to terminate as of Closing, other than the right to receive the Common Stock per share Merger Consideration less the per share Warrant exercise price.

        You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") provide an opinion (the "Opinion") as to whether, as of the date hereof, the Aggregate

Merger Consideration to be received in the Transaction by the Stockholders (as defined in the Merger Agreement) and Warrantholders (as defined in the Merger Agreement) other than the Affiliated Stockholders and Affiliated Warrantholders, is fair to them from a financial point of view.

        In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  (1)
  reviewed the Company's annual audited financials for the fiscal years ended December 31, 2003, December 31, 2004, and December 31, 2005, and Company-prepared interim financial statements for the period ended March 31, 2006, which the Company's management has identified as being the most current financial statements available;

  (2)
  reviewed the Acquiror's annual report to shareholders on Form 10-K for the fiscal years ended December 31, 2003, December 31, 2004, and December 31, 2005, and quarterly earnings release on Form 8K for the quarter ended March 31, 2006, which the Acquiror's management has identified as being the most current financial statements available;

  (3)
  spoken with certain members of the management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and regarding the Transaction, and spoken with representatives of the Company's investment bankers and counsel regarding the Company, the Transaction, and related matters;

  (4)
  spoken with certain members of the management of the Acquiror, with the attendance of its investment bankers, regarding the operations, financial condition, future prospects and projected operations and performance of the Acquiror and regarding the Transaction;

  (5)
  reviewed drafts of the following agreements and documents:

  a.
  Draft versions of Agreement and Plan of Merger dated April 25, 2006, April 29, 2006, and April 30, 2006.

  b.
  Warrant Agreement and Management Warrant Agreement, both dated as of April 8, 2004 by and between TelCove and Wells Fargo Bank, N.A.;

  (6)
  reviewed financial forecasts and projections prepared by the managements of the Company and financial forecasts and projections that are publicly available with respect to the Acquiror for the fiscal years ended December 31, 2006 through 2010;

  (7)
  reviewed the historical market prices and trading volume for the Acquiror's publicly traded securities for the past three years;

  (8)
  reviewed certain other publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices and premiums paid in other transactions that we deemed relevant for companies in related industries to the Company; and

  (9)
  conducted such other financial studies, analyses and inquiries as we have deemed appropriate.

        We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, managements of the Company and the Acquiror have advised us, and we have assumed, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of the Company and the Acquiror, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or the Acquiror since the date of the most recent financial statements provided to us, and that there is no information or facts that would make the information reviewed by us incomplete or misleading. We have also assumed that the neither the Company nor the Acquiror is party to any material pending transaction, including, without limitation, any external financing, recapitalization, acquisition or merger, divestiture or spin-off (other than the Transaction or otherwise publicly disclosed transactions).

        We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 5 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements provided to us, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). We have also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of the assets of the Company or the Acquiror, or otherwise have an adverse effect on the Company or the Acquiror or the expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft documents identified above will not differ in any material respect from such draft documents.

        Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company, the Acquiror or any other party, nor were we provided with any such appraisal or evaluation. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the Acquiror is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or the Acquiror is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions of claims, outcomes or damages arising out of any such matters.

        This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Except as set forth in our engagement letter, we have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. We are not expressing any opinion herein with respect to the prices at which the common stock of the Acquiror may trade at any time subsequent to the date of this opinion. We have assumed that the common stock of the Acquiror to be issued in the Transaction to the shareholders of the Company will be listed on the NASDAQ National Market. Subsequent events that could materially affect the conclusions set forth in this Opinion include, without limitation, adverse changes in industry performance or market conditions; changes to the business, financial condition and results of operations of the Company or the Acquiror; changes in the terms of the Transaction; and the failure to consummate the Transaction within a reasonable period of time.

        This Opinion is furnished for the use and benefit of the Board of Directors in connection with its consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to any securityholder as to how such securityholder should vote with respect to the Transaction. This Opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to Houlihan Lokey or any of its affiliates be made by any recipient of this Opinion, without the prior written consent of Houlihan Lokey.

        In the ordinary course of business, certain of our affiliates may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other party that may be involved in the Transaction.

        Houlihan Lokey, or its affiliates, have provided and are currently providing certain other financial advisory and investment banking services for the Company and are receiving fees for rendering such services, and we may continue to do so in the future.

        We further advise you that Houlihan Lokey Howard & Zukin Capital, Inc. ("HLHZ"), an affiliate of Houlihan Lokey, was retained to act as the Company's financial advisor and investment banker in connection with certain aspects of the Transaction. The Company will pay HLHZ a fee for its services, all of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for providing this Opinion, which is not contingent upon the consummation of the Transaction. The Company has agreed to reimburse us for expenses and indemnify us and HLHZ against certain liabilities and expenses.

        We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Company, its securityholders or any other party to proceed with or effect the Transaction, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company (other than the (i) Stockholders, other than Affiliated Stockholders and (ii) Warrantholders, other than Affiliated Warrantholders), or any other party other than those set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the tax or legal consequences of the Transaction to either the Company, its securityholders, or any other party, (vi) the fairness of any portion or aspect of the Transaction to any one class or group of the Company's or any other party's securityholders vis-à-vis any other class or group of the Company's or such other party's securityholders, (vii) whether or not the Company, its securityholders or any other party is receiving or paying reasonably equivalent value in the Transaction, or (viii) the solvency or fair value of the Company, the Acquiror or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters. Furthermore, as a result of negotiations between the Company and the Acquiror with regards to the sale of the Company's wireless spectrum assets ("Wireless Spectrum"), we have relied upon and assumed, without independent verification, that the Wireless Spectrum is fairly valued at $37.5 million. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company and the Acquiror, and on the assumptions of the managements of the Company and the Acquiror, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Acquiror and the Transaction.

        Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration to be received in the Transaction by the Stockholders and Warrantholders other than the Affiliated Stockholders and Affiliated Warrantholders is fair to them from a financial point of view.

        HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

        /s/ Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final action of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

        In accordance with Section 145 of the DGCL, Article XI of the Restated Certificate of Incorporation (the "Certificate") of Level 3 Communications, Inc. ("Issuer") and Issuer's By-Laws (the "By-Laws") provide that Issuer shall indemnify each person who is or was a director, officer or employee of Issuer (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of Issuer as director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under subsections 145(a), (b), and (c) of the DGCL or any successor statute. The indemnification provided by the Certificate and the By-Laws shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Issuer. The Certificate further provides that a director of Issuer shall not be personally liable to Issuer or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Issuer or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Issuer shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

        The By-Laws provide that Issuer may purchase and maintain insurance on behalf of its directors, officers, employees and agents against any liabilities asserted against such persons arising out of such capacities.

Item 21.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

        The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of April 30, 2006, by and among Level 3 Communications, Inc., Eldorado Acquisition Three, LLC and TelCove, Inc. (attached as Annex A to the information statement/prospectus included in this Registration Statement).
3.1	Restated Certificate of Incorporation of Level 3 Communications, Inc. (filed as Exhibit 3 to Level 3 Communications, Inc.'s Current Reports on Form 8-K filed on May 27, 2005 and May 17, 2006).
3.2	Amended and Restated By-laws of Level 3 Communications, Inc. (filed as Exhibit 3 to Level 3 Communications, Inc.'s Current Report on Form 8-K filed on May 17, 2006).
5.1	Opinion of Willkie Farr & Gallagher LLP as to the validity of the shares being registered.*
8.1
Opinion of Willkie Farr & Gallagher LLP as to the Material United States federal income tax consequences of the merger (set forth in the information statement/prospectus included in this Registration Statement).
8.2
Opinion of Akin Gump Strauss Hauer & Feld LLP as to the Material United States federal income tax consequences of the merger (set forth in the information statement/prospectus included in this Registration Statement).
21.1	Subsidiaries of the Registrant (filed as Exhibit 21 to Level 3 Communications, Inc.'s Annual Report on Form 10-K filed on March 2, 2006).
23.1	Consent of KPMG LLP.
23.2	Consent of Willkie Farr & Gallagher LLP (included in Exhibits 5.1 and 8.1 hereto).*
23.3	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 8.2 hereto).*
23.4	Consent of PricewaterhouseCoopers LLP.
24.1	Powers of Attorney (included on signature pages hereto).
99.1	Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (attached as Annex C to the information statement/prospectus included in this Registration Statement).
99.2	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
99.3	Form of Letter of Transmittal.*

*
To be filed by amendment.

  (b)
  Financial Statement Schedules

        All schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto, which are incorporated herein by reference.

  (c)
  Report of Financial Advisor

        The opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. is attached as Annex C to the information statement/prospectus included in this Registration Statement.

Item 22. Undertakings

        The undersigned Registrant hereby undertakes:

        (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (b)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (d)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (f)    That every prospectus: (i) that is filed pursuant to paragraph (e) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (g)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (h)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on the 19th day of May, 2006.

LEVEL 3 COMMUNICATIONS, INC.
By:	/s/ JAMES Q. CROWE Name: James Q. Crowe Title: Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitute and appoint Thomas C. Stortz and Neil J. Eckstein, as his true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (i) any and all pre-effective and post-effective amendments to this registration statement, (ii) any registration statement relating to this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, (iii) any exhibits to any such registration statement or pre-effective or post-effective amendments, (iv) any and all applications and other documents in connection with any such registration statement or pre-effective or post-effective amendments, and generally to do all things and perform any and all acts and things whatsoever requisite and necessary or desirable to enable Level 3 Communications, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ WALTER SCOTT, JR. Walter Scott, Jr.	Chairman of the Board	May 19, 2006
/s/ JAMES Q. CROWE James Q. Crowe	Chief Executive Officer and Director	May 19, 2006
/s/ SUNIT S. PATEL Sunit S. Patel	Group Vice President and Chief Financial Officer (Principal Financial Officer)	May 19, 2006
/s/ ERIC J. MORTENSEN Eric J. Mortensen	Sr. Vice President and Controller (Principal Accounting Officer)	May 19, 2006

/s/ JAMES O. ELLIS, JR. James O. Ellis, Jr.	Director	May 19, 2006
/s/ RICHARD R. JAROS Richard R. Jaros	Director	May 19, 2006
/s/ ROBERT E. JULIAN Robert E. Julian	Director	May 19, 2006
/s/ ARUN NETRAVALI Arun Netravali	Director	May 19, 2006
/s/ JOHN T. REED John T. Reed	Director	May 19, 2006
/s/ MICHAEL B. YANNEY Michael B. Yanney	Director	May 19, 2006
/s/ ALBERT C. YATES Albert C. Yates	Director	May 19, 2006

EXHIBIT INDEX

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated as of April 30, 2006, by and among Level 3 Communications, Inc., Eldorado Acquisition Three, LLC and TelCove, Inc. (attached as Annex A to the information statement/prospectus included in this Registration Statement).
3.1	Restated Certificate of Incorporation of Level 3 Communications, Inc. (filed as Exhibit 3 to Level 3 Communications, Inc.'s Current Reports on Form 8-K filed on May 27, 2005 and May 17, 2006).
3.2	Amended and Restated By-laws of Level 3 Communications, Inc. (filed as Exhibit 3 to Level 3 Communications, Inc.'s Current Report on Form 8-K filed on May 17, 2006).
5.1	Opinion of Willkie Farr & Gallagher LLP as to the validity of the shares being registered.*
8.1
Opinion of Willkie Farr & Gallagher LLP as to the Material United States federal income tax consequences of the merger (set forth in the information statement/prospectus included in this Registration Statement).
8.2
Opinion of Akin Gump Strauss Hauer & Feld LLP as to the Material United States federal income tax consequences of the merger (set forth in the information statement/prospectus included in this Registration Statement).
21.1	Subsidiaries of the Registrant (filed as Exhibit 21 to Level 3 Communications, Inc.'s Annual Report on Form 10-K filed on March 2, 2006).
23.1	Consent of KPMG LLP.
23.2	Consent of Willkie Farr & Gallagher LLP (included in Exhibits 5.1 and 8.1 hereto).*
23.3	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 8.2 hereto).*
23.4	Consent of PricewaterhouseCoopers LLP.
24.1	Powers of Attorney (included on signature pages hereto).
99.1	Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (attached as Annex C to the information statement/prospectus included in this Registration Statement).
99.2	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
99.3	Form of Letter of Transmittal.*

*
To be filed by amendment.